      As filed with the Securities and Exchange Commission on May 23, 2000
                                                       Registration Nos. 333-
                                                                         333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                ---------------
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
  COLORADO BUSINESS BANKSHARES, INC.      COLORADO BUSINESS BANKSHARES CAPITAL
  (Exact names of registrant and co-                    TRUST I
   registrant as specified in their        (Exact names of registrant and co-
              charters)                     registrant as specified in their
                                                       charters)


        Colorado                      6021                 84-0826324
 (State or jurisdiction
           of             (Primary Standard Industrial  (I.R.S. Employer
incorporation or organi-
        zation)           Classification Code Number)  Identification No.)

        Delaware                                           Applied for
 (State or jurisdiction
           of             (Primary Standard Industrial  (I.R.S. Employer
incorporation or organi-
        zation)           Classification Code Number)  Identification No.)

                                ---------------
                             821 Seventeenth Street
                             Denver, Colorado 80202
                                 (303) 293-2265
         (Address, including zip code, and telephone number, including area code, of registrant's and co-registrant's principal executive offices)

                                 Steven Bangert
               Chairman of the Board and Chief Executive Officer
                       Colorado Business Bankshares, Inc.
                             821 Seventeenth Street
                             Denver, Colorado 80202
                                 (303) 293-2265
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                          Copies of Communications to:

        Kevin A. Cudney, Esq.                   Dave M. Muchnikoff, P.C.
           Arnold & Porter                  Silver, Freedman & Taff, L.L.P.
              Suite 4000                        1100 New York Avenue, NW
         1700 Lincoln Street                     7th Floor, East Tower
        Denver, Colorado 80203                Washington, D.C. 20005-3934
            (303) 863-1000                           (202) 414-6100

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
                                               Proposed
                                               Maximum        Proposed
 Title of Each Class of                     Offering Price    Maximum      Amount of
    Securities to be        Amount to be     Per Capital     Aggregate    Registration
       Registered            Registered        Security    Offering Price     Fee
--------------------------------------------------------------------------------------
Colorado Business
 Bankshares Capital
 Trust I
   % Capital                  800,000
 Securities............. capital securities     $25.00      $20,000,000     $ 5,280
--------------------------------------------------------------------------------------
  % Junior Subordinated
 Debentures of Colorado
 Business Bankshares,
 Inc. (1)...............
--------------------------------------------------------------------------------------
Guarantee of Capital
 Securities (2).........
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

(1) The Debentures will be purchased by Colorado Business Bankshares Capital Trust I with the proceeds from the sale of Capital Securities. Such securities may later be distributed for no additional consideration to the holders of the Capital Securities of Colorado Business Bankshares Capital Trust I upon its dissolution.
(2) This Registration Statement is deemed to cover the Debentures of Colorado Business Bankshares, Inc., the rights of holders of Debentures of Colorado Business Bankshares, Inc., under the Indenture, and the rights of holders of the Capital Securities under the Trust Agreement, the Guarantee and the Expense Agreement entered into by Colorado Business Bankshares, Inc. No separate consideration will be received for the Guarantee.

                              ------------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this prospectus is subject to completion or + +amendment. A registration statement relating to these securities has been + +filed with the Securities and Exchange Commission. These securities may not + +be sold nor may offers to buy be accepted prior to the time the registration + +statement becomes effective. This prospectus shall not constitute an offer to + +sell or the solicitation of an offer to buy nor shall there be any sale of + +these securities in any State in which such offer, solicitation or sale would + +be unlawful prior to registration or qualification under the securities laws +
+of any such State.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   Subject to completion, dated May   , 2000

PROSPECTUS

                           800,000 Capital Securities

                  COLORADO BUSINESS BANKSHARES CAPITAL TRUST I
                         % Cumulative Capital Securities
              fully, irrevocably and unconditionally guaranteed by
                  [LOGO OF COLORADO BUSINESS BANKSHARES, INC.]


The capital securities represent undivided beneficial interests in the assets of Colorado Business Bankshares Capital Trust I. The trust will invest the proceeds of this offering of capital securities in the % junior subordinated debentures of Colorado Business Bankshares, Inc.

For each of the capital securities that you own, you will receive cumulative cash distributions at an annual rate of % on March 31, June 30, September 30 and December 31 of each year, beginning September 30, 2000, from payments on the debentures. We may defer payments of distributions at any time for up to 20 consecutive quarters. The capital securities are effectively subordinated to all our senior and subordinated indebtedness and that of our subsidiaries. The debentures mature, and the capital securities must be redeemed by June 30, 2030. The trust may redeem the capital securities, at a redemption price of $25 per capital security, plus accrued and unpaid distributions, at any time on or after June 30, 2005, or earlier under certain circumstances.

Application has been made to have the capital securities listed on the American Stock Exchange under the symbol "CXM.Pr" upon completion of this offering.

These securities are not savings accounts, deposits or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

                                --------------

Investing in the capital securities involves risks. See "Risk Factors" beginning on page 8.

                                --------------

                                            Per Capital
                                             Security      Total
                                            ----------- -----------
        Public offering price..............   $25.00    $20,000,000
        Underwriting fees to be paid by
         Colorado Business Bankshares,
         Inc...............................   $         $
        Proceeds to the trust..............   $25.00    $20,000,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                --------------

     Dain Rauscher Wessels

                                                  Howe Barnes Investments, Inc.

                                --------------


                                        , 2000

                               TABLE OF CONTENTS

                                                                      Page No.
                                                                      --------
Summary..............................................................     1
Summary Consolidated Financial Data..................................     6
Risk Factors.........................................................     8
Cautionary Statements................................................    16
Use of Proceeds......................................................    17
Capitalization.......................................................    17
Accounting and Regulatory Treatment..................................    18
Management's Discussion and Analysis of Financial Condition and
 Results of Operations...............................................    19
Business.............................................................    33
Management...........................................................    52
Certain Relationships and Related Transactions.......................    58
Principal Shareholders...............................................    59
Description of the Trust.............................................    60
Description of the Capital Securities................................    61
Underwriting.........................................................    92
Legal Matters........................................................    93
Experts..............................................................    93
Where You Can Find Information.......................................    93
Independent Auditor's Report.........................................   F-1

                                    SUMMARY

   This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should also read the more detailed information set forth in this prospectus and our financial statements, which begin on page F-1 of this prospectus.

                       Colorado Business Bankshares, Inc.

Background

   We are a bank holding company headquartered in Denver, Colorado. Our wholly-owned subsidiary, Colorado Business Bank, N.A. (the "Bank"), is a full-service business banking institution with nine Colorado locations, including six in the Denver metropolitan area, two in Boulder and one in Edwards. As of March 31, 2000, we had total assets of $511.9 million, net loans and leases of $358.7 million and deposits of $419.3 million. We provide a broad range of banking products and services, including credit, cash management, investment, deposit and trust products, to our targeted customer base of small- and medium-sized businesses and high net worth individuals. Each of our locations operates as a separate business bank, with significant local decision-making authority. Support functions such as accounting, data processing, bookkeeping, credit administration, loan operations and investment and cash management services are conducted centrally from our downtown Denver office. As a result of this operating approach, we believe we are well-positioned, combining the elements of personalized service found in community banks with sophisticated banking products and services traditionally offered by larger regional banks.

   Over the past five years, our organization has grown significantly. From December 31, 1995 to March 31, 2000, our total assets increased to $511.9 million from $160.4 million, an increase of 219%; our net loans and leases increased to $358.7 million from $87.3 million, an increase of 311%; and our deposits increased to $419.3 million from $137.5 million, an increase of 205%. All of this growth has been achieved internally through:

  . opening de novo branches in Boulder, Littleton, West Denver, the Denver Tech Center and Edwards, each staffed with bankers experienced in their respective markets;

  . significantly expanding the capabilities and staffing of our commercial lending department;

  .  introducing new products and services, such as: (i) internet banking,
     (ii) new cash management and investment products, (iii) trust and administrative services, and (iv) equipment leasing, in order to attract new customers, expand our existing customer relationships and increase non-interest income; and

  . increasing our emphasis on private banking services for high net worth individuals.

   We intend to continue to build our business primarily through internal growth initiatives, and we believe that our senior management and systems infrastructure is adequate to support significant growth without incurring proportionate increases in general, administrative and other non-interest expenses. To this end, we have recently registered as a financial services holding company under recently enacted federal legislation. Although we do not presently intend to take advantage of all business opportunities available to us as a financial services holding company, we intend to review opportunities that are complementary to our market and business strategies. Our first initiative as a financial services holding company will be to provide employee benefits consulting and insurance brokerage services to our customers. At the same time, we intend to continue to focus on providing high quality customer service, improving efficiencies, maintaining asset quality, controlling interest rate risk, and capitalizing on the use of technology.

   Our approach to expansion is predicated on recruiting key personnel to lead new initiatives. While we normally consider an array of new locations and product lines as potential expansion initiatives, we generally will proceed only upon identifying quality management personnel with a loyal customer following in the community or experience in the product line that is the target of the initiative. We believe that, by focusing on individuals who are established in their communities and are experienced in offering sophisticated banking products and services, we enhance our market position and add growth opportunities while managing credit risk. In addition, although we have no current plans or agreements, we regularly explore acquisitions of all or part of other financial institutions or financial services entities, including opportunities in Colorado and other western states.

   We were incorporated in Colorado in 1980 as Equitable Bancorporation, Inc. After being acquired by an investor group in 1994, we changed our name to Colorado Business Bankshares, Inc. in September 1995. Our principal executive office is located at 821 17th Street, Denver, Colorado 80202, and our telephone number is (303) 293-2265.

                  Colorado Business Bankshares Capital Trust I

   Upon issuance of the capital securities offered by this prospectus, the purchasers in this offering will own all of the issued and outstanding capital securities of the trust. In exchange for our capital contribution to the trust, we will own all of the common securities of the trust. The trust exists for the following purposes:

  .  issuing the capital securities to the public for cash;

  .  issuing the common securities to us;

  .  investing the proceeds from the sale of the capital and common
     securities in an equivalent amount of   % junior subordinated debentures
     due June 30, 2030 issued by us; and

  .  engaging in other activities that are incidental to those listed above.

   The trust's address is 821 17th Street, Denver, Colorado 80202, and its telephone number is (303) 293-2265.

                                  The Offering

The issuer..................
                                Colorado Business Bankshares Capital Trust I

Securities being offered....    800,000 capital securities, which represent
                                preferred undivided beneficial interests in the assets of the trust. Those assets will consist solely of the debentures and payments received thereunder.

                                The trust will sell the capital securities to the public for cash. The trust will use that cash to buy the debentures from us.

Offering price..............    $25 per capital security.

Payment of distributions....    If you purchase the capital securities, you are
                                entitled to receive cumulative cash
                                distributions at a  % annual rate.
                                Distributions will accumulate from the date the trust issues the capital securities and will be paid quarterly on March 31, June 30, September
                                30 and December 31 of each year, beginning
                                September 30, 2000. The record date for
                                distributions on the capital securities will be the business day prior to the distribution date. Please note that we may defer the payment of cash distributions, as more fully described below.

Maturity....................    The debentures will mature, and the capital
                                securities must be redeemed, on June 30, 2030.
                                We have the option, however, to shorten the maturity date to a date not earlier than June 30, 2005. We will not shorten the maturity date unless we have received the prior approval of the Board of Governors of the Federal
                                Reserve System, if required.

Redemption of the capital
 securities is possible.....
                                The trust must redeem the capital securities when the debentures are paid at maturity or upon any earlier redemption of the debentures. We may redeem all or part of the debentures at any time on or after June 30, 2005. In addition, we may redeem, at any time, all of the debentures if:

                                . the interest we pay on the debentures is no longer deductible by us for federal tax purposes, or the trust becomes subject to federal income tax;

                                . there is a change in the Investment Company Act of 1940 that requires the trust to register under that law; or

                                . there is a change in the capital adequacy guidelines of the Federal Reserve that results in the capital securities not being counted as Tier 1 capital.

                                Redemption of the debentures prior to maturity will be subject to the prior approval of the Federal Reserve, if required. If the capital securities are redeemed by the trust, you will receive the liquidation amount of $25 per capital security, plus any accrued and unpaid distributions to the date of redemption.

We have the option to
 extend the interest
 payment period.............
                                The trust will rely solely on payments made by us under the debentures to pay distirbutions on the capital securities. As long as we are not in default under the indenture relating to the debentures, we may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters, but not beyond June 30, 2030. If we defer interest payments on the debentures:

                                . the trust will also defer distributions on the capital securities;

                                . the distributions you are entitled to will accumulate; and

                                . these accumulated distributions will earn additional interest at an annual rate of
                                     %, compounded quarterly.

                                At the end of any deferral period, we will pay to the trust all accrued and unpaid interest under the debentures. The trust will then pay all accumulated and unpaid distributions to you.

You will still be taxed if
 distributions on the
 capital securities are
 deferred...................
                                If a deferral of payment occurs, you will still be required to recognize the deferred amounts as income for United States federal income tax purposes in advance of receiving these amounts, even if you are a cash basis taxpayer.

Our guarantee of payment....    We guarantee the trust will use its assets to
                                pay the distributions on the capital securities and the liquidation amount upon liquidation of the trust. However, the guarantee does not apply when the trust does not have sufficient funds to make the payments. If we do not make payments on the debentures, the trust will not have sufficient funds to make payments on the capital securities. In this event, your remedy is to institute a legal proceeding directly against us for enforcement of payments under the debentures.

We may distribute the
 debentures directly to
 you........................
                                We may, at any time, dissolve the trust and distribute the debentures to you, subject to the prior approval of the Federal Reserve, if required. If we distribute the debentures, we will use our reasonable efforts to list them on a national securities exchange or comparable automated quotation system.

How the securities will
 rank in right of payment...
                                Our obligations under the capital securities, debentures and guarantee are unsecured and will rank as follows with regard to right of payment:

                                . the capital securities will rank equally with the common securities of the trust. The trust will pay distributions on the capital securities and the common securities pro rata. However, if we default with respect to the debentures, then no distributions on the common securities will be paid until all accumulated and unpaid distributions on the capital securities have been paid;

                                . our obligations under the debentures and the guarantee are unsecured and generally will rank junior in priority to our existing and future senior and other subordinated indebtedness; and

                                . because we are a holding company, the junior subordinated debentures and the guarantee will effectively be subordinated to all existing and future liabilities of our subsidiaries.

Voting rights of the
 capital Securities.........
                                Except in limited circumstances, holders of the capital securities will have no voting rights.

American Stock Exchange         "CXM.Pr"
 symbol.....................

Book-entry..................    The capital securities will be represented by a
                                global security that will be deposited with and registered in the name of The Depository Trust
                                Company, New York, New York or its nominee.
                                This means that you will not receive a
                                certificate for the capital securities.

Use of proceeds.............
                                The trust will invest all of the proceeds from the sale of the capital securities in the debentures. We will use the net proceeds from the sale of the debentures, which we estimate to be approximately $18.8 million, to contribute approximately $18.0 million to the Bank and retain the balance for general corporate purposes.

   Before purchasing the capital securities offered by this prospectus, you should carefully consider the "Risk Factors" beginning on page 8.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

   The following table presents selected consolidated financial data for, and as of, the end of each of the years in the five-year period ended December 31, 1999 derived from our audited financial statements. The financial statements for the years ended 1999, 1998 and 1997 have been audited by Deloitte & Touche, LLP, independent auditors, and are included in this prospectus beginning on page F-1. The financial statements for the years ended December 31, 1996 and 1995, were audited by other auditors and are not included in this prospectus. The data set forth below, as of and for the three months ended March 31, 2000 and 1999 is unaudited and, in the opinion of management, reflects all adjustments (consisting of normal and recurring adjustments) considered necessary for a fair presentation of the results for such interim periods. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included in this prospectus. Results for past periods are not necessarily indicative of results to be expected for any future period, and the results for the three-month period ended March 31, 2000 are not necessarily indicative of the results for the entire year.


                           At or for the
                           three months
                               ended                      At or for the
                             March 31,               year ended December 31,
                         ----------------- --------------------------------------------
                           2000     1999     1999     1998     1997     1996     1995
                         -------- -------- -------- -------- -------- -------- --------
                                 (Dollars in thousands, except per share data)
Statement of Income
 Data:
Interest income......... $ 10,127 $  6,915 $ 32,409 $ 23,899 $ 18,147 $ 13,711 $ 11,231
Interest expense........    4,106    2,396   11,879    8,577    7,016    5,323    4,400
                         -------- -------- -------- -------- -------- -------- --------
Net interest income
 before provision for
 loan and lease losses..    6,021    4,519   20,530   15,322   11,131    8,388    6,831
Provision for loan and
 lease losses...........      573      303    1,473    1,188      949      493      242
                         -------- -------- -------- -------- -------- -------- --------
Net interest income
 after provision for
 loan and lease losses..    5,448    4,216   19,057   14,134   10,182    7,895    6,589
Non-interest income.....    1,140    1,118    4,610    4,246    3,303    1,794    1,191
Non-interest expense....    4,097    3,707   15,746   13,133   10,387    7,827    6,632
                         -------- -------- -------- -------- -------- -------- --------
Income before income
 taxes..................    2,491    1,627    7,921    5,247    3,098    1,862    1,148
Provision for income
 taxes..................      997      620    3,002    2,031    1,245      762      432
                         -------- -------- -------- -------- -------- -------- --------
Net income.............. $  1,494 $  1,007 $  4,919 $  3,216 $  1,853 $  1,100 $    716
                         ======== ======== ======== ======== ======== ======== ========
Earnings per share--
 basic.................. $   0.22 $   0.15 $   0.74 $   0.53 $   0.37 $   0.29 $   0.19
                         ======== ======== ======== ======== ======== ======== ========
Earnings per share--
 diluted................ $   0.22 $   0.15 $   0.72 $   0.51 $   0.36 $   0.29 $   0.19
                         ======== ======== ======== ======== ======== ======== ========
Statement of Financial
 Condition Data:
Total assets............ $511,926 $381,170 $492,009 $366,550 $264,059 $190,645 $160,421
Investments.............  104,898   96,566  109,921  107,937   58,784   57,571   50,991
Loans and leases........  363,564  247,386  350,679  226,550  166,339  112,408   88,702
Allowance for loan and
 lease losses...........    4,855    3,498    4,585    3,271    2,248    1,660    1,392
Deposits................  419,308  287,194  383,329  273,028  221,058  155,310  137,513
Preferred shareholders'
 equity.................       --       --       --       --    1,500       --       --
Common shareholders'
 equity.................   41,658   38,091   40,351   37,172   15,925   10,189    9,066

                           At or for the
                           three months
                               ended                   At or for the
                             March 31,            year ended December 31,
                           ---------------   ------------------------------------------
                            2000     1999     1999     1998     1997     1996     1995
                           ------   ------   ------   ------   ------   ------   ------
Key Ratios:
Return on average total
 assets(1)...............    1.20%    1.09%    1.15%    1.08%    0.83%    0.64%    0.50%
Return on average common
 shareholders'
 equity(1)...............   14.67    10.82    12.67    11.80    12.21    11.47     8.24
Average common equity to
 average assets..........    8.15    10.11     9.11     9.10     6.35     5.54     6.01
Net interest
 margin(1)(2)............    5.23     5.35     5.27     5.71     5.52     5.46     5.44
Efficiency ratio(3)......   57.24    66.62    62.91    67.78    72.32    76.87    82.67
Nonperforming assets to
 total assets............    0.16     0.13     0.14     0.13     0.31     0.36     0.58
Nonperforming loans and
 leases to total loans
 and leases..............    0.19     0.21     0.19     0.21     0.49     0.52     0.69
Allowance for loan and
 lease losses to total
 loans and leases........    1.34     1.41     1.31     1.44     1.35     1.48     1.57
Allowance for loan and
 lease losses to
 nonperforming loans and
 leases..................  699.57   680.54   671.30   700.40   277.19   285.22   225.97
Net charge-offs to
 average loans and
 leases(1)...............    0.32     0.12     0.06     0.08     0.26     0.23     0.04
Ratio of earnings to
 fixed charges(4):
 Excluding interest on
  deposits...............    3.89 x   3.50 x   3.61 x   3.97 x   2.76 x   2.40 x   2.10 x
 Including interest on
  deposits...............    1.61 x   1.68 x   1.67 x   1.61 x   1.44 x   1.35 x   1.26 x

-----------------
(1) The ratios for the three months ended March 31, 2000 and 1999 have been annualized and are not necessarily indicative of results for the entire year.
(2) Yields do not include adjustments for tax-exempt interest because the amount of such interest is not material.
(3) Efficiency ratio is computed by dividing non-interest expense by the sum of net interest income before provision for loan and lease losses and non-interest income, excluding nonrecurring gains.
(4) For purposes of computing the ratio of earnings to fixed charges, earnings represent income before income taxes and fixed charges. Fixed charges represent interest expense.

                                  RISK FACTORS

   An investment in the capital securities involves a number of risks. We urge you to read all of the information contained in this prospectus. In addition, we urge you to consider carefully the following factors in evaluating us, our business and the trust before you purchase the capital securities offered by this prospectus.

   Because the trust will rely on the payments it receives on the debentures to fund all payments on the capital securities, and because the trust may distribute the debentures in exchange for the capital securities, purchasers of the capital securities are making an investment decision that relates to the debentures, as well as the capital securities. Purchasers should carefully review the information in this prospectus about the capital securities, the debentures and the guarantee.

         Risks Related to an Investment in Colorado Business Bankshares

Changes in economic conditions may cause us to incur loan and lease losses.

   The inability of borrowers to repay loans and leases can erode our earnings and capital. Our loan and lease portfolio is somewhat less diversified than that of a traditional community bank because it includes a higher concentration of larger commercial loans. Substantially all of our loans and leases are to businesses and individuals in the Denver metropolitan area, and any decline in the economy of this market area could impact us adversely. Recent economic conditions in the Denver metropolitan area have been generally more favorable than those in many other regions of the country, but there can be no assurance that such favorable conditions will continue to prevail.

Our allowance for loan and lease losses may not be adequate to cover actual loan losses.

   As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment. Credit losses are inherent in the lending business and could have a material adverse effect on our operating results and our ability to make payments on the debentures. We make various assumptions and judgments about the collectibility of our loan and lease portfolio and provide an allowance for potential losses based on a number of factors. If our assumptions are wrong, our allowance for loan and lease losses may not be sufficient to cover our losses, thereby having an adverse effect on our operating results, and may cause us to increase the allowance in the future. In addition, although our level of delinquencies has been historically low, due to the significant increase in loans originated over the last few years, we cannot assure you that we will not experience an increase in delinquencies and losses as these loans continue to age, particularly if the favorable economic conditions in Colorado experienced during this time period reverse. The actual amount of future provisions for loan and lease losses cannot now be determined and may exceed the amounts of past provisions. Additions to our allowance for loan and lease losses would decrease our net income.

Our business is subject to various lending risks depending on the nature of the borrower's business, its cash flow and our collateral.

   Our commercial real estate loans involve higher principal amounts than other loans, and repayment of these loans may be dependent on factors outside our control or the control of our borrowers. At March 31, 2000, commercial real estate loans totaled $141.5 million, or 38.9% of our total loan and lease portfolio. Commercial real estate lending typically involves higher loan principal amounts, and the repayment of these loans generally is dependent, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service. Rental income may not rise sufficiently over time to meet increases in the loan rate at repricing or increases in operating expenses, such as utilities and taxes. As a result, impaired loans may be more difficult to identify without some seasoning. Because payments on loans secured by commercial real estate often depend upon the successful operation and management of the properties, repayment of such loans may be affected by factors outside the borrower's control, such as adverse conditions in the real estate market or the economy or changes in government regulation. If the cash flow from the property is reduced, the borrower's ability to repay the loan and the value of the security for the loan may be impaired.

   Repayment of our commercial loans is often dependent on cash flow of the borrower, which may be unpredictable, and collateral securing these loans may fluctuate in value. Our commercial loans are primarily made based on the cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, this collateral is accounts receivable, inventory, equipment or real estate. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. Other collateral securing loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. Commercial loans and leases were $124.2 million, or 34.2% of our total loan and lease portfolio, as of March 31, 2000.

   Our construction loans are based upon estimates of costs to construct and value associated with the completed project. These estimates may be inaccurate. At March 31, 2000, total construction loans, including land acquisition and development, totaled $54.8 million, or 15.1% of our total loan and lease portfolio. Residential construction loans were $36.1 million, of which approximately $23.7 million were for the construction of pre-sold houses and $12.4 million were for houses for future sale to unidentified buyers. Commercial construction loans comprised $18.8 million of the total portfolio, of which approximately $13.2 million were for pre-leased buildings and $5.6 million were for commercial buildings available for lease to unidentified tenants. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. As a result, construction loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to repay principal and interest. Delays in completing the project may arise from labor problems, material shortages and other unpredictable contingencies. If the estimate of construction costs is inaccurate, we may be required to advance additional funds to complete construction. If our appraisal of the value of the completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project.

   Our consumer loans generally have a higher risk of default than our other loans. Consumer installment loans were $20.4 million, or 5.6% of our loan portfolio, as of March 31, 2000. Consumer loans entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciating assets. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of damage, loss or depreciation. The remaining deficiency often does not warrant further collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various Federal and state laws, including Federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

   Repayment of our direct finance leases is often dependent on cash flow of the borrower, which may be unpredictable, and collateral securing these leases may fluctuate in value. Leases are primarily made based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Generally, leases finance 100% of the cost of the equipment, which represents the underlying collateral. The collateral securing equipment leases may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. Leases were $22.7 million, or 6.2% of our total loan and lease portfolio, as of March 31, 2000.

We may experience difficulties in managing our growth.

   As part of our strategy, we may expand into additional communities or attempt to strengthen our position in our current markets by undertaking additional de novo branch openings or new bank formations. We believe that it may take up to eighteen months for new banking facilities to first achieve operational profitability, due to the impact of overhead expenses and the start-up phase of generating loans and deposits. To the extent that we undertake growth initiatives, we are likely to continue to experience the effects of higher operating expenses relative to operating income from the new operations, which may have an adverse effect on our levels of reported net income, return on average equity and return on average assets.

   In addition, we may acquire banks and related businesses that we believe provide a strategic fit with our business. To the extent that we grow through acquisitions, we cannot assure you that we will be able to adequately and profitably manage such growth. Acquiring other banks and businesses involves risks commonly associated with acquisitions, including:

  . potential exposure to unknown or contingent liabilities of banks and businesses we acquire;

  . exposure to potential asset quality issues of the acquired banks or businesses;

  . difficulty and expense of integrating the operations and personnel of banks and businesses we acquire;

  .  potential disruption to our business;

  .  potential diversion of our management's time and attention;

  . the possible loss of key employees and customers of the banks and businesses we acquire; and

  .  incurrence of goodwill if we account for an acquisition as a purchase.

We rely heavily on our management, and the loss of any of our senior officers may adversely affect our operations.

   Consistent with our policy of focusing growth initiatives on the recruitment of qualified personnel, we are highly dependent on the continued services of a small number of our executive officers and key employees. The loss of the services of any of these individuals could adversely affect our business, financial condition, results of operations and cash flows. We do not have key person life insurance on the life of any of these individuals. The failure to recruit and retain key personnel could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Changes in interest rates may affect our profitability.

   Our profitability is in part a function of the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. Our net interest spread and margin will be affected by general economic conditions and other factors, including fiscal and monetary policies of the federal government, that influence market interest rates and our ability to respond to changes in such rates. At any given time, our assets and liabilities will be such that they are affected differently by a change in interest rates. As a result, an increase or decrease in rates, the length of loan terms or the mix of adjustable and fixed rate loans in our portfolio could have a positive or negative effect on our net income, capital and liquidity. At March 31, 2000, our cumulative interest rate gap for the period of less than one year was a positive 11.45%. As a general rule, banks with positive interest rate gaps are generally more likely to be susceptible to declines in net interest income in periods of falling interest rates and are more likely to experience increases in net interest income in periods of rising interest rates.

Our business and financial condition may be adversely affected by an increase in competition.

   The banking business in the Denver metropolitan area is highly competitive and is currently dominated by a number of large regional financial institutions, including U.S. Bancorp, Inc., Banc One Corporation, Zions Bancorporation, KeyCorp, Wells Fargo & Company and Compass Bancshares, Inc. In addition to these regional banks, there are a number of smaller commercial banks that operate in the area, including Guaranty Bank and Trust Company, Colorado State Bank & Trust, First Bank Holding Company of Colorado, FirsTier Financial, Inc., Union Bank and Trust and Citywide Banks, Inc. We compete for loans and deposits with other banks (including those listed above), savings and loan associations, finance companies, credit unions and mortgage bankers. In addition to traditional financial institutions, we also compete for loans with brokerage and investment banking companies and governmental agencies that make available low cost or guaranteed loans to certain borrowers. Particularly in times of high interest rates, we also face significant competition for deposits from sellers of short-term money market securities and other corporate and government securities.

   By virtue of their larger capital bases or affiliation with larger multi-bank holding companies, many of our competitors have substantially greater capital resources and lending limits than we and perform other functions that we offer only through correspondents. Interstate banking is permitted in Colorado, and, since January 1, 1997, unlimited state-wide branch banking has been permitted. As a result, we have experienced, and expect to continue to experience, greater competition in our primary service areas. Our business, financial condition, results of operations and cash flows may be adversely affected by an increase in competition. Moreover, recently enacted and proposed legislation has focused on expanding the ability of participants in the banking and thrift industries to engage in other lines of business. The enactment of such legislation could put us at a competitive disadvantage because we may not have the capital to participate in other lines of business to the same extent as more highly capitalized financial service holding companies.

We continually encounter technological change, and we may have fewer resources than our competitors to continue to invest in technological improvements.

   The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We cannot assure you that we will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

We may be required to make capital contributions to the Bank if it becomes undercapitalized.

   Under federal law, a bank holding company may be required to guarantee a capital plan filed by an undercapitalized bank subsidiary with its primary regulator. If the subsidiary defaults under the plan, the holding company may be required to contribute to the capital of the subsidiary bank in an amount equal to the lesser of 5% of the bank's assets at the time it became undercapitalized or the amount necessary to bring the bank into compliance with applicable capital standards. Therefore, it is possible that we will be required to contribute capital to the Bank or any other bank that we may acquire in the event that such bank becomes undercapitalized. If we are required to make such capital contribution at a time when we have other significant capital needs, our business, financial condition, results of operations and cash flows could be adversely affected, including our ability to make payments under the debentures to the trust.

We are subject to significant government regulation, and any regulatory changes may adversely affect us.

   The banking industry is heavily regulated under both federal and state law. These regulations are primarily intended to protect customers, not our creditors or stockholders. As a bank holding company, we are also subject to extensive regulation by the Federal Reserve Board, in addition to other regulatory and self-regulatory organizations. Regulations affecting banks and financial services companies undergo continuous change, and we cannot predict the ultimate effect of such changes, which could have a material adverse effect on our profitability or financial condition.

A default in our revolving credit facility will prevent us from being able to pay the debentures and consequently will result in non-payment of amounts due under the capital securities.

   We have a $20 million revolving credit line facility with American National Bank and Trust Company of Chicago that is available to provide us with liquidity, if needed, and it matures on March 9, 2001. The revolving line of credit bears interest at a rate indexed to the London Interbank Offered Rate and provides for a loan commitment fee on the average daily unused portion of the facility. This credit facility is secured by 100% of the issued and outstanding common shares of the Bank, which constitutes virtually all of the net assets of the Company. If we fail to make timely payments under the credit facility, or otherwise violate any provision of the related Stock Pledge and Security Agreement, we will forfeit voting rights for shares of the Bank, and we may ultimately lose our ownership interest in the Bank. In such event, we will be unable to make interest payments under the debentures, and the trust will be unable to pay distributions and liquidation amounts under the capital securities. There is currently no outstanding balance on the note, but there cannot be any assurances that we will not draw on the line in the future.

            Risks Related to an Investment in the Capital Securities

If we do not make interest payments under the debentures, the trust will be unable to pay distributions and liquidation amounts. The guarantee will not apply because the guarantee covers payments only if the trust has funds available.


   The trust will depend solely on our payments on the debentures to pay amounts due to you on the capital securities. If we default on our obligation to pay the principal or interest on the debentures, the trust will not have sufficient funds to pay distributions or the liquidation amount on the capital securities. In that case, you will not be able to rely on the guarantee for payment of these amounts because the guarantee only applies if the trust has sufficient funds to make distributions on or to pay the liquidation amount of the capital securities. Instead, you or the property trustee will have to institute a direct action against us to enforce the property trustee's rights under the indenture relating to the debentures.

To the extent we must rely on dividends from our subsidiaries to make interest payments on the debentures to the trust, our available cash flow may be restricted.

   We are a holding company, and substantially all of our assets are held by our subsidiaries. Our ability to make payments on the debentures when due will depend primarily on available cash in the form of dividends from our subsidiaries. Dividend payments or extensions of credit from the Bank are subject to regulatory limitations, generally based on capital levels and current and retained earnings, imposed by the Office of the Comptroller of the Currency ("OCC"), the Bank's primary federal regulator. The ability of the Bank to pay dividends is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements. We cannot assure you that the Bank will be able to pay dividends in the future.

The debentures and the guarantee rank below our other indebtedness, and our holding company structure effectively subordinates any claims against us to those of our subsidiaries' creditors.

   Our obligations under the debentures and the guarantee are unsecured and will rank junior in priority of payment to our existing and future senior and subordinated indebtedness. The issuance of the debentures and the capital securities does not limit our ability, or the ability of our subsidiaries, to incur additional indebtedness, guarantees or other liabilities. At March 31, 2000, there was no debt at the holding company level.

   Because we are a holding company, the creditors of our subsidiaries also will have priority over you in any distribution of our subsidiaries' assets in liquidation, reorganization or otherwise. Accordingly, the debentures and the guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should look only to our assets for payments on the capital securities and the debentures.

We have the option of deferring interest payments on the debentures for substantial periods.

   We may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters. If we defer interest payments on the debentures, the trust will defer distributions on the capital securities during any deferral period. During a deferral period, you will be required to recognize as income for federal income tax purposes the amount approximately equal to the interest that accrues on your proportionate share of the debentures held by the trust in the tax year in which that interest accrues, even though you will not receive these amounts until a later date.

   You will also not receive the cash related to any accrued and unpaid interest from the trust if you sell the capital securities before the end of any deferral period. During a deferral period, accrued but unpaid distributions will increase your tax basis in the capital securities. If you sell the capital securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income. As a result, deferral of distributions could result in ordinary income, and a related tax liability for the holder, and a capital loss that may only be used to offset a capital gain.

   We do not currently intend to exercise our right to defer interest payments on the debentures. However, if we exercise our right in the future, the market price of the capital securities would likely be adversely affected. The capital securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the debentures. If you sell the capital securities during an interest deferral period, you may not receive the same return on investment as someone who continues to hold the capital securities. Due to our right to defer interest payments, the market price of the capital securities may be more volatile than the market prices of other securities without the deferral feature.

We have made only limited covenants in the indenture and the trust agreement.

   The indenture governing the debentures and the trust agreement governing the trust do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and, therefore, do not protect holders of the debentures or the capital securities in the event we experience significant adverse changes in our financial condition or results of operations. In addition, neither the indenture nor the trust agreement limits our ability or the ability of any subsidiary to incur additional indebtedness. Therefore, you should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the debentures or the guarantee.

We may redeem the debentures before June 30, 2030.

   Under the following circumstances, we may redeem the debentures before their stated maturity, without penalty or premium:

  . We may redeem the debentures, in whole or in part, at any time on or after June 30, 2005.

  . We may redeem the debentures in whole, but not in part, within 90 days after certain occurrences at any time during the life of the trust. These occurrences may include adverse tax, Investment Company Act or bank regulatory developments.

   You should assume that we will exercise our redemption option if we are able to obtain capital at a lower cost than we pay on the debentures or if it is otherwise in our interest to redeem the debentures. If the debentures are redeemed, the trust must redeem capital securities having an aggregate liquidation amount equal to the aggregate principal amount of debentures redeemed, and you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the capital securities.

We can distribute the debentures to you, which may have adverse tax consequences for you and which may adversely affect the market price of the capital securities.

   The trust may be dissolved at any time before maturity of the debentures on June 30, 2030. As a result, and subject to the terms of the trust agreement, the trustees may distribute the debentures to you.

   We cannot predict the market prices for the debentures that may be distributed in exchange for capital securities upon liquidation of the trust. The capital securities, or the debentures that you may receive if the trust is liquidated, may trade at a discount to the price that you paid to purchase the capital securities. Because you may receive debentures, your investment decision with regard to the capital securities will also be an investment decision with regard to the debentures. You should carefully review all of the information contained in this prospectus regarding the debentures.

   Under current United States federal income tax laws, a distribution of the debentures to you upon the dissolution of the trust would not be a taxable event to you. Nevertheless, if the trust is classified for

United States income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of the debentures would be a taxable event to you. In addition, if there is a change in law, a distribution of debentures upon the dissolution of the trust could be a taxable event to you.

There is no current public market for the capital securities, and their market price may be subject to significant fluctuations.

   There is currently no public market for the capital securities. Although we have applied to list the capital securities on the American Stock Exchange, there is no guarantee that an active or liquid trading market will develop for the capital securities or that listing of the capital securities will continue on the American Stock Exchange. If an active trading market does not develop, the market price and liquidity of the capital securities will be adversely affected. Even if an active public market does develop, there is no guarantee that the market price for the capital securities will equal or exceed the price you pay for the capital securities.

   Future trading prices of the capital securities may be subject to significant fluctuations in response to prevailing interest rates, our future operating results and financial condition, the market for similar securities and general economic and market conditions. The initial public offering price of the capital securities has been set at the liquidation amount of the capital securities and may be greater than the market price following this offering.

   The market price for the capital securities, or the debentures that you may receive in a distribution, is also likely to decline during any period that we are deferring interest payments on the debentures. If this were the case, the capital securities or the debentures would not trade at a price that accurately reflects the value of accumulated but unpaid interest on the debentures.

You must rely on the property trustee to enforce your rights if there is an event of default under the indenture.

   You may not be able to directly enforce your rights against us if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, you must rely on the enforcement by the property trustee of its rights as holder of the debentures against us. The holders of a majority in liquidation amount of the capital securities will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights following an event of default and a request by the record holders to do so, any record holder may, to the extent permitted by applicable law, take action directly against us to enforce the property trustee's rights. If an event of default occurs under the trust agreement that is attributable to our failure to pay interest or principal on the debentures, or if we default under the guarantee, you may proceed directly against us. You will not be able to exercise directly any other remedies available to the holders of the debentures unless the property trustee fails to do so.

As a holder of capital securities, you have limited voting rights.

   Holders of capital securities have limited voting rights. Your voting rights pertain primarily to amendments to the trust agreement. In general, only we can replace or remove any of the trustees. However, if an event of default under the trust agreement occurs and is continuing, the holders of at least a majority in aggregate liquidation amount of the capital securities may replace the property trustee and the Delaware trustee.

The capital securities are not FDIC insured.

   Neither the Federal Deposit Insurance Corporation nor any other governmental agency has insured the capital securities.

                             CAUTIONARY STATEMENTS

   This prospectus contains forward-looking statements which describe our future plans, strategies and expectations. All forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and which may cause our actual results, performance or achievements to differ materially from the results, performance or achievements that we anticipate. Factors that might affect forward-looking statements include, among other things:

  . adverse changes in the economy or business conditions, either nationally or in our market areas, that could increase credit-related losses and expenses;

  . increases in defaults by borrowers and other delinquencies resulting in increases in our provision for losses on loans and leases and related expenses;

  . our ability to manage growth, including the successful expansion of the customer support, administrative infrastructure and internal management systems necessary to manage such growth;

  . fluctuations in interest rates and market prices, which could reduce our net interest margins, asset valuations and expense expectations;

  . the consequences of continued bank acquisitions and mergers in our market areas, resulting in fewer but much larger and financially stronger competitors, and actions taken by our competitors which could increase competition for financial services to our detriment;

  .  our inability to achieve the financial goals in our strategic plans;

  . the timing, impact and other uncertainties of any future acquisitions and our success or failure in the integration of their operations;

  . our ability to enter new markets successfully and capitalize on growth opportunities;

  . changes in legislative or regulatory requirements applicable to us and our subsidiaries;

  . changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations; and

  .  other factors discussed in "Risk Factors."

   We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events discussed in any forward-looking statements in this prospectus might not occur.

   You should rely on the information contained in this prospectus. We have not, and our underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and our underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

   You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

                                USE OF PROCEEDS

   The trust will invest all of the proceeds from the sale of the capital securities in the debentures. We will use the net proceeds from the sale of the debentures, which we estimate to be approximately $18.8 million, to contribute approximately $18.0 million to the Bank and retain the balance for general corporate purposes.

                                 CAPITALIZATION

   The following table sets forth our total deposits, indebtedness and capitalization at March 31, 2000, as adjusted for this offering and the application of the estimated net proceeds from the corresponding sale of the debentures as if such sale had been consummated on March 31, 2000. These should be read in conjunction with the Consolidated Financial Statements and notes thereto contained in this prospectus.

                                                          March 31, 2000
                                                         ------------------
                                                                      As
                                                          Actual   adjusted
                                                         --------  --------
                                                            (Dollars in
                                                            thousands)
Deposits:
Noninterest-bearing deposits...........................  $115,983  $115,983
Interest-bearing deposits..............................   303,325   303,325
                                                         --------  --------
  Total deposits.......................................  $419,308  $419,308
                                                         ========  ========
Indebtedness:
Securities sold under agreements to repurchase.........  $ 36,736  $ 36,736
Advances from the Federal Home Loan Bank...............    10,980    10,980
Company obligated mandatory redeemable preferred
 securities of subsidiary trust holding solely
 subordinated debentures...............................        --    20,000
                                                         --------  --------
  Total indebtedness...................................  $ 47,716  $ 67,716
                                                         ========  ========
Shareholders' equity:
Common, $.01 par value; 25,000,000 shares authorized;
 6,705,290 issued and outstanding......................  $     67  $     67
Additional paid-in capital.............................    30,067    30,067
Retained earnings......................................    12,382    12,382
Accumulated other comprehensive loss, net of income
 tax...................................................      (858)     (858)
                                                         --------  --------
  Total shareholders' equity...........................  $ 41,658  $ 41,658
                                                         ========  ========
Total deposits, indebtedness and shareholders' equity..  $508,682  $528,682
                                                         ========  ========
Company regulatory capital ratios:
Total capital to risk-weighted assets..................      10.7%     15.5%
Tier 1 capital to risk-weighted assets.................       9.5%     12.5%
Tier 1 leverage ratio..................................       7.7%      9.9%
Bank regulatory capital ratios:
Total capital to risk-weighted assets..................      10.4%     14.8%(1)
Tier 1 capital to risk-weighted assets.................       9.2%     13.6%(1)
Tier 1 leverage ratio..................................       7.4%     10.7%(1)

-----------------
(1) Assumes the contribution to the Bank of $18.0 million of the proceeds from the sale of the capital securities.

                      ACCOUNTING AND REGULATORY TREATMENT

   The trust will be treated, for financial reporting purposes, as our subsidiary and, accordingly, the accounts of the trust will be included in our consolidated financial statements. The capital securities will be presented as a separate line item in our consolidated balance sheet under the caption "Company obligated mandatorily redeemable preferred securities of subsidiary trust holding solely subordinated debentures," and appropriate disclosures about the capital securities, the guarantee and the debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the capital securities in our consolidated statements of income.

   Our future reports filed under the Securities Exchange Act of 1934, as amended, will include a footnote to the consolidated financial statements stating that:

  .  the trust is wholly-owned;

  . the sole assets of the trust are the debentures and specifying the debentures' principal amount, interest rate and maturity date: and

  . our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the trust under the capital securities.

   The capital securities have been structured to qualify as Tier 1 capital. However, the capital securities cannot be used to constitute, together with any shares of our outstanding cumulative preferred stock, more than 25% of our total Tier I capital. As adjusted for this offering, our Tier 1 capital as of March 31, 2000 would have been approximately $51.2 million, of which $12.8 million would have been attributable to the capital securities.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

   We were acquired by a group of private investors in September 1994 for a purchase price of approximately $17.4 million (the "Acquisition"). The purchase price of the Acquisition was financed, in part, by a loan obtained by us in the amount of $10.5 million from American National Bank and Trust Company ("ANB"). In connection with the Acquisition, we recorded (i) a deposit intangible valued at $352,000 that was amortized over a three-year period, and (ii) goodwill of $6.4 million that is being amortized over a 15-year period. The amortization of these assets adversely affects our net income, although it has no effect on our cash flow.

   In March 1997, we completed a private placement of 1,102,725 shares of common stock at a price of $3.61 per share, for net proceeds of approximately $4.0 million, which we used to fund our continuing growth. The capital raised in this transaction was provided primarily by certain Colorado-based investors who have played a significant role in our growth by providing deposits and loan opportunities, both directly and indirectly through referrals. In April 1997, we increased our regulatory capital by converting $1.5 million of our outstanding indebtedness to ANB into preferred stock.

   In June 1998, we completed the initial public offering of our common stock. We sold a total of 1,610,000 shares of common stock at $12.00 per share yielding net proceeds of $17.5 million, after deducting underwriting and other expenses. Portions of the proceeds from the offering were used to retire $7.25 million of outstanding indebtedness to ANB and $1.5 million of preferred stock referred to above. The balance of the proceeds, $8.8 million, was contributed to the capital of the Bank.

   From December 31, 1995 to March 31, 2000, our shareholders' equity increased 360%, from $9.1 million to $41.7 million. During that same time period, our outstanding loans and leases (net) increased 311%, from $87.3 million to $358.7 million. This increase has primarily been the result of our focus on local relationship banking and commercial lending to small- and medium-sized businesses and high net worth individuals. In addition, we have emphasized building and maintaining asset quality through our credit underwriting and monitoring process. See "Business--Lending Activities." Nonperforming assets have ranged from 0.13% to 0.58% of total assets during this period. We have maintained asset quality, while continuing to build our allowance for loan and lease losses. Our allowance for loan and lease losses increased 249%, from $1.4 million as of December 31, 1995 to $4.9 million as of March 31, 2000.

   In March 1996, we formed an equipment leasing subsidiary, Colorado Business Leasing, Inc. ("CBL"). The Bank owns an 80% interest in CBL, and CBL's management owns the remaining 20%. Prior to April 1, 1998, the Bank purchased all leases originated by CBL and, accordingly, assumed all credit risk associated with such leases. The Bank paid a servicing fee to CBL for each lease, and customers sometimes paid additional origination fees directly to CBL. As of April 1, 1998, we have restructured our relationship with CBL so that all leases are held by CBL, with the Bank providing CBL with a line of credit to fund the purchase of leased equipment. We believe that the restructuring did not have a material effect on our consolidated financial statements.

   Our management has focused on developing an organization with personnel, management systems and products that will allow us to compete effectively and position us for growth. The cost of this process relative to our size has been high. In addition, we have operated with excess capacity during the start-up phases of various projects. As a result, relatively high levels of non-interest expense have adversely affected our earnings over the past several years. Salaries and employee benefits comprised most of this overhead category; however, we believe that our compensation levels allowed us to recruit and retain a highly qualified management team capable of implementing our business strategies. We believe that our compensation policies, which include the granting of options to purchase common stock to many employees, have highly motivated our employees and have enhanced our ability to maintain customer loyalty and generate earnings. While we will continue to add personnel to lead new growth initiatives, including middle management, we believe that our senior management and systems infrastructure are adequate to support our anticipated growth without incurring proportionate increases in general, administrative and other non-interest expenses.

   This discussion should be read in conjunction with our consolidated financial statements and notes thereto included in this prospectus beginning on page F-1. For a description of our accounting policies, see Note 1 of Notes to Consolidated Financial Statements.

Financial Condition

   Our total assets increased by $19.9 million to $511.9 million as of March 31, 2000, from $492.0 million as of December 31, 1999. In the first three months of 2000, our loan and lease portfolio (net) increased by $12.6 million, from $346.1 million at December 31, 1999, to $358.7 million as of March 31, 2000. Total investments were $104.9 million as of March 31, 2000, compared to $109.9 million as of December 31, 1999. The decrease in the investment portfolio is the result of utilizing our funding resources to support loan demand, rather than investment purchases.

   The Company's total assets increased by $125.4 million to $492.0 million as of December 31, 1999, from $366.6 million as of December 31, 1998. Our loan and lease portfolio (net) increased by $122.8 million, from $223.3 million at December 31, 1998, to $346.1 million as of December 31, 1999. The strong loan growth was attributable to a robust Colorado economy. Total investments were $109.9 million as of December 31, 1999, compared to $107.9 million as of December 31, 1998. The nominal increase in the investment portfolio was the result of utilizing our funding resources primarily to support loan demand, rather than investment purchases.

   Deposits increased by $36.0 million to $419.3 million as of March 31, 2000, from $383.3 million as of December 31, 1999. Non-interest-bearing deposits increased by $9.5 million, and interest-bearing deposits increased by $26.5 million. Low-cost demand deposits comprised 28% of total deposits as of March 31, 2000. Federal funds purchased and securities sold under agreements to repurchase increased by $2.4 million in the first three months of 2000 to $36.7 million. The balance at March 31, 2000 represents repurchase agreements transacted on behalf of the Company's customers and is not considered a wholesale borrowing source.

   Deposits were $383.3 million as of December 31, 1999, compared to $273.0 million as of December 31, 1998, a 40.4% increase. Non-interest-bearing deposits increased by $11.3 million, and interest-bearing deposits increased by $99.0 million. Low-cost demand deposits comprised 28% of total deposits as of December 31, 1999, and 35% of total deposits as of December 31, 1998. Federal funds purchased and securities sold under agreements to repurchase increased by $5.9 million, to $34.4 million as of December 31, 1999 from $28.5 million as of December 31, 1998. Repurchase agreements transacted on behalf of the Company's customers were $33.1 million at December 31, 1999 and $25.0 million at December 31, 1998.

   Advances from the Federal Home Loan Bank of Topeka were $11.0 million at March 31, 2000, compared to $31.0 million at December 31, 1999. The significant paydown was possible due to our increased focus on attracting deposit relationships in the first quarter of 2000. Outstanding advances totaled $26.1 million as of December 31, 1998.

Net Interest Income

   The largest component of our net income is our net interest income. Net interest income is the difference between interest income, principally from loans, leases and investment securities, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, net interest spread and net interest margin. Volume refers to the average dollar levels of interest-earning assets and interest-bearing liabilities. Net interest spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities. Net interest margin refers to net interest income divided by average interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities.

   The following tables present, for the periods indicated, certain information related to our average asset and liability structure and our average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities.

                                       For the three months ended March 31,
                             -----------------------------------------------------------
                                         2000                          1999
                             ----------------------------- -----------------------------
                                       Interest  Average             Interest  Average
                             Average    earned    yield    Average    earned    yield
                             balance   or paid  or cost(1) balance   or paid  or cost(1)
                             --------  -------- ---------- --------  -------- ----------
                                              (Dollars in thousands)
          ASSETS:
Federal funds sold.........  $  1,658  $    23     5.49%   $  3,631   $   42     4.63%
Investment securities(2)......107,446    1,716     6.32%    104,275    1,489     5.71%
Loans and leases(3)........   358,445    8,388     9.26%    237,830    5,384     9.06%
Allowance for loan and
 lease losses..............    (4,703)      --     0.00%     (3,350)      --     0.00%
                             --------  -------             --------   ------
  Total interest-earning
   assets..................   462,846   10,127     8.66%    342,386    6,915     8.08%
Non-interest-earning
 assets:
 Cash and due from banks...    22,816                        15,806
 Other.....................    16,902                        15,126
                             --------                      --------
  Total assets.............  $502,564                      $373,318
                             ========                      ========
      LIABILITIES AND
   SHAREHOLDERS' EQUITY:
Deposits:
 NOW and money market
  accounts.................  $153,543  $ 1,503     3.94%   $104,325   $  766     2.98%
 Savings...................     6,015       33     2.21%      7,026       38     2.19%
 Certificates of deposit:
 Under $100,000............    24,454      326     5.36%     30,280      379     5.08%
 $100,000 and over.........   100,431    1,383     5.54%     45,128      563     5.06%
                             --------  -------             --------   ------
  Total interest-bearing
   deposits................   284,443    3,245     4.59%    186,759    1,746     3.79%
Short-term borrowings:
 Securities and loans sold
  under agreements to
  repurchase and federal
  funds purchased..........    37,144      458     4.88%     39,825      420     4.22%
 FHLB advances and notes
  payable..................    27,566      403     5.78%     17,471      230     5.27%
                             --------  -------             --------   ------
  Total interest-bearing
   liabilities.............   349,153    4,106     4.71%    244,055    2,396     3.97%
Non-interest-bearing demand
 accounts..................   110,516                        89,721
                             --------                      --------
  Total deposits and
   interest-bearing
   liabilities.............   459,669                       333,776
Other non-interest-bearing
 liabilities...............     1,927                         1,797
                             --------                      --------
  Total liabilities........   461,596                       335,573
Shareholders' equity.......    40,968                        37,745
                             --------                      --------
  Total liabilities and
   shareholders' equity....  $502,564                      $373,318
                             ========                      ========
Net interest income........            $ 6,021                        $4,519
                                       =======                        ======
Net interest spread........                        3.94%                         4.11%
Net interest margin........                        5.23%                         5.35%
Ratio of average interest-
 bearing assets to average
 interest-bearing
 liabilities...............    132.56%                       140.29%

-----------------
(1) Average yield or cost for the three months ended March 31, 2000 and 1999 has been annualized and is not necessarily indicative of results for the entire year.
(2) Yields do not include adjustments for tax-exempt interest because the amount of such interest is not material.
(3) Loan fees included in interest income are not material. Nonaccrual loans and leases are included in average loans and leases outstanding.

                                                 For the year ended December 31,
                          --------------------------------------------------------------------------------
                                    1999                       1998                       1997
                          -------------------------- -------------------------- --------------------------
                                    Interest Average           Interest Average           Interest Average
                          Average    earned   yield  Average    earned   yield  Average    earned   yield
                          balance   or paid  or cost balance   or paid  or cost balance   or paid  or cost
                          --------  -------- ------- --------  -------- ------- --------  -------- -------
                                                     (Dollars in thousands)
        ASSETS:
Federal funds sold......  $  3,150  $   150   4.76%  $  2,588  $   135   5.22%  $  5,204  $   360    6.92%
Investment
 securities(1)..........   108,121    6,325   5.85%    70,525    4,124   5.85%    59,602    3,616    6.07%
Loans and leases(2).....   281,796   25,934   9.20%   197,851   19,640   9.93%   138,787   14,171   10.21%
Allowance for loan and
 lease losses...........    (3,810)     --    0.00%    (2,794)     --    0.00%    (1,933)     --     0.00%
                          --------  -------          --------  -------          --------  -------
  Total interest-earning
   assets...............   389,257   32,409   8.33%   268,170   23,899   8.91%   201,660   18,147    9.00%
Non-interest-earning
 assets:
 Cash and due from
  banks.................    20,925                     15,224                     12,810
 Other..................    15,837                     15,346                      9,758
                          --------                   --------                   --------
  Total assets..........  $426,019                   $298,740                   $224,228
                          ========                   ========                   ========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY:
Deposits:
 NOW and money market
  accounts..............  $122,688  $ 4,044   3.30%  $ 85,558  $ 2,827   3.30%  $ 66,222  $ 2,141    3.23%
 Savings................     6,546      145   2.22%     6,227      161   2.59%     5,780      152    2.63%
 Certificates of
  deposit:
 Under $100,000.........    25,950    1,320   5.09%    21,507    1,166   5.42%    16,942      877    5.18%
 $100,000 and over......    64,844    3,337   5.15%    47,453    2,658   5.60%    35,936    2,083    5.80%
                          --------  -------          --------  -------          --------  -------
  Total interest-bearing
   deposits.............   220,028    8,846   4.02%   160,745    6,812   4.24%   124,880    5,253    4.21%
Short-term borrowings:
 Securities and loans
  sold under agreements
  to repurchase and
  federal funds
  purchased.............    44,824    2,020   4.51%    23,767    1,183   4.98%    15,059      751    4.99%
 FHLB advances and notes
  payable...............    18,935    1,013   5.35%     4,626      281   6.07%     4,167      280    6.72%
Long-term borrowings:          --       --    0.00%     3,678      301   8.18%     8,458      732    8.65%
                          --------  -------          --------  -------          --------  -------
  Total interest-bearing
   liabilities..........   283,787   11,879   4.19%   192,816    8,577   4.45%   152,564    7,016    4.60%
Non-interest-bearing
 demand accounts........   101,793                     76,223                     54,706
                          --------                   --------                   --------
  Total deposits and
   interest-bearing
   liabilities..........   385,580                    269,039                    207,270
Other non-interest-
 bearing liabilities....     1,610                      1,786                      1,606
                          --------                   --------                   --------
  Total liabilities.....   387,190                    270,825                    208,876
Shareholders' equity....    38,829                     27,915                     15,352
                          --------                   --------                   --------
  Total liabilities and
   shareholders'
   equity...............  $426,019                   $298,740                   $224,228
                          ========                   ========                   ========
Net interest income.....            $20,530                    $15,322                    $11,131
Net interest spread.....                      4.14%                      4.46%                       4.40%
Net interest margin.....                      5.27%                      5.71%                       5.52%
Ratio of average
 interest-bearing assets
 to average interest-
 bearing liabilities....    137.17%                    139.08%                    132.18%

-----------------
(1) Yields do not include adjustments for tax-exempt interest because the amount of such interest is not material.
(2) Loan fees included in interest income are not material. Nonaccrual loans and leases are included in average loans and leases outstanding.

The following table illustrates, for the periods indicated, the changes in the levels of interest income and interest expense attributable to changes in volume or rate. Changes in net interest income due to both volume and rate have been included in the changes due to rate.

                          Three months ended                                   Year ended
                            March 31, 2000,            Year ended          December 31, 1998,
                             compared with         December 31, 1999,         compared with
                          three months ended         compared with             year ended
                            March 31, 1999             year ended           December 31, 1997
                          increase (decrease)      December 31, 1998       increase (decrease)
                            in net interest       increase (decrease)        in net interest
                                income           in net interest income          income
                           due to changes in       due to changes in        due to changes in
                          ---------------------  ------------------------  ---------------------
                          Volume  Rate   Total   Volume    Rate    Total   Volume  Rate   Total
                          ------  -----  ------  -------  -------  ------  ------  -----  ------
                                              (Dollars in thousands)
Interest-earning assets:
 Federal funds sold.....  $  (23) $   3  $  (20) $    29  $   (14) $   15  $ (181) $ (44) $ (225)
 Investments............      46    182     228    2,199        2   2,201     663   (155)    508
 Loans and leases.......   2,765    239   3,004    8,332   (2,038)  6,294   6,031   (562)  5,469
                          ------  -----  ------  -------  -------  ------  ------  -----  ------
  Total interest-earning
   assets...............   2,788    424   3,212   10,560   (2,050)  8,510   6,513   (761)  5,752
                          ------  -----  ------  -------  -------  ------  ------  -----  ------
Interest-bearing
 liabilities:
 NOW and money market
  accounts..............     366    371     737    1,227      (10)  1,217     624     62     686
 Savings................      (6)     1      (5)       8      (24)    (16)     12     (3)      9
 Certificates of
  deposits:
 Under $100,000.........     (74)    21     (53)     241      (87)    154     236     53     289
 $100,000 and over......     700    120     820      974     (295)    679     668    (93)    575
Short-term borrowings:
 Securities and loans
  sold under agreements
  to repurchase and
  federal funds
  purchased.............     (29)    67      38    1,048     (211)    837     435     (3)    432
 FHLB notes payable.....     135     38     173      869     (137)    732      31    (30)      1
Long-term borrowings:        --     --      --      (301)     --     (301)   (414)   (17)   (431)
                          ------  -----  ------  -------  -------  ------  ------  -----  ------
  Total interest-bearing
   liabilities..........   1,092    618   1,710    4,066     (764)  3,302   1,592    (31)  1,561
                          ------  -----  ------  -------  -------  ------  ------  -----  ------
  Net increase
   (decrease) in net
   interest income......  $1,696  $(194) $1,502  $ 6,494  $(1,286) $5,208  $4,921  $(730) $4,191
                          ======  =====  ======  =======  =======  ======  ======  =====  ======

Quantitative And Qualitative Disclosure About Market Risk--Asset/Liability Management

   Asset and liability management is concerned with the timing and magnitude of repricing assets compared to liabilities. It is our objective to generate stable growth in net interest income and to attempt to control risks associated with interest rate movements. In general, our strategy is to reduce the impact of changes in interest rates on net interest income by maintaining a favorable match between the maturities or repricing dates of our interest-earning assets and interest-bearing liabilities. We adjust interest sensitivity during the year through changes in the mix of assets and liabilities. We do not utilize derivative financial instruments to manage our interest rate risk. Our asset and liability management strategy is formulated and monitored by the asset liability committee, in accordance with policies approved by the Bank's Board of Directors. This committee meets regularly to review, among other things, the sensitivity of the Bank's assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activity, and maturities of investments and borrowings. The asset liability committee also approves and establishes pricing and funding decisions with respect to the Bank's overall asset and liability composition. The committee reviews the Bank's liquidity, cash flow flexibility, maturities of investments, deposits and borrowings, deposit activity, current market conditions, and general levels of interest rates. To effectively measure and manage interest rate risk, we use simulation analysis to determine the impact on net interest income of changes in interest rates under various interest rate scenarios. From these simulations, interest rate risk is quantified and appropriate strategies are developed and implemented.

   The following table presents an analysis of the sensitivity inherent in our net interest income and market value of equity. The interest rate scenario presented in the table includes interest rates at March 31, 2000 as adjusted by instantaneous rate changes upward and downward of up to 200 basis points. Since there are limitations inherent in any methodology used to estimate the exposure to changes in market interest rates, this analysis is not intended to be a forecast of the actual effect of a change in market interest rates. The market value sensitivity analysis presented includes assumptions that (i) the composition of our interest sensitive assets and liabilities existing at March 31, 2000 will remain constant over the twelve month measurement period; and
(ii) that changes in market rates are parallel and instantaneous across the yield curve regardless of duration or repricing characteristics of specific assets or liabilities. Further, the analysis does not contemplate any actions that we might undertake in response to changes in market interest rates. Accordingly, this analysis is not intended and does not provide a precise forecast of the effect actual changes in market rates will have on us.

                                                     Change in Interest
                                                    Rates in Basis Points
                                                   ---------------------------
                                                   -200  -100   0   +100  +200
                                                   ----  ----  ---  ----  ----
       Impact on:
       Net Interest Income........................ -6.3% -2.8% 0.0%  2.0%  3.9%
       Market Value of Equity.....................  2.5%  1.4% 0.0% -1.4% -4.1%

   Our results of operations depend significantly on net interest income. Like most financial institutions, our interest income and cost of funds are affected by general economic conditions and by competition in the marketplace. Rising and falling interest rate environments can have various impacts on net interest income, depending on the interest rate profile (i.e., the difference between the repricing of interest-earning assets and interest-bearing liabilities), the relative changes in interest rates that occur when various assets and liabilities reprice, unscheduled repayments of loans and leases and investments, early withdrawals of deposits and other factors. As a general rule, banks with positive interest rate gaps are more likely to be susceptible to declines in net interest income in periods of falling interest rates, while banks with negative interest rate gaps are more likely to experience declines in net interest income in periods of rising interest rates. As of March 31, 2000, our cumulative interest rate gap for the period of less than one year was a positive 11.45%. Therefore, assuming no change in our gap position, a rise in interest rates is likely to result in increased net interest income, while a decline in interest rates is likely to result in decreased net interest income. This is a one-day position that is continually changing and is not indicative of our position at any other time. While the gap position is a useful tool in measuring interest rate risk and contributes toward effective asset and liability management, shortcomings are inherent in gap analysis since certain assets and liabilities may not move proportionally as interest rates change. Consequently, in addition to gap analysis, we use the simulation model discussed above to test the interest rate sensitivity of net interest income and the balance sheet.

   The following table sets forth the estimated maturity or repricing, and the resulting interest rate gap, of our interest-earning assets and interest-bearing liabilities at March 31, 2000. All amounts in the table are based on contractual pricing schedules. Actual prepayment and withdrawal experience may vary significantly from the assumptions reflected in the table.

                                Estimated maturity or repricing at March 31,
                                                    2000
                                ------------------------------------------------
                                           Three
                                  Less     months
                                  than    to less    One to     Over
                                 three    than one    five      five
                                 months     year     years     years     Total
                                --------  --------  --------  --------  --------
                                           (Dollars in thousands)
Interest-earning assets:
 Fixed rate loans.............  $  5,426  $ 18,385  $111,079  $ 23,750  $158,640
 Floating rate loans..........   181,200        --       720       322   182,242
 Lease financing..............     2,164     6,260    14,258        --    22,682
 Investments..................    15,863    52,359     4,819    31,857   104,898
 Federal funds sold...........     8,500        --        --        --     8,500
                                --------  --------  --------  --------  --------
 Total interest-earning
  assets......................  $213,153  $ 77,004  $130,876  $ 55,929  $476,962
                                ========  ========  ========  ========  ========
Interest-bearing liabilities:
 NOW and money market
  accounts....................  $    932  $ 72,616  $ 83,173  $ 13,972  $170,693
 Savings......................       297       653     2,078     2,910     5,938
 Time deposits under
  $100,000....................     8,664    11,118     3,897        --    23,679
 Time deposits $100,000 and
  over........................    64,860    25,501    12,654        --   103,015
 Other interest-bearing
  liabilities.................    36,806    10,070       560       280    47,716
                                --------  --------  --------  --------  --------
 Total interest-bearing
  liabilities.................  $111,559  $119,958  $102,362  $ 17,162  $351,041
                                ========  ========  ========  ========  ========
Interest rate gap.............  $101,594  $(42,954) $ 28,514  $ 38,767  $125,921
                                ========  ========  ========  ========  ========
Cumulative interest rate gap..  $101,594  $ 58,640  $ 87,154  $125,921
                                ========  ========  ========  ========
Cumulative interest rate gap
 to total assets..............     19.85%    11.45%    17.02%    24.60%
                                ========  ========  ========  ========

   To manage these relationships, we evaluate the following factors: liquidity, equity, debt/capital ratio, anticipated prepayment rates, portfolio maturities, maturing assets and maturing liabilities. Our asset and liability management committee is responsible for establishing procedures that enable us to achieve its goals while adhering to prudent banking practices and existing loan and investment policies. Our policy is intended to control the exposure of our operations to changing interest rates by attempting to maintain a position within a narrow range around an "earnings neutral position," which is defined as the mix of assets and liabilities that generates the net interest margin that is least affected by interest rate changes.

   We have focused on maintaining balance between interest rate sensitive assets and liabilities and repricing frequencies. An important element of this focus has been to emphasize variable rate loans and investments funded by deposits that also mature or reprice over periods of twelve months or less.

   The following table presents, at March 31, 2000, loans and leases by maturity in each major category of our portfolio. Actual maturities may differ from the contractual maturities shown below as a result of renewals and prepayments. Loan renewals are evaluated in the same manner as new credit applications.

                                                     At March 31, 2000
                                             ----------------------------------
                                               Less    One to   Over
                                             than one   five    five
                                               year    years    years   Total
                                             -------- -------- ------- --------
                                                       (In thousands)
Commercial.................................. $ 73,258 $ 43,121 $ 7,800 $124,179
Real estate -- mortgage.....................   28,747   51,303  61,428  141,478
Real estate -- construction.................   45,847    8,658     328   54,833
Consumer....................................    8,838   10,896     658   20,392
Direct financing leases -- net..............    8,424   14,258      --   22,682
                                             -------- -------- ------- --------
  Total loans and leases.................... $165,114 $128,236 $70,214 $363,564
                                             ======== ======== ======= ========

   As of March 31, 2000, of the $198.5 million of loans and leases with maturities of one year or more, approximately $150.7 million were fixed rate loans and leases and $47.8 million were variable rate loans and leases.

Results of Operations

   The following table sets forth selected statement of income data for the periods indicated, as compared with the same periods in the years indicated.

                                          For the three
                                              months
                                           ended March     For the year ended
                                               31,            December 31,
                                          -------------- -----------------------
                                           2000    1999   1999    1998    1997
                                          ------- ------ ------- ------- -------
                                                      (In thousands)
Interest income.........................  $10,127 $6,915 $32,409 $23,899 $18,147
Interest expense........................    4,106  2,396  11,879   8,577   7,016
                                          ------- ------ ------- ------- -------
Net interest income before provision for
 loan and
 lease losses...........................    6,021  4,519  20,530  15,322  11,131
Provision for loan and lease losses.....      573    303   1,473   1,188     949
                                          ------- ------ ------- ------- -------
Net interest income after provision for
 loan and
 lease losses...........................    5,448  4,216  19,057  14,134  10,182
Non-interest income.....................    1,140  1,118   4,610   4,246   3,303
Non-interest expense....................    4,097  3,707  15,746  13,133  10,387
                                          ------- ------ ------- ------- -------
Income before income taxes..............    2,491  1,627   7,921   5,247   3,098
Provision for income taxes..............      997    620   3,002   2,031   1,245
                                          ------- ------ ------- ------- -------
Net income..............................  $ 1,494 $1,007 $ 4,919 $ 3,216 $ 1,853
                                          ======= ====== ======= ======= =======

 Three months ended March 31, 2000, compared to the three months ended March 31, 1999

   Overview. Net earnings available to common shareholders was $1,494,000 for the quarter ended March 31, 2000, compared with $1,007,000 for the quarter ended March 31, 1999, an increase of 48%. Earnings per share on a fully diluted basis for the first quarter was $0.22, versus $0.15 for the same period a year ago, an increase of 47%. On an operating basis, before the amortization of goodwill, consolidated net income available to common shareholders for the three months ended March 31, 2000 and 1999, was $1,604,000 and $1,116,000, or
$0.23 and $0.16 per diluted share, respectively. Return on average tangible assets was 1.29% in the first quarter of 2000, compared with 1.23% in the first quarter of 1999. Return on average tangible common shareholders' equity was 17.54% for the quarter ended March 31, 2000, versus 13.67% for the quarter ended March 31, 1999.

   Net Interest Income. Net interest income before provision for loan and lease losses was $6.0 million for the quarter ended March 31, 2000, an increase of $1.5 million, or 33%, compared with the quarter ended March 31, 1999. Yields on our interest-earning assets improved by 58 basis points to 8.66% for the three months ended March 31, 2000, from 8.08% for the three months ended March 31, 1999. Yields paid on interest-bearing liabilities increased by 74 basis points during this same period. The net interest margin was 5.23% for the quarter ended March 31, 2000, down from 5.35% for the quarter ended March 31, 1999. Contributing to the decrease in the net interest margin was heightened competition for customer deposits, which resulted in higher yields on interest-bearing deposits. Although the growth of our average earning assets helped mitigate the margin compression, continued increases in interest rates could adversely affect both our cost of funds and loan originations, resulting in lower net interest margins in future operating periods. Average earning assets increased by 35% to $462.8 million for the first quarter of 2000, from $342.4 million for the first quarter of 1999.

   Provision and Allowance for Loan and Lease Losses. The provision for loan and lease losses increased by $270,000 to $573,000 for the three months ended March 31, 2000, up from $303,000 for the three months ended March 31, 1999. This increase was due to the increase in total loans and leases outstanding and is not reflective of a deterioration of credit quality. Key indicators of asset quality have remained favorable, while average outstanding loan amounts have increased to $358.4 million for the first three months of 2000, up from $237.8 million for the first three months of 1999. As of March 31, 2000, the allowance for loan and lease losses amounted to $4.9 million, or 1.34% of total loans and leases.

   Non-interest Income. We reported a modest increase in non-interest income for the first quarter of 2000. Total non-interest income was $1,140,000 for the three months ended March 31, 2000, compared to $1,118,000 for the three months ended March 31, 1999. The increase was primarily attributable to growth in deposit service charges, trust fees, and other banking service related fees. Historically, increases in deposit service charges have not corresponded with the growth in deposit balances. This is due to our offering customers the choice of either paying for services in cash or by maintaining additional non-interest bearing account balances. Offsetting the increase in service charges and trust revenues was a decrease in operating lease rentals. This was the result of CBL concentrating its marketing efforts in 2000 on originating direct finance leases, rather than operating leases. Net investment in operating leases was $3.6 million at March 31, 2000, compared to $4.0 million at March 31, 1999. During the first quarter of 1999, we realized gains of $44,000 on the sale on investment securities. There were no sales of investment securities during the same period in 2000.

   Non-interest Expense. Total non-interest expense increased by $390,000 to $4,097,000 for the three months ended March 31, 2000, up from $3,707,000 for the three months ended March 31, 1999. During this period, however, the efficiency ratio before goodwill amortization improved to 56% for the quarter ended March 31, 2000, down from 65% for the comparable period in 1999. The improvement in the efficiency ratio is the result of revenues growing at a faster rate than expenses. The increases in non-interest expenses reflect our ongoing investment in personnel, technology and office space needed to accommodate internal growth. In the second quarter of 1999, our Boulder bank relocated to a larger leased facility. In addition, a second Boulder location was added in May 1999, and the Vail Valley location opened in June 1999.

 Year ended December 31, 1999, compared to year ended December 31, 1998

   Overview. Net income was a record $4.9 million in 1999, compared to $3.2 million in 1998. This increase was primarily due to a $5.2 million increase in net interest income from 1998 to 1999. On an operating basis, before the amortization of goodwill, consolidated net income available to common shareholders for the years ended 1999 and 1998, was $5.4 million and $3.6 million, or $0.78 and $0.59 per diluted share, respectively. Return on average tangible assets was 1.27% in 1999, compared with 1.24% in 1998. Return on average tangible common shareholders' equity was 15.59% for 1999, versus 16.39% for 1998. Total assets increased to $492.0 million at December 31, 1999, a 34.2% increase from $366.6 million at December 31, 1998. Strong loan production was responsible for much of this growth. Net loans and leases grew $122.8 million from 1998 to 1999.

   Net Interest Income. Net interest income before provision for loan and lease losses was $20.5 million for the year ended December 31, 1999, an increase of $5.2 million, or 34%, compared with the year ended December 31, 1998. Interest income increased 35.6%, to $32.4 million in 1999 from $23.9 million in 1998. In 1999, interest on loans and leases increased by $6.3 million and interest on investments increased by $2.2 million. Of the $8.5 million increase in 1999, $10.6 million was due to volume increases, which were partially offset by a negative rate variance of $2.1 million. Average loan and lease volumes were up by $83.9 million from 1998, and average investments were up by $37.6 million. The yield on average interest-earning assets was 8.33% for 1999, compared with 8.91% in 1998. The drop in yield is attributed to a decreasing rate environment. On average, yields on investment securities remained flat at 5.85% in 1999 and 1998. Yields on average loans and leases decreased to 9.20%, from 9.93% in 1998. Interest expense increased 38.5%, to $11.9 million in 1999, from $8.6 million in 1998. The increases were primarily due to higher volumes of interest-bearing liabilities. 1999 average interest-bearing deposits and average interest-bearing liabilities grew by $59.3 million and $91.0 million, respectively, from 1998, while the cost of interest-bearing liabilities dropped to 4.19% from 4.45% during the same period. The result was an increase of $3.3 million of additional interest expense in 1999.

   Provision for Loan and Lease Losses. The provision for loan and lease losses was $1,473,000 in 1999, compared to $1,188,000 in 1998. This increase was due to the increase in total loans and leases outstanding, and was not reflective of a deterioration of credit quality. In 1999, both the ratio of non-performing loans to total loans, and ratio of net charge-offs to average loans declined from the previous two years. Net charge-offs were $159,000 in 1999, versus $165,000 in 1998.

   Non-interest Income. Non-interest income increased 8.6%, to $4.6 million in 1999 from $4.2 million in 1998. The moderate increase from 1998 relates to rental income associated with operating leases. Operating lease income was $2.3 million in 1999, compared to $2.4 million in 1998. During 1999, CBL focused on originating direct finance type leases rather than operating leases. We believe that other non-interest income, such as deposit service charges, have not grown at the same rate as loan and deposit volumes, in part because customers are provided the option of paying for services in cash or by maintaining additional non-interest-bearing account balances. Although the use of compensating balances in lieu of fees decreases non-interest income, it positively impacts the net interest margin by increasing the level of non-interest-bearing deposits. At December 31, 1999, 27.8% of deposits at the Bank were non-interest-bearing deposits.

   Non-interest Expense. Total operating expenses were $15.7 million in 1999 and $13.1 million in 1998. Overall, non-interest expenses were up 19.9% from 1998. Of this increase, approximately $1.3 million represented additional personnel costs and $1.0 million represented increased occupancy costs. The increases in expenses reflect our ongoing investment in personnel, technology and office space needed to accommodate growth. In addition, $2.0 million of the non-interest expense incurred in 1999 was related to depreciation expense from operating leases. Although operating expenses have increased each year to accommodate our growth, the efficiency ratio continues to improve. This is the result of us consistently generating revenues at a faster rate than expenses. The efficiency ratio before goodwill amortization was 61.16% for the year ended 1999 and 65.54% for 1998.

 Year ended December 31, 1998, compared to year ended December 31, 1997

   Overview. Net income was a record $3.2 million in 1998, compared to $1.9 million in 1997. This increase was primarily due to a $4.2 million increase in net interest income from 1997 to 1998. On an operating basis, before the amortization of goodwill, consolidated net income available to common shareholders for the years ended 1998 and 1997, was $3.6 million and $2.2 million, or $0.59 and $0.45 per diluted share, respectively. Return on average tangible assets was 1.24% in 1998, compared with 1.04% in 1997. Return on average tangible common shareholders' equity was 16.39% for 1998, versus 25.68% for 1997. Total assets increased to $366.6 million at December 31, 1998, a 38.8% increase from $264.1 million at December 31, 1997. Strong loan production was responsible for much of this growth. Net loans and leases grew $59.2 million from 1998 to 1997.

   Net Interest Income. Net interest income before provision for loan and lease losses was $15.3 million for the year ended December 31, 1998, an increase of $4.2 million, or 38%, compared with the year ended December 31, 1997. Interest income increased 31.7%, to $23.9 million in 1998 from $18.1 million in 1997. The 1998 interest income increase was due to an increase of $59.1 million in average loan and lease volume, which resulted in $5.5 million of additional interest income. The yield on average interest-earning assets was 8.91% for 1998, compared with 9.00% in 1997. The drop in yield is attributed to a decreasing rate environment. On average, yields on investment securities decreased to 5.85% from 6.07% in 1997. Yields on average loans and leases decreased to 9.93% from 10.21% in 1997. Interest expense increased 22.2%, to $8.6 million in 1998 from $7.0 million in 1997. The increases were primarily due to higher volumes of interest-bearing liabilities. 1998 average interest-bearing deposits and average interest-bearing liabilities grew by $35.9 million and $40.3 million, respectively, from 1997, while the cost of interest-bearing liabilities dropped to 4.45% from 4.60% during the same period. The net effect was $1.6 million of additional interest expense in 1998.

   Provision for Loan and Lease Losses. The provision for loan and lease losses was $1,188,000 in 1998, compared to $949,000 in 1997. This increase was due to the increase in total loans and leases outstanding and was not reflective of a deterioration of credit quality. In 1998, the level of non-performing loans and net charge-offs declined from the previous year. Net charge-offs were $165,000 in 1998, versus $361,000 in 1997.

   Non-interest Income. Non-interest income increased 28.5%, to $4.2 million in 1998 from $3.3 million in 1997. Driving this increase was higher rental income associated with operating leases. Operating lease income was $2.4 million and $1.3 million in 1998 and 1997, respectively. We believe that non-interest income has not grown at the same rate as loan and deposit volumes, in part because customers are provided the option of paying for services in cash or by maintaining additional non-interest-bearing account balances. Although the use of compensating balances in lieu of fees decreases non-interest income, it increases the percentage of non-interest-bearing deposits. At December 31, 1998, 34.9% of deposits at the Bank were non-interest-bearing deposits.

   Non-interest Expense. Total operating expenses were $13.1 million in 1998 and $10.4 million in 1997. Overall, non-interest expenses were up 26.4% from 1997. Of this increase, approximately $1.5 million was additional personnel costs and $0.7 million related to increased occupancy costs. The increases in expenses reflect our ongoing investment in personnel, technology and office space needed to accommodate growth. In addition, $1.9 million of the non-interest expense incurred was related to depreciation expense from operating leases.

Liquidity and Capital Resources

   Our liquidity management objective is to ensure our ability to satisfy the cash flow requirements of depositors and borrowers and to allow us to sustain our operations. Historically, our primary source of funds has been customer deposits. Scheduled loan and lease repayments are a relatively stable source of funds, while deposit inflows and unscheduled loan and lease prepayments, which are influenced by fluctuations in general level of interest rates, returns available on other investments, competition, economic conditions and other factors, are relatively unstable. Borrowings may be used on a short-term basis to compensate for reductions in other sources of funds (such as deposit inflows at less than projected levels). Borrowings may also be used on a longer term basis to support expanded lending activities and to match the maturity or repricing intervals of assets.

   We use various forms of short-term borrowings for cash management and liquidity purposes on a limited basis. These forms of borrowings include federal funds purchases, securities sold under agreements to repurchase, the State of Colorado Treasury's Time Deposit program and borrowings from the Federal Home Loan Bank of Topeka ("FHLB"). The Bank has approved federal funds purchase lines with six other banks with an aggregate credit line of $49 million. In addition, the Bank may apply for up to $16 million of State of Colorado time deposits. The Bank also has available a $153 million line of credit from the FHLB. Borrowings under the FHLB line are required to be secured by unpledged securities and qualifying loans. At March 31, 2000, the Company had $62.2 million in unpledged securities and qualifying loans available to collateralize FHLB borrowings and securities sold under agreements to repurchase. We also have a $20 million revolving credit line facility with ANB available for liquidity needs.

   During the first three months of 2000, cash and cash equivalents increased by $12.7 million. This increase was primarily the result of $18.1 million in cash provided by financing activities (mainly customer deposits, net of repayments of FHLB advances). Offsetting this increase was cash used in investing activities of $8.1 million (mainly loan and lease originations) and net cash of $2.7 million provided by operating activities.

   During the first three months of 1999, cash and cash equivalents increased by $5.5 million. This increase was primarily the result of $13.2 million in cash provided by financing activities (mainly customer deposits and repurchase agreements). Offsetting this increase was cash used in investing activities of $10.3 million (mainly loan and lease originations) and net cash or $2.6 million provided by operating activities.

Year 2000

   No disruptions in our systems, service to customers or operations were experienced as a result of the year 2000, referring to the date rollover from December 31, 1999 to January 1, 2000. The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs that have time-sensitive software could have recognized a date using "00" as the year 1900 rather than the year 2000. This could have resulted in system failure or miscalculations, had management not made the Year 2000 preparations disclosed previously in our filings with the Securities and Exchange Commission.

Effects of Inflation and Changing Prices

   The primary impact of inflation on our operations is increased operating costs. Unlike most retail or manufacturing companies, virtually all of the assets and liabilities of a financial institution such as the Bank are monetary in nature. As a result, the impact of interest rates on a financial institution's performance is generally greater than the impact of inflation. Although interest rates do not necessarily move in the same direction, or to the same extent, as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. Over short periods of time, interest rates may not move in the same direction, or at the same magnitude, as inflation.

Recent Accounting Pronouncements

   The Financial Accounting Standards Board recently issued Statement No. 133 ("Statement No. 133") "Accounting for Derivative Instruments and Hedging Activities." Statement No. 133, which becomes effective for periods beginning after January 1, 2001, requires business enterprises to recognize all derivatives as either assets or liabilities in their financial statements and to record such instruments at fair value. Any change in fair value of such derivatives are required to be recognized in the statement of income or comprehensive income in the period of change. Management does not anticipate that Statement No. 133 will have a significant impact on our financial statements.

                                    BUSINESS

General

   We are a bank holding company headquartered in Denver, Colorado. Our wholly-owned subsidiary Colorado Business Bank, N.A., is a full-service business banking institution with nine Colorado locations, including six in the Denver metropolitan area, two in Boulder and one in Edwards. As of March 31, 2000, we had total assets of $511.9 million, net loans and leases of $358.7 million and deposits of $419.3 million. We provide a broad range of banking products and services, including credit, cash management, investment, deposit and trust products, to our targeted customer base of small- and medium-sized businesses and high net worth individuals. Each of our locations operates as a separate business bank, with significant local decision-making authority. Support functions such as accounting, data processing, bookkeeping, credit administration, loan operations and investment and cash management services, are conducted centrally from our downtown Denver office. As a result of this operating approach, we believe that we are well positioned, combining the elements of personalized service found in community banks with sophisticated banking products and services traditionally offered by larger regional banks.

   We were acquired by a group of private investors in September 1994. At that time, our Bank's operations were conducted through two separate banks --
 Equitable Bank of Littleton, located in Littleton, Colorado, and The Women's Bank, located in downtown Denver. From December 31, 1995 to March 31, 2000, our total assets increased to $511.9 million from $160.4 million, an increase of 219%; our net loans and leases increased to $358.7 million from $87.3 million, an increase of 311%; and our deposits increased to $419.3 million from $137.5 million, an increase of 205%. During that period, we made several changes in operations, including establishing new locations in the Denver metropolitan area, the Boulder market, and Edwards, expanding product and service offerings, and consolidating our two bank charters into the Bank, which was renamed Colorado Business Bank.

Business Strategy

   Our primary strategy is to differentiate ourselves from our competitors by providing our local bank presidents with substantial decision-making authority. In all areas of our operations, we focus on attracting and retaining the highest quality personnel by maintaining an entrepreneurial culture and decentralized banking approach. In order to realize our strategic objectives, we are pursuing the following strategies:

   Internal growth. We believe that the Colorado banking market provides us with significant opportunities for internal growth. The market is currently dominated by a number of large regional and national financial institutions that have acquired Colorado-based banks. We believe that this consolidation has created gaps in the banking industry's ability to serve certain customers in the Denver metropolitan area because small and medium-sized businesses often are not large enough to warrant significant marketing focus and customer service from these large banks. In addition, we believe that these banks often do not satisfy the needs of high net worth individuals who desire personal attention from experienced bankers. Similarly, we believe that many of the remaining independent banks in the region do not provide the sophisticated banking products and services that such customers require. Through our ability to combine personalized service, experienced personnel who are established in their community, sophisticated technology and a broad product line, we believe that we will continue to achieve strong internal growth by attracting customers currently banking at both larger and smaller financial institutions and by expanding our business with existing customers. A significant amount of our loan and lease growth to date has resulted from pre-existing customer relationships established by our lending officers and senior management team.

   De novo branching. We also intend to continue exploring growth opportunities to expand through de novo branching in areas with high concentrations of our target customers in Colorado and other western states. We intend to use Colorado Business Bank -- Boulder as our model for further de novo branching. Colorado Business Bank -- Boulder opened in November 1995 with a staff of three experienced lending officers recruited from the Boulder branch of a large national bank. We began our Boulder operations in a relatively small space in an office building in downtown Boulder, rather than in a traditional, free-standing bank building, thereby substantially decreasing overhead. As a result of the market's acceptance of our business banking model, Colorado Business Bank -- Boulder has grown significantly and recently relocated to a new larger location. In addition, we recently added a second Boulder location. As of March 31, 2000, our Boulder locations had an aggregate of $73.8 million in loans and $58.8 million in deposits.

   New product lines. We also will seek to grow through the addition of new product lines. Our product development efforts are focused on providing enhanced credit, cash management, investment, deposit and trust products to our target customer base. Within the past few years, we have greatly expanded our commercial real estate lending department to allow for the origination of larger and more complex real estate loans. In addition, we began to offer trust and estate administration services in March 1998 and we will soon be introducing employee benefits consulting and insurance brokerage services under a newly organized subsidiary. We believe that offering such complementary products allows us to both broaden our relationships with existing customers and attract new customers to our core business. In addition, we believe that the fees generated by these services will increase our non-interest income.

   Expanding existing banking relationships. We are normally not a transaction lender and typically require that borrowers enter into a multiple product banking relationship with us, including deposits and cash management services, in connection with the receipt of credit from the Bank. We believe that such relationships provide us with the opportunity to introduce our customers to a broader array of the products and services offered by us and generate additional non-interest income. In addition, we believe that this philosophy aids in customer retention.

   Capitalizing on the use of technology. We believe that we have been able to distinguish ourselves from traditional community banks operating in our market through the use of technology. Our new data processing system allows us to provide upgraded Internet banking, expanded cash management products and check and document imaging, as well as a 24-hour voice response system. Other services currently offered by the Bank include controlled disbursement, lock box, repurchase agreements and sweep investment accounts. In addition to providing sophisticated services for our customers, we utilize technology extensively in our internal systems and operational support functions to improve customer service, maximize efficiencies and provide management with the information and analyses necessary to manage our growth effectively.

   Emphasizing high quality customer service. We believe that our ability to offer high quality customer service provides us with a competitive advantage over many regional banks that operate in the Denver metropolitan area. We emphasize customer service in all aspects of our operations and identify customer service as an integral component of our employee training programs. Moreover, we are constantly exploring methods to make banking an easier and more convenient process for our customers. For example, we offer a courier service to pick up deposits for customers who are not in close proximity to any of the Bank's nine locations or simply do not have the time to go to the Bank.

   Maintaining asset quality and controlling interest rate risk. We seek to maintain asset quality through a program that includes regular reviews of loans by responsible loan officers and ongoing monitoring of the loan and lease portfolio by a loan review officer who reports directly to the audit committee of our board of directors. As of March 31, 2000, our ratio of nonperforming loans and leases to total loans and leases was 0.19%. In addition, we seek to control our exposure to changing interest rates by attempting to maintain an interest rate profile within a narrow range around an earnings neutral position. An important element of this focus has been to emphasize variable rate loans and investments funded by deposits which also mature or re-price over periods of twelve months or less.

   Achieving efficiencies and economies of scale through centralized administrative and support operations. We seek to maximize operational and support efficiencies in a manner consistent with maintaining high quality customer service. We have consolidated various management and administrative functions, including accounting, data processing, bookkeeping, credit administration, loan operations and investment and cash management services, at our downtown Denver office. We believe that this structure allows our bank personnel to focus on customer service and sales strategies adapted to each community that we serve.

   Acquisitions. Although we have no current plans or agreements, we regularly explore acquisitions of all or part of other financial institutions or financial services entities, including opportunities in Colorado and other western states.

   Our approach to expansion is predicated on recruiting key personnel to lead new initiatives. While we normally consider an array of new locations and product lines as potential expansion initiatives, we will generally proceed only upon identifying quality management personnel with a loyal customer following in the community or experienced in the product line that is the target of the initiative. We believe that, by focusing on individuals who are established in their communities and are experienced in offering sophisticated banking products and services, we enhance our market position and add growth opportunities.

Market Area Served

   Our primary market area is the Denver metropolitan area, which is comprised of the counties of Denver, Boulder, Adams, Arapahoe, Douglas and Jefferson. This area is the most densely populated in the Rocky Mountain region. Total population is approximately 4.1 million, and the area has experienced an increase of approximately 95,000 people since 1998. Employment in the Denver metropolitan area has become increasingly diversified across the manufacturing, financial services, tourism, transportation, technology, telecommunications, retail trade, services and government sectors. Unemployment in the area is low, with the June 1999 rate at only 3%.

   In June 1999, we expanded beyond the Denver metropolitan area by establishing an office, Colorado Business Bank of the Rockies ("Vail Valley"), in Edwards, Colorado located in rapidly developing Vail Valley.

   The Bank has two locations each in downtown Denver, Boulder and Littleton, and one location each in Golden ("West Metro"), the Denver Technological Center ("DTC") and Vail Valley. The second downtown Denver location has received regulatory approval to relocate to a new facility which is scheduled to open in the second quarter of 2000. The following is selected additional market data regarding the markets served by the Bank:

  .  Downtown Denver is the business center of metropolitan Denver.

  . Boulder has one of the highest concentrations of small businesses and affluent individuals in the Rocky Mountain region.

  . The Littleton locations serve a more residential area, including Highlands Ranch, one of the fastest growing communities in the Denver metropolitan area.

  .  West Metro contains a number of newer industrial and office parks.

  . The DTC area features a high concentration of office parks and businesses with a large number of high net worth individuals who live and work in this area.

  . The Vail Valley is anchored by Vail, a prime mountain resort area with a vigorous high-end primary and second home construction market. Construction activity in this area is fueling growth in other commercial businesses supporting the expanding population base in the market.

Lending Activities

   General. We provide a broad range of commercial and retail lending services, including commercial loans, commercial and residential real estate construction loans, commercial and residential real estate mortgage loans, consumer loans, revolving lines of credit and equipment lease financing. Our primary lending focus is commercial and real estate lending to small- and medium-sized businesses that have annual sales of $2 million to $50 million and businesses and individuals with borrowing requirements of $200,000 to $4 million. As of March 31, 2000, substantially all of the Bank's outstanding loans and leases were to customers within Colorado.

   Interest rates charged on loans vary with the degree of risk, maturity, underwriting and servicing costs, principal amount and extent of other banking relationships between the Bank and the customer, and are further subject to competitive pressures, money market rates, availability of funds and government regulations. As of March 31, 2000, approximately 50% of the loans in the Bank's portfolio were at interest rates that float with the Bank's base rate or some other reference rate.

   Credit Procedures and Review. We address credit risk through internal credit policies and procedures, including underwriting criteria, officer and customer lending limits, a multi-layered loan approval process for larger loans, periodic document examination, justification for any exceptions to credit policies, loan review and concentration monitoring. In addition, we provide ongoing loan officer training and review.

   Our loan approval process varies depending upon the size of the loan. Each of the Bank's senior loan officers has the authority to approve loans of up to $250,000. Other loan officers have the authority to approve loans of lower amounts up to limits set by the Bank's Board of Directors. The Chief Executive Officer of the Bank or the President of Colorado Business Bank -- Denver, must approve loans of between $250,000 and $750,000. Loans in excess of $750,000 must be approved by the Bank's loan committee, which consists of most of the Bank's executive officers and certain other designated officers. In cases requiring expedited treatment, approvals may be made by a subgroup of the committee.

   We have a continuous loan review process designed to promote early identification of credit quality problems. All loan officers are charged with the responsibility of reviewing, no less frequently than monthly, all past due loans in their respective portfolios. In addition, each of the loan officers establishes a watch list of loans to be reviewed monthly by the Bank's Board of Directors. The loan and lease portfolio is also monitored regularly by a loan review officer who reports directly to the audit committee of the Bank's Board of Directors.

   Loan and Lease Portfolio Composition. The following table sets forth the composition of the Bank's loan and lease portfolio by type of loan or lease at the dates indicated.

                                                                        At December 31,
                        At March 31,     ---------------------------------------------------------------------------------------
                            2000              1999              1998              1997              1996              1995
                       ----------------  ----------------  ----------------  ----------------  ----------------  ---------------
                        Amount      %     Amount      %     Amount      %     Amount      %     Amount      %     Amount     %
                       ---------  -----  ---------  -----  ---------  -----  ---------  -----  ---------  -----  --------  -----
                                                           (Dollars in thousands)
Commercial............ $ 124,179   34.6  $ 130,428   37.7  $ 104,745   46.9  $  78,152   47.6  $  58,727   53.0  $ 35,101   40.1
Real estate --
  mortgage............   141,478   39.4    123,341   35.6     56,941   25.5     40,262   24.6     24,491   22.1    31,407   36.0
Real estate --
  construction........    54,833   15.3     53,552   15.5     34,210   15.3     27,786   16.9     19,119   17.3    14,557   16.7
Consumer..............    20,392    5.7     21,873    6.3     16,913    7.6     11,732    7.2      8,266    7.5     6,356    7.3
Direct financing
 leases -- net........    22,682    6.3     21,485    6.2     13,741    6.2      8,407    5.1      1,805    1.6     1,282    1.5
                       ---------  -----  ---------  -----  ---------  -----  ---------  -----  ---------  -----  --------  -----
Loans and leases...... $ 363,564  101.4  $ 350,679  101.3  $ 226,550  101.5  $ 166,339  101.4  $ 112,408  101.5  $ 88,703  101.6
Less allowance for
 loan and lease
 losses...............    (4,855)  (1.4)    (4,585)  (1.3)    (3,271)  (1.5)    (2,248)  (1.4)    (1,660)  (1.5)   (1,393)  (1.6)
                       ---------  -----  ---------  -----  ---------  -----  ---------  -----  ---------  -----  --------  -----
Net loan and leases... $ 358,709  100.0  $ 346,094  100.0  $ 223,279  100.0  $ 164,091  100.0  $ 110,748  100.0  $ 87,310  100.0
                       =========  =====  =========  =====  =========  =====  =========  =====  =========  =====  ========  =====

   Under federal law, the aggregate amount of loans that may be made to one borrower by the Bank is generally limited to 15% of the Bank's unimpaired capital, surplus, undivided profits and allowance for loan and lease losses (the "Individual Lending Limit"). As of March 31, 2000, the Bank's Individual Legal Lending Limit was $6.3 million. As of March 31, 2000 the Bank's Board of Directors had established an internal lending limit of $4.4 million. To accommodate customers whose financing needs exceed our internal lending limits, and to address portfolio concentration concerns, we sell loan participations to outside participants, including Hawthorne Colorado, Inc., an entity controlled by Steven Bangert and Howard R. Ross, members of our Board of Directors. See "Certain Relationships and Related Transactions." At March 31, 2000, December 31, 1999, December 31, 1998 and December 31, 1997, the outstanding balances of loan participations sold by us were $15.8 million, $17.6 million, $14.8 million and $10.1 million, respectively. We have retained servicing rights on all loan participations sold. In addition, we had loan participations purchased from other banks totaling $5.9 million as of March 31, 2000. We use the same analysis in deciding whether or not to purchase a participation in a loan as we would in deciding whether to originate the same loan.

   In the ordinary course of business, we enter into various types of transactions that include commitments to extend credit. We apply the same credit standards to these commitments as we apply to our other lending activities and have included these commitments in our lending risk evaluations. Our exposure to credit loss under commitments to extend credit is represented by the amount of these commitments.

   Commercial Loans. Commercial lending consists of loans to small- and medium-sized businesses in a wide variety of industries. The Bank's areas of emphasis in commercial lending include, but are not limited to, loans to wholesalers, manufacturers and business services companies. We provide a broad range of commercial loans, including lines of credit for working capital purposes and term loans for the acquisition of equipment and other purposes. Commercial loans are generally collateralized by inventory, accounts receivable, equipment, real estate and other commercial assets and may be supported by other credit enhancements such as personal guarantees. However, where warranted by the overall financial condition of the borrower, loans may be made on an unsecured basis. Terms of commercial loans generally range from one to five years, and the majority of such loans have floating interest rates.

   Real Estate Mortgage Loans. Real estate mortgage loans include various types of loans for which we hold real property as collateral. We generally restrict commercial real estate lending activity to owner-occupied properties or to investor properties that are owned by customers with which we have a current banking relationship. We make commercial real estate loans at both fixed and floating interest rates, with maturities generally ranging from five to fifteen years. The Bank's underwriting standards generally require that a commercial real estate loan not exceed 75% of the appraised value of the property securing the loan. In addition, we originate SBA loans on owner-occupied properties with maturities of up to 25 years in which the SBA allows for financing of up to 90% of the project cost and take a security position that is subordinated to us. We also originate residential mortgage loans on a limited basis as a service to our preferred customers.

   The primary risks of real estate mortgage loans include the borrower's inability to pay, material decreases in the value of the real estate that is being held as collateral and significant increases in interest rates, which may make the real estate mortgage loan unprofitable. We do not actively seek permanent mortgage loans for our own portfolio, but, rather, syndicate such loans to other financial institutions. However, for those permanent mortgage loans that are extended, we attempt to apply conservative loan-to-value ratios and obtain personal guarantees and generally require a strong history of debt servicing capability and fully amortized terms of 15 years or less.

   Real Estate Construction Loans. We originate loans to finance construction projects involving one- to four-family residences. We provide financing to residential developers that we believe have demonstrated a favorable record of accurately projecting completion dates and budgeting expenses. We provide loans for the construction of both pre-sold projects and projects built prior to the location of a specific buyer, although loans for projects built prior to the identification of a specific buyer are provided on a more selective basis. Residential construction loans are due upon the sale of the completed project and are generally collateralized by first liens on the real estate and have floating interest rates. In addition, these loans are generally secured by personal guarantees to provide an additional source of repayment. We generally require that a permanent financing commitment be in place before we make a residential construction loan. Moreover, we generally monitor construction draws monthly and inspect property to ensure that construction is progressing as projected. Our underwriting standards generally require that the principal amount of the loan be no more than 75% of the appraised value of the completed construction project. Values are determined only by approved independent appraisers.

   We also originate loans to finance the construction of multi-family, office, industrial and tax credit projects. These projects are predominantly owned by the user of the property or are sponsored by financially strong developers who maintain an ongoing banking relationship with us. Our underwriting standards generally require that the principal amount of these loans be no more than 65% of the appraised value. Values are determined only by approved independent appraisers.

   We selectively provide loans for the acquisition and development of land for residential building projects by financially strong developers who maintain an ongoing banking relationship with us. For this category of loans, our underwriting standards generally require that the principal amount of these loans be no more than 65% of the appraised value. Values are determined only by approved independent appraisers.

   Consumer Loans. We provide a broad range of consumer loans to customers, including personal lines of credit, debit cards, home equity loans and automobile loans. In order to improve customer service, continuity and customer retention, management of business banking customers often work with the same loan officer who handles their business banking relationships.

   Direct financing leases. Through our equipment leasing subsidiary, CBL, we provide lease financing as a complement to our other lending services. These leases are structured as either operating or direct financing leases, under which we retain title to the leased assets as security for payment. Only direct financing leases are included in our loan and lease portfolio. Operating leases are reported as investment in operating leases. Although our leasing program acts as a stand-alone product, it offers the opportunity to introduce leasing customers to other products and services offered by the Bank.

Nonperforming Assets

   Our nonperforming assets consist of nonaccrual loans and leases, restructured loans and leases, past due loans and leases and other real estate owned. The following table sets forth information with respect to these assets at the dates indicated.

                                  At              At December 31,
                               March 31, --------------------------------------
                                 2000     1999    1998    1997    1996    1995
                               --------- ------  ------  ------  ------  ------
                                          (Dollars in thousands)
Nonperforming loans and
 leases:
 Loans and leases 90 days or
  more delinquent and still
  accruing interest..........   $    2   $   49  $    4  $   --  $   --  $   --
 Nonaccrual loans and
  leases.....................      692      634     125     470     234      --
 Restructured loans and
  leases.....................       --       --     338     341     348     616
                                ------   ------  ------  ------  ------  ------
  Total nonperforming loans
   and leases................      694      683     467     811     582     616
Real estate acquired by
 foreclosure.................       --       --      --      --     109     310
Repossessed assets...........      100       --      --      --      --      --
                                ------   ------  ------  ------  ------  ------
  Total nonperforming
   assets....................   $  794   $  683  $  467  $  811  $  691  $  926
                                ======   ======  ======  ======  ======  ======
Allowance for loan and lease
 losses......................   $4,855   $4,585  $3,271  $2,248  $1,660  $1,392
                                ======   ======  ======  ======  ======  ======
Ratio of nonperforming assets
 to total assets.............     0.16%    0.14%   0.13%   0.31%   0.36%   0.58%
Ratio of nonperforming loans
 and leases to total loans
 and leases..................     0.19     0.19    0.21    0.49    0.52    0.69
Ratio of allowance for loan
 and lease losses to total
 loans and leases............     1.34     1.31    1.44    1.35    1.48    1.57
Ratio of allowance for loan
 and lease losses to
 nonperforming loans and
 leases......................   699.57   671.30  700.43  277.19  285.22  225.97

   Accrual of interest is discontinued on a loan or lease when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan or lease is generally placed on nonaccrual status when it becomes 90 days past due. When a loan or lease is placed on nonaccrual status, all accrued and unpaid interest on the loan or lease is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan or lease balance until the collection of both principal and interest becomes reasonably certain. When the issues relating to a nonaccrual loan or lease are finally resolved, there may ultimately be an actual write down or charge-off of the principal balance of the loan or lease, which may necessitate additional charges to earnings.

   Restructured loans and leases are those for which concessions, including the reduction of interest rates below a rate otherwise available to the borrower, or the deferral of interest or principal, have been granted due to the borrower's weakened financial condition. Interest on restructured loans and leases is accrued at the restructured rates when it is anticipated that no loss of original principal will occur.

   The additional interest income that would have been recognized for the three months ended March 31, 2000 and the years ended December 31, 1999 and December 31, 1998 if our nonaccrual and restructured loans and leases had been current in accordance with their original terms, and the interest income on nonaccrual and restructured loans and leases actually included in our net income for such periods, was not material.

   Real estate acquired by foreclosure includes deeds acquired under agreements with delinquent borrowers. Real estate acquired by foreclosure is appraised annually and is carried at the lesser of (i) fair market value less anticipated closing costs or (ii) the balance of the related loan. As of March 31, 2000, we did not own any real estate acquired in foreclosure proceedings or under agreements with delinquent borrowers.

   Potential Problem Loans and Leases. A potential problem loan or lease is one where management has serious doubts about the borrower's future performance under the terms of the loan or lease contract. These loans and leases are current as to the principal and interest and, accordingly, are not included in the nonperforming asset categories. For our protection, management monitors these loans and leases closely. However, further deterioration may result in the loan or lease being classified as nonperforming. At March 31, 2000, we held 31 loans and leases considered by management to be potential problem loans or leases, with outstanding principal totaling approximately $6.4 million. The level of potential problem loans and leases is factored into the determination of the adequacy of the allowance for loan and lease losses.

Analysis of Allowance for Loan and Lease Losses

   The allowance for loan and lease losses represents management's recognition of the risks of extending credit and its evaluation of the quality of the loan and lease portfolio. The allowance for loan and lease losses is maintained at a level considered adequate to provide for anticipated loan and lease losses, based on various factors affecting the loan and lease portfolio, including a review of problem loans and leases, business conditions, historical loss experience, evaluation of the quality of the underlying collateral and holding and disposal costs. The allowance is increased by additional charges to operating income and reduced by loans and leases charged off, net of recoveries.

   The following table sets forth information regarding changes in our allowance for loan and lease losses for the periods indicated.

                             For the
                           three months       For the year ended December 31,
                              ended      ----------------------------------------------
                          March 31, 2000   1999      1998      1997     1996     1995
                          -------------- --------  --------  --------  -------  -------
                                           (Dollars in thousands)
Balance of allowance for
 loan and lease losses
 at beginning of
 period.................     $  4,585    $  3,271  $  2,248  $  1,660  $ 1,392  $ 1,181
                             --------    --------  --------  --------  -------  -------
Charge-offs:
 Commercial.............          107         100       200       356      275       27
 Real estate --
   construction.........           --           5        --        --       47       --
 Real estate --
   mortgage.............           --          --        --        --       --       --
 Consumer...............            2          80        32        38        6       18
 Direct financing
  leases................          209          --         4        --       --       --
                             --------    --------  --------  --------  -------  -------
 Total charge-offs......          318         185       236       394      328       45
                             --------    --------  --------  --------  -------  -------
Recoveries:
 Commercial.............           14          24        66         6       61       10
 Real estate --
   construction.........           --          --        --        --       39       --
 Real estate --
   mortgage.............           --          --        --        --       --       --
 Consumer...............            1           2         5        27        3        3
 Direct financing
  leases................           --          --        --        --       --       --
                             --------    --------  --------  --------  -------  -------
 Total recoveries.......           15          26        71        33      103       13
                             --------    --------  --------  --------  -------  -------
Net charge-offs.........         (303)       (159)     (165)     (361)    (225)     (32)
Provisions for loan and
 lease losses charged to
 operations.............          573       1,473     1,188       949      493      243
                             --------    --------  --------  --------  -------  -------
Balance of allowance for
 loan and lease losses
 at end of period.......     $  4,855    $  4,585  $  3,271  $  2,248  $ 1,660  $ 1,392
                             ========    ========  ========  ========  =======  =======
Ratio of net charge-offs
 to average loans and
 leases(1)..............         .32%        .06%      .08%      .26%     .23%     .04%
Average loans and leases
 outstanding during the
 period.................     $358,445    $281,796  $197,851  $138,787  $98,075  $77,194

-----------------
(1) The ratio for the three months ended March 31, 2000 has been annualized and is not necessarily indicative of results for the entire year.

   Our lending personnel are responsible for continuous monitoring of the quality of the loan and lease portfolio. The loan and lease portfolio is monitored regularly by a loan review officer who reports directly to the audit committee of the Bank's Board of Directors. In addition, the Bank's Board of Directors reviews monthly reports of delinquent and potential problem loans. These reviews assist in the identification of potential and probable losses and also in the determination of the level of the allowance for loan and lease losses. The allowance for loan and lease losses is based primarily on management's estimates of possible loan and lease losses from the foregoing processes and historical experience. These estimates involve ongoing judgments and may be adjusted in the future, depending on economic conditions and changing portfolio performance. At March 31, 2000, the allowance for loan and lease losses equaled 1.34% of total loans and leases.

   Federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan and lease losses. We believe that our allowance for loan and lease losses is adequate to cover anticipated loan and lease losses. However, management may determine a need to increase the allowance for loan and lease losses, or regulators, when reviewing the Bank's loan and lease portfolio in the future, may request the Bank to increase such allowance. Either of these events could adversely affect our earnings. Further, there can be no assurance that our actual loan and lease losses will not exceed the allowance for loan and lease losses.

   Additions to the allowance for loan and lease losses, which are charged as expenses on our income statement, are made periodically to maintain the allowance at the appropriate level, based on our analysis of the potential risk in the loan and lease portfolio. Loans and leases charged off, net of amounts recovered from such loans and leases, reduce the allowance for loan and lease losses. The amount of the allowance is a function of the levels of loans and leases outstanding, the level of non-performing loans and leases, historical loan and lease loss experience, the amount of loan and lease losses actually charged against the reserve during a given period and current and anticipated economic conditions.

   The following table sets forth the allowance for loan and lease losses by category to the extent specific allocations have been determined relative to particular loans or leases. The unallocated portion of the allowance is intended to cover loss exposure related to potential problem loans or leases for which no specific allocation has been estimated and for the possible risk in the remainder of the loan and lease portfolio. We believe that any allocation of the allowance into categories lends an appearance of precision that does not exist. The allocation table should not be interpreted as an indication of the specific amounts, by loan or lease classification, to be charged to the allowance. We believe that the table is a useful device for assessing the adequacy of the allowance as a whole. The table has been derived in part by applying historical loan and lease loss ratios to both internally classified loans and leases and the portfolio as a whole in determining the allocation. The allowance is utilized as a single unallocated allowance available for all loans and leases.

                                                                                       At December 31,
                                        ---------------------------------------------------------------------------------------
                    At March 31, 2000           1999                  1998                  1997                  1996
                  --------------------- --------------------- --------------------- --------------------- ---------------------
                             Loans or              Loans or              Loans or              Loans or              Loans or
                             leases in             leases in             leases in             leases in             leases in
                             category             category as           category as           category as           category as
                             as a % of              a % of                a % of                a % of                a % of
                            total gross           total gross           total gross           total gross           total gross
                  Amount of  loans and  Amount of  loans and  Amount of  loans and  Amount of  loans and  Amount of  loans and
                  Allowance   leases    Allowance   leases    Allowance   leases    Allowance   leases    Allowance   leases
                  --------- ----------- --------- ----------- --------- ----------- --------- ----------- --------- -----------
                                                                        (Dollars in thousands)
Commercial.......  $  812       34.2%    $1,120       37.2%    $  832       46.2%    $  811       47.0%    $  510       52.2%
Real estate--
 mortgage........   1,104       38.9        728       35.2        522       25.1        296       24.2        189       21.8
Real estate--
 construction....     499       15.1        284       15.3        508       15.1        318       16.7        237       17.0
Consumer.........     223        5.6        233        6.2         99        7.5         73        7.0         51        7.4
Direct financing
 leases..........     150        6.2        183        6.1        243        6.1         --        5.1         --        1.6
Unallocated......   2,067        0.0      2,037        0.0      1,067        0.0        750        0.0        673        0.0
                   ------      -----     ------      -----     ------      -----     ------      -----     ------      -----
 Total...........  $4,855      100.0%    $4,585      100.0%    $3,271      100.0%    $2,248      100.0%    $1,660      100.0%
                   ======      =====     ======      =====     ======      =====     ======      =====     ======      =====
                          1995
                  ---------------------
                             Loans or
                             leases in
                            category as
                              a % of
                            total gross
                  Amount of  loans and
                  Allowance   leases
                  --------- -----------
Commercial.......  $  527       39.6%
Real estate--
 mortgage........     151       35.4
Real estate--
 construction....     233       16.4
Consumer.........      49        7.2
Direct financing
 leases..........      --        1.4
Unallocated......     433        0.0
                  --------- -----------
 Total...........  $1,393      100.0%
                  ========= ===========

Investments

   Our investment portfolio is comprised of securities rated "A" or better by various nationally recognized rating agencies, with the majority of the portfolio either maturing or repricing within a one- to seven-year period. Our practice is to purchase primarily U.S. Treasury and U.S. Government Agency securities. The primary factors considered in the overall management of the securities portfolio are liquidity, yield, volatility, asset/liability management and the ability to pledge securities for public deposits and wholesale borrowings. Since November 1994, we have invested primarily in mortgage-backed securities that reprice annually. Our investment strategies are reviewed at the meetings of the asset and liability management committee.

   Our mortgage-backed securities are typically classified as available for sale. Our goals with respect to our securities portfolio are to (i) maximize safety and soundness, (ii) provide adequate liquidity, (iii) maximize rate of return within the constraints of applicable liquidity requirements, and (iv) complement asset/liability management strategies.

   The following table sets forth the book value of the securities in our investment portfolio by type at the dates indicated.

                                              At          At December 31,
                                           March 31, -------------------------
                                             2000      1999     1998    1997
                                           --------- -------- -------- -------
                                                     (In thousands)
U.S. Treasury and U.S. government agency
 securities............................... $ 11,617  $ 11,884 $ 17,764 $ 7,009
Mortgage-backed securities................   89,132    94,393   87,104  48,354
State and municipal bonds.................      799       799      965   1,198
Federal Reserve and FHLB stock............    2,960     2,455    1,961   2,012
Other investments.........................      390       390      143     211
                                           --------  -------- -------- -------
  Total................................... $104,898  $109,921 $107,937 $58,784
                                           ========  ======== ======== =======

   The following table sets forth the book value, maturity or repricing frequency, and approximate yield of the securities in our investment portfolio at March 31, 2000.

                                                       Maturity
                          ------------------------------------------------------------------
                           Within 1 year      1-5 years       5-10 years     Over 10 years   Total book value
                          ---------------- --------------- ---------------- ---------------- -----------------
                          Amount  Yield(1) Amount Yield(1) Amount  Yield(1) Amount  Yield(1)  Amount  Yield(1)
                          ------- -------- ------ -------- ------- -------- ------- -------- -------- --------
                                                         (Dollars in thousands)
U.S. Treasury and U.S.
 government agency
 securities.............  $ 2,315   4.25%  $1,489   6.13%  $    --     --   $ 7,813   6.38%  $ 11,617   5.92%
Mortgage-backed
 securities.............   65,417   6.74    2,940   6.50    20,775   5.50        --     --     89,132   6.44
State and municipal
 bonds..................      490   6.91      --               309   6.68        --     --        799   6.82
Federal Reserve and FHLB
 stock..................       --     --       --     --        --     --     2,960   6.70      2,960   6.70
Other investments.......       --     --      390  16.62        --     --               --        390  16.62
                          -------          ------          -------          -------          --------
 Total..................  $68,222   6.66%  $4,819   7.20%  $21,084   5.52%  $10,773   6.47%  $104,898   6.43%
                          =======          ======          =======          =======          ========

-----------------
(1) Yields do not include adjustments for tax-exempt interest because the amount of such interest is not material.

Deposits

   Our primary source of funds has historically been customer deposits. We offer a variety of accounts for depositors, which are designed to attract both short- and long-term deposits. These accounts include certificates of deposit, savings accounts, money market accounts, checking and negotiable order of withdrawal accounts and individual retirement accounts. At March 31, 2000, $116.0 million, or 28%, of our deposits were non-interest-bearing deposits. We believe that we receive a large amount of non-interest-bearing deposits because we provide customers with the option of paying for services in cash or by maintaining additional non-interest-bearing account balances. However, since proposed changes in banking regulations would allow for the payment of interest on commercial accounts, there can be no assurance that we will be able to continue to maintain such a high level of non-interest-bearing deposits. Interest-bearing accounts earn interest at rates based on competitive market factors and our desire to increase or decrease certain types of maturities or deposits. We have not actively sought brokered deposits and do not currently intend to do so.

   The following tables present the average balances for each major category of deposits and the weighted average interest rates paid for interest-bearing deposits for the periods indicated.

                           For the three
                              months                  For the year ended December 31,
                          ended March 31,  -----------------------------------------------------
                               2000              1999              1998              1997
                         ----------------- ----------------- ----------------- -----------------
                                  Weighted          Weighted          Weighted          Weighted
                                  average           average           average           Average
                         Average  interest Average  interest Average  interest Average  interest
                         Balance    rate   Balance    rate   Balance    rate   Balance    rate
                         -------- -------- -------- -------- -------- -------- -------- --------
                                                 (Dollars in thousands)
NOW and money market
 accounts............... $153,543   3.94%  $122,688   3.30%  $ 85,558   3.31%  $ 66,222   3.23%
Savings.................    6,015   2.21      6,546   2.22      6,227   2.59      5,780   2.63
Certificates of deposit
 under $100,000.........   24,454   5.36     25,950   5.09     21,507   5.42     16,942   5.18
Certificates of deposit
 $100,000 and over......  100,431   5.54     64,844   5.15     47,453   5.60     35,936   5.80
                         --------          --------          --------          --------
 Total interest-bearing
  deposits..............  284,443   4.59    220,028   4.02    160,745   4.24    124,880   4.21
Non-interest-bearing
 demand deposits........  110,516     --    101,793     --     76,223     --     54,706     --
                         --------          --------          --------          --------
 Total deposits......... $394,959   3.30%  $321,821   2.75%  $236,968   2.87%  $179,586   2.93%
                         ========          ========          ========          ========

   Maturities of certificates of deposit of $100,000 and more are as follows:

                                                                   At March 31,
                                                                       2000
                                                                  --------------
                                                                  (In thousands)
Remaining Maturity
Less than three months...........................................    $ 64,860
Three months up to six months....................................      13,150
Six months up to one year........................................      12,351
One year and over................................................      12,654
                                                                     --------
  Total..........................................................    $103,015
                                                                     ========

Short-Term Borrowings

   Our short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, which generally mature within 60 days, and advances from the Federal Home Loan Bank of Topeka. The following table sets forth information relating to our short-term borrowings.

                                         At or for
                                         the three     At or for the year
                                        months ended   ended December 31,
                                         March 31,   -------------------------
                                            2000      1999     1998     1997
                                        ------------ -------  -------  -------
                                               (Dollars in thousands)
Federal funds purchased:
  Balance at end of period.............   $    --    $ 1,300  $ 3,500  $    --
  Average balance outstanding for
   period..............................     2,778      4,403    4,956    6,686
  Maximum amount outstanding at any
   month end during period.............    11,200     13,000   17,000   18,000
  Weighted average interest rate for
   period..............................      5.98%      5.40%    5.54%    5.68%
  Weighted average interest rate at
   period end..........................      0.00%      4.00%    5.06%    0.00%
Securities sold under agreements to
 repurchase:
  Balance at end of period.............   $36,736    $33,053  $24,956  $13,024
  Average balance outstanding for
   period..............................    34,366     40,421   18,811   10,916
  Maximum amount outstanding at any
   month end during period.............    36,736     51,982   24,956   17,625
  Weighted average interest rate for
   period..............................      4.78%      4.41%    4.72%    4.92%
  Weighted average interest rate at
   period end..........................      5.07%      4.53%    3.31%    4.58%
FHLB advances:
  Balance at end of period.............   $10,980    $30,980  $26,120  $ 3,260
  Average balance outstanding for
   period..............................    26,834     18,041    4,626    4,167
  Maximum amount outstanding at any
   month end during period.............    36,680     32,050   26,120    4,400
  Weighted average interest rate for
   period..............................      5.95%      5.48%    6.07%    6.72%
  Weighted average interest rate at
   period end..........................      5.95%      5.88%    5.47%    6.46%

Competition

   The banking business in the Denver metropolitan area is highly competitive and is currently dominated by a number of large regional financial institutions, including U.S. Bancorp, Inc., Banc One Corporation, Zions Bancorporation, KeyCorp, Wells Fargo & Company and Compass Bancshares, Inc. In addition to these regional banks, there are a number of smaller commercial banks that operate in the area, including Guaranty Bank and Trust Company, Colorado State Bank & Trust, First Bank Holding Company of Colorado, FirsTier Financial, Inc., Union Bank and Trust and Citywide Banks, Inc. We compete for loans and deposits with other banks (including those listed above), savings and loan associations, finance companies, credit unions and mortgage bankers. In addition to traditional financial institutions, we also compete for loans with brokerage and investment banking companies and governmental agencies that make available low cost or guaranteed loans to certain borrowers. Particularly in times of high interest rates, we also face significant competition for deposits from sellers of short-term money market securities and other corporate and government securities.

   By virtue of their larger capital bases or affiliation with larger multi-bank holding companies, many of our competitors have substantially greater capital resources and lending limits than us and perform other functions that we offer only through correspondents. Interstate banking is permitted in Colorado, and, since January 1, 1997, unlimited state-wide branch banking is permitted. As a result, we may experience greater competition in our primary service areas. Our business, financial condition, results of operations and cash flows may be adversely affected by an increase in competition. Moreover, recently enacted and proposed legislation has focused on expanding the ability of participants in the banking and thrift industries to engage in other lines of business. The enactment of such legislation could put us at a competitive disadvantage because we may not have the capital to participate in other lines of business to the same extent as more highly capitalized bank and financial service companies.

Description of Property

   We currently have nine banking locations and one leasing office. The ninth banking location has received regulatory approval to move and is scheduled to open in the second quarter of 2000. Our executive offices are located at 821 Seventeenth Street, Denver, Colorado, 80202. We lease our executive offices from Kesef, LLC ("Kesef"), an entity owned by certain Bank directors and some of our directors. The term of the lease expires in 2009. See "Certain Relationships and Certain Transactions." We also lease all of our other facilities. The following table sets forth specific information on each location.

                                                                                      Lease
Location                                          Address                           Expiration
--------                                          -------                           ----------
Denver.................. 821 Seventeenth Street, Denver, Colorado, 80202               2009
Tremont................. 1275 Tremont, Denver, Colorado, 80202                         2014
Littleton............... 101 West Mineral Avenue, Littleton, Colorado, 80120           2000
Prince.................. 2409 West Main Street, Littleton, Colorado, 80120             2004
Boulder................. 2025 Pearl Street, Boulder, Colorado 80302                    2009
Boulder North........... 2550 North Broadway, Boulder, Colorado 80302                  2004
West Metro.............. 15710 West Colfax Avenue, Golden, Colorado 80401              2004
DTC..................... 8400 East Prentice Avenue, Englewood, Colorado 80111          2003
Vail Valley............. 439 Edwards Access Road, Edwards, Colorado, 81632             2004
Leasing Office.......... 999 Eighteenth Street, Suite 2400, Denver, Colorado, 80202    2001

   All leased properties are considered in good operating condition and are believed adequate for our present and foreseeable future operations. We do not anticipate any difficulty in leasing additional suitable space upon expiration of any present lease terms.

Legal Proceedings

   Periodically and in the ordinary course of business, various claims and lawsuits which are incidental to our business are brought against, or by, us. We believe that the ultimate liability, if any, resulting from such claims or lawsuits will not have a material adverse effect on our business, financial condition or results of operations.

Employees

   As of March 31, 2000, we had 146 employees, including 133 full-time employees. None of our employees are covered by a collective bargaining agreement, and we believe that our relationship with our employees is good.

                           SUPERVISION AND REGULATION

   We, and the Bank, are extensively regulated under federal and Colorado law. These laws and regulations are primarily intended to protect depositors and federal deposit insurance funds, not our shareholders. The following information summarizes certain material statutes and regulations affecting us and the Bank and is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws, regulations or regulatory policies may have a material adverse effect on our and the Bank's business, financial condition, results of operations and cash flows. We are unable to predict the nature or extent of the effects that fiscal or monetary policies, economic controls or new federal or state legislation may have on our business and earnings in the future.

 The Holding Company

   General. We are a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and are subject to regulation, supervision and examination by the Board of Governors of the Federal Reserve System (the "FRB"). We are required to file an annual report with the FRB and such other reports as the FRB may require pursuant to the BHCA.

   Acquisitions. As a bank holding company, we are required to obtain the prior approval of the FRB before acquiring direct or indirect ownership or control of more than 5% of the voting shares of a bank or bank holding company. The FRB will not approve any acquisition, merger or consolidation that would result in substantial anti-competitive effects, unless the anti-competitive effects of the proposed transaction are outweighed by a greater public interest in meeting the needs and convenience of the public. In reviewing applications for such transactions, the FRB also considers managerial, financial, capital and other factors, including the record of performance of the applicant and the bank or banks to be acquired under the Community Reinvestment Act of 1977, as amended (the "CRA").

   The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, as amended (the "1994 Act"), which became effective September 29, 1995, displaces state laws governing interstate bank acquisitions. Under the 1994 Act, a bank holding company can acquire a bank outside of its home state without regard to local law. Thus, an out-of-state holding company could acquire the Bank, and we could acquire a bank outside of Colorado.

   All acquisitions pursuant to the 1994 Act require regulatory approval. In reviewing applications under the 1994 Act, an applicant's record under the CRA must be considered, and a determination must be made that the transaction will not result in any violations of federal or state antitrust laws. In addition, there is a limit of 25% on the amount of deposits in insured depository institutions in Colorado that can be controlled by any bank or bank holding company.

   The 1994 Act also permits bank subsidiaries of a bank holding company to act as agents for affiliated institutions by receiving deposits, renewing time deposits, closing loans, servicing loans and receiving payments on loans. As a result, a relatively small Colorado bank owned by an out-of-state holding company could make available to customers in Colorado some of the services of a larger affiliated institution located in another state.

   The Gramm-Leach-Bliley Act of 1999 eliminates many of the restrictions placed on the activities of certain qualified bank holding companies. Effective March 11, 2000, a bank holding company can qualify as a "financial holding company" and expand into a wide variety of financial services, including securities activities, insurance and merchant banking without the prior approval of the FRB. We have registered as a financial holding company under this new legislation.

   Capital Adequacy. The FRB monitors, on a consolidated basis, the capital adequacy of bank holding companies that have total assets in excess of $150 million by using a combination of risk-based and leverage ratios. Failure to meet the capital guidelines may result in the application by the FRB of supervisory or enforcement actions. Under the risk-based capital guidelines, different categories of assets, including certain off-balance sheet items, such as loan commitments in excess of one year and letters of credit, are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base. For purposes of the risk-based capital guidelines, total capital is defined as the sum of "Tier 1" and "Tier 2" capital elements, with Tier 2 capital being limited to 100% of Tier 1 capital. Tier 1 capital includes, with certain restrictions, common shareholders' equity, perpetual preferred stock (no more than 25% of Tier 1 capital being comprised of cumulative preferred stock or trust preferred stock) and minority interests in consolidated subsidiaries. Tier 2 capital includes, with certain limitations, perpetual preferred stock not included in Tier 1 capital, certain maturing capital instruments and the allowance for loan and lease losses (limited to 1.25% of risk-weighted assets). The regulatory guidelines require a minimum ratio of total capital to risk-weighted assets of 8% (of which at least 4% must be in the form of Tier 1 capital). The FRB has also implemented a leverage ratio, which is defined to be a company's Tier 1 capital divided by its average total consolidated assets. The minimum required leverage ratio for top-rated bank holding companies is 3%, but most companies are required to maintain an additional cushion of at least 100 to 200 basis points.

   The table below sets forth our ratios at March 31, 2000 of (i) total capital to risk-weighted assets, (ii) Tier 1 capital to risk-weighted assets and (iii) Tier 1 leverage ratio.

                                                            At March 31, 2000
                                                          ----------------------
                                                                 Minimum
   Ratio                                                  Actual Required Excess
   -----                                                  ------ -------- ------
   Total capital to risk-weighted assets.................  10.7%   8.0%    2.7%
   Tier 1 capital to risk-weighted assets................   9.5    4.0     5.5
   Tier 1 leverage ratio.................................   7.7    4.0     3.7

   Support of Banks. As discussed below, the Bank is also subject to capital adequacy requirements. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA"), we could be required to guarantee the capital restoration plan of the Bank, should the Bank become "undercapitalized," as defined in the FDICIA and the regulations thereunder. Our maximum liability under any such guarantee would be the lesser of 5% of the Bank's total assets at the time it became undercapitalized or the amount necessary to bring the Bank into compliance with the capital plan. The FRB also has stated that bank holding companies are subject to the "source of strength doctrine," which requires bank holding companies to serve as a source of "financial and managerial" strength to their subsidiary banks.

   The FDICIA requires the federal banking regulators to take "prompt corrective action" with respect to capital-deficient institutions. In addition to requiring the submission of a capital restoration plan, the FDICIA contains broad restrictions on certain activities of undercapitalized institutions involving asset growth, acquisitions, branch establishment and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons, if the institution would be undercapitalized after any such distribution or payment.

 The Bank

   General. The Bank is a national banking association, the deposits of which are insured by the Bank Insurance Fund of the Federal Disposal Insurance Corporation (the "FDIC"), and is subject to supervision, regulation and examination by the OCC and by the FDIC. Pursuant to such regulation, the Bank is subject to special restrictions, supervisory requirements and potential enforcement actions. The FRB's supervisory authority over us can also affect the Bank.

   Branching. The Colorado Revised Statutes were amended in 1991 to phase in open branching over a six-year period. Colorado law also provides a phase-in schedule for the conversion of an affiliate bank into a branch bank. Banks desiring to establish a de novo branch bank have been allowed to do so since January 1, 1993, though only one branch bank could initially be created. Since January 1, 1997, no limitations are placed on the number of branches a bank may establish, and any bank which has had its charter approved or conditionally or preliminarily approved on or after April 1, 1991, may, upon 30 days' written notice to the Colorado banking board or banking commissioner, be converted to a branch of any bank.

   Community Reinvestment Act. The CRA requires the Bank to adequately meet the credit needs of the communities in which it operates. The CRA allows regulators to reject an applicant seeking, among other things, to make an acquisition or establish a branch, unless it has performed satisfactorily under the CRA. Federal regulators regularly conduct examinations to assess the performance of financial institutions under the CRA. In its most recent CRA examination, the Bank received a satisfactory rating.

   Transactions with Affiliates. The Bank is subject to Section 23A of the Federal Reserve Act, which limits the amount of loans to, investments in, and certain other transactions with, affiliates of the Bank, requires certain levels of collateral for such loans or transactions, and limits the amount of advances to third parties that are collateralized by the securities or obligations of affiliates, unless the affiliate is a bank and is at least 80% owned by us. If the affiliate is a bank and is at least 80% owned by us, such transactions are generally exempted from these restrictions, except as to "low quality" assets, as defined under the Federal Reserve Act, and transactions not consistent with safe and sound banking practices. In addition, Section 23A generally limits transactions with affiliates of the Bank to 10% of the Bank's capital and surplus and generally limits all transactions with affiliates to 20% of the Bank's capital and surplus.

   Section 23B of the Federal Reserve Act requires that certain transactions between the Bank and any non-bank affiliate must be on substantially the same terms, or at least as favorable to the Bank, as those prevailing at the time for comparable transactions with, or involving, non-affiliated companies or, in the absence of comparable transactions, on terms and under circumstances, including credit standards, that in good faith would be offered to, or would apply to, non-affiliated companies. The aggregate amount of the Bank's loans to its officers, directors and principal shareholders (or their affiliates) is limited to the amount of its unimpaired capital and surplus, unless the FDIC determines that a lesser amount is appropriate.

   A violation of the restrictions of Section 23A or Section 23B of the Federal Reserve Act may result in the assessment of civil monetary penalties against the Bank or a person participating in the conduct of the affairs of the Bank or the imposition of an order to cease and desist such violation.

   Dividend Restrictions. Dividends paid by the Bank are expected to provide substantially all of our cash flow. The approval of the OCC is required prior to the declaration of any dividend by the Bank if the total of all dividends declared by the Bank in any calendar year exceeds the total of its net profits of that year combined with the retained net profits for the preceding two years. In addition, the FDICIA provides that the Bank cannot pay a dividend if it will cause the Bank to be "undercapitalized."

   Examinations. The OCC periodically examines and evaluates national banks. Based upon such an evaluation, the examining regulator may revalue the assets of an insured institution and require that it establish specific reserves to compensate for the difference between the value determined by the regulator and the book value of such assets.

   Capital Adequacy. Federal regulations establish minimum requirements for the capital adequacy of depository institutions that are generally the same as those established for bank holding companies. Banks with capital ratios below the required minimum are subject to certain administrative actions, including the termination of deposit insurance and the appointment of a receiver, and may also be subject to significant operating restrictions pursuant to regulations promulgated under the FDICIA.

   The following table sets forth the capital ratios of the Bank at March 31, 2000.

                                                            At March 31, 2000
                                                          ----------------------
                                                                 Minimum
   Ratio                                                  Actual Required Excess
   -----                                                  ------ -------- ------
   Total capital to risk-weighted assets.................  10.4%   8.0%    2.4%
   Tier 1 capital to risk-weighted assets................   9.2    4.0     5.2
   Tier 1 leverage ratio.................................   7.4    4.0     3.4

   Pursuant to the FDICIA, regulations have been adopted defining five capital levels: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Increasingly severe restrictions are placed on a depository institution as its capital level classification declines. An institution is critically undercapitalized if it has a tangible equity to total assets ratio less than or equal to 2%. An institution is adequately capitalized if it has a total risk-based capital ratio less than 10%, but greater than or equal to 8%, or a Tier 1 risk-based capital ratio less than 6%, but greater than or equal to 4%, or a leverage ratio less than 5%, but greater than or equal to 4% (3% in certain circumstances). An institution is well capitalized if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater, and the institution is not subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. Under these regulations, as of December 31, 1999, the Bank was well capitalized, which classification places no significant restrictions on the Bank's activities.

   Internal Operating Requirements. Federal regulations promote the safety and soundness of individual institutions by specifically addressing, among other things: (1) internal controls, information systems and internal audit systems;
(2) loan documentation; (3) credit underwriting; (4) interest rate exposure;
(5) asset growth; and (6) compensation and benefit standards for management officials.

   Real Estate Lending Evaluations. Federal regulators have adopted uniform standards for the evaluation of loans secured by real estate or made to finance improvements to real estate. The Bank is required to establish and maintain written internal real estate lending policies consistent with safe and sound banking practices. The regulations establish loan to value ratio limitations on real estate loans, which are equal to or higher than the loan to value limitations established by us.

   Deposit Insurance Premiums. Under current regulations, FDIC-insured depository institutions that are members of the FDIC pay insurance premiums at rates based on their assessment risk classification, which is determined, in part, based on the institution's capital ratios and, in part, on factors that the FDIC deems relevant to determine the risk of loss to the FDIC. Assessment rates range from $0 to $0.27 per $100. The Bank currently does not pay an assessment rate on insured deposits. This classification for determination of assessment rate may be reviewed semi-annually.

   Restrictions on Loans to One Borrower. Under federal law, the aggregate amount of loans that may be made to one borrower by the Bank is generally limited to 15% of its unimpaired capital, surplus, undivided profits and allowance for loan and lease losses. The Bank seeks participations to accommodate borrowers whose financing needs exceed the Bank's lending limits.

Changing Regulatory Structure

   Regulation of the activities of national and state banks and their holding companies imposes a heavy burden on the banking industry. The FRB, OCC and FDIC all have extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. These agencies can assess civil monetary penalties, issue cease and desist or removal orders, seek injunctions and publicly disclose such actions. Moreover, the authority of these agencies has expanded in recent years, and the agencies have not yet fully tested the limits of their powers.

   The laws and regulations affecting banks and bank holding companies have changed significantly in recent years, and there is reason to expect that changes will continue in the future, although it is difficult to predict the outcome of these changes. From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. In particular, recently enacted and proposed legislation has focused on expanding the ability of participants in the banking industry to engage in other lines of business. The enactment of such legislation could put us at a competitive disadvantage because it may not have the capital to participate in other lines of business to the same extent as more highly capitalized bank holding companies. We cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect us.

Monetary Policy

   The Monetary policy of the FRB has a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the FRB to affect the money supply are open market transactions in U.S. government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid on deposits. FRB monetary policies have materially affected the operations of business banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on the business and our and our subsidiaries cannot be predicted.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

   The names and ages of the executive officers and key employees of Colorado Business Bankshares, Inc. as of March 31, 2000, offices held by these officers and key employees on that date and other positions held with Colorado Business Bankshares, Inc. and its principal operating subsidiaries are set forth below.

Name                     Age Position
----                     --- --------
Steven Bangert..........  43 Chairman of the Board and Chief Executive Officer
Jonathan C. Lorenz......  48 Vice Chairman of the Board and President
Richard J. Dalton.......  43 Executive Vice President and Chief Financial Officer
Kevin W. Ahern..........  37 Senior Vice President
Lyne B. Andrich.........  33 Senior Vice President and Controller
Virginia K. Berkeley....  47 President of Colorado Business Bank -- Denver and Director
Darrell J. Schulte......  45 President of Colorado Business Bank -- Littleton
Charles E. Holmes.......  43 President of Colorado Business Bank -- Boulder
Andrew L. Bacon.........  44 President of Colorado Business Bank -- West
Kevin G. Quinn..........  39 President of Colorado Business Bank -- DTC
Randal Garman...........  48 President of Colorado Business Bank of the Rockies
K. Denise Albrecht......  47 President of Community Trust Division
Richard M. Hall, Jr.....  53 President of Colorado Business Leasing, Inc.
Mark S. Kipnis..........  52 Director
Noel N. Rothman.........  70 Director
Howard R. Ross..........  74 Director
Michael B. Burgamy......  54 Director
Timothy J. Travis.......  55 Director

   Steven Bangert has served as our Chairman of the Board of Directors and Chief Executive Officer since September 1994. He also serves as Chairman of the Board of Colorado Business Bank, N.A., our wholly-owned subsidiary and a director of CBL. From August 1992 to present, Mr. Bangert has served as President and a director of Western Capital Holdings, Inc. ("Western Capital"), formerly the bank holding company for River Valley Bank -- Texas, located in McAllen, Texas. From March 1992 to July 1998, Mr. Bangert also served as Chairman of the Board of River Valley Bank -- Texas, and, from April 1988 to July 1994, he served as Vice Chairman of the Board and Chief Executive Officer of River Valley Savings Bank -- Illinois, a financial institution with locations in Chicago and Peoria, Illinois. From February 1994 to July 1998, Mr. Bangert served as a director and member of the executive committee of Lafayette American Bank. He holds a B.S. degree in business administration from the University of Nebraska -- Lincoln.

   Jonathan C. Lorenz has served as our President and Vice Chairman of the Board of Directors since March 1995. He also serves as Vice Chairman of the Board and Chief Executive Officer of the Bank. From June 1993 to March 1995, Mr. Lorenz pursued various business investment opportunities, including the formation of First Western Growth Fund, a small business investment company. Mr. Lorenz was employed by Colorado National Bank ("CNB") in various capacities from September 1976 to June 1993. Mr. Lorenz' last position with CNB was Senior Vice President and Manager of Corporate Banking. He holds a B.A. degree in political science and an M.B.A. from the University of Colorado.

   Richard J. Dalton has served as our Executive Vice President and Chief Financial Officer since January 1997. From August 1992 to January 1998, Mr. Dalton was the Vice President of Western Capital. From August 1992 to June 1998, Mr. Dalton served as the President and Chief Executive Officer of River Valley Bank -- Texas. He holds a B.S. degree in business administration from the University of Southern Colorado and an M.B.A. from the University of Colorado.

   Kevin W. Ahern has served as our Senior Vice President since May 2000. From 1999 to present, Mr. Ahern has served as President of Bighorn Partners, LLC, a financial consulting and business investment firm. From 1997 to 1999, Mr. Ahern was associated with Sterling Capital, Ltd., a Private Equity and Venture Capital firm based in Chicago, Illinois. From 1991 to 1997, Mr. Ahern was a Vice President and Senior Portfolio Manager for ING Investment Management in Denver, Colorado. He holds a B.S. degree in business administration from the University of Northern Colorado, an M.B.A. from the University of Connecticut, and is a Chartered Financial Analyst (CFA).

   Lyne B. Andrich has served as our Senior Vice President since July 1999 and our Vice President and Controller since May 1997. From November 1995 to May 1997, Ms. Andrich was a regional reporting manager for Key Bank of the Rocky Mountains. From June 1989 to November 1995, Ms. Andrich held several positions and served as Assistant Controller and Reporting Manager and internal auditor for Bank One, Colorado, N.A. She holds a B.S. degree in accounting from the University of Florida and is licensed as a Certified Public Accountant in the State of Colorado.

   Virginia K. Berkeley has served as President of Colorado Business Bank -- Denver since May 1995 and as our director since October 1995. Ms. Berkeley served as Senior Vice President and Manager of Business Banking of Bank One, Denver from January 1994 to May 1995. From December 1986 to January 1994, Ms. Berkeley held several positions with CNB, including President of CNB -- Tech Center and CNB -- Northeast. Ms. Berkeley holds a B.S. degree in economics from Purdue University and an M.B.A. from the University of Oklahoma.

   Darrell J. Schulte has served as President of Colorado Business Bank -- Littleton since May 1985. Mr. Schulte has been employed in the banking industry for 21 years. He holds a B.S. degree in finance from Colorado State University.

   Charles E. Holmes has served as President of Colorado Business Bank -- Boulder since June 1995. Mr. Holmes has been employed in the banking industry for 20 years. Mr. Holmes served as Vice President and Manager of Commercial Lending at Bank One -- Boulder from June 1992 to June 1995, where he was responsible for a $300 million loan portfolio. He holds a B.S. degree in business administration from Oklahoma State University.

   Andrew L. Bacon has served as President of Colorado Business Bank -- West since November 1997. From March 1997 to September 1997, Mr. Bacon served as Senior Vice President of UMB Bank. From June 1988 to December 1996, Mr. Bacon served as Senior Vice President in charge of the Commercial Banking Division at Norwest Bank -- Golden. Mr. Bacon holds a B.S. degree in business administration with a concentration in finance, from Colorado State University.

   Kevin G. Quinn has served as President of Colorado Business Bank -- DTC since May 1998. Prior to joining us, Mr. Quinn had been employed by Norwest Bank of Colorado since June 1988. From June 1988 to May 1998, Mr. Quinn was a Senior Vice President of Norwest, responsible for a private banking department with assets in excess of $295 million. From October 1991 to June 1998, Mr. Quinn was a Vice President and the Bank Manager of a Norwest Bank location in downtown Denver. Mr. Quinn holds a Business Administration degree in general business from the University of Northern Colorado and a graduate degree in banking from the Stonier Graduate School of Banking of the University of Delaware.

   Randal Garman has served as President of Colorado Business Bank of the Rockies since April 1999. From 1978 to present, Mr. Garman has been serving as President of R. Garman, Inc. Mr. Garman has also served as Chairman of First Bank of Vail Valley. He holds a B.S. degree from the University of Colorado.

   K. Denise Albrecht has served as the President of our Community Trust Division since October 1997. From May 1993 to October 1997, Ms. Albrecht served as Senior Vice President and Denver Market Manager of the Trust Department of Bank One, Colorado, N.A. Ms. Albrecht was employed, in several capacities, with CNB from December 1988 to May 1993. From January 1993 to May 1993, Ms. Albrecht served as President of Colorado Capital Advisors, a subsidiary of CNB, and, from September 1988 to January 1993, she served as Vice President and Institutional Services Division Manager for CNB. She holds a B.S. degree in business administration and an M.B.A. from Northern Michigan University.

   Richard M. Hall, Jr. has served as President of CBL, our equipment leasing subsidiary, since January 1996 and has been employed in the banking and financial services industry for 31 years. Prior to leading the formation of CBL, Mr. Hall served as President of Evergreen Lifetime Income, Inc., a development stage company in the reverse mortgage industry that he joined in March 1995. From March 1989 to April 1995, Mr. Hall was employed by CNB, where he served as the Commercial Banking Division Manager and as President of Colorado National Leasing, Inc., a subsidiary of CNB. He holds B.S. and M.S. degrees in business administration from Wichita State University and a graduate degree in banking from the Southwestern Graduate School of Banking at Southern Methodist University.

   Mark S. Kipnis has served as a director of the Company since September 1994. Since January 1998, he has also served as Vice President, Secretary and Corporate Counsel for Hollinger International Inc., a newspaper publishing company that is publicly traded on the New York Stock Exchange. From January 1979 to December 1997, Mr. Kipnis was a partner of the Chicago-based law firm of Holleb & Coff. Prior to attending law school Mr. Kipnis was a Certified Public Accountant with Price Waterhouse and Company. He holds a B.S. degree in accounting from the University of Illinois and a J.D. degree from Northwestern University School of Law.

   Noel N. Rothman has served as a director of the Company since September 1994. Mr. Rothman is a private investor and has served as President of Namtor, Inc. ("Namtor"), a closely held business services company in which he is a principal shareholder, since September 1985. Mr. Rothman attended Wayne University.

   Howard R. Ross has served as a director of the Company since September 1994. Mr. Ross is a private investor and has served as President of H.R. Financial, Inc., a closely held investment company in which he is the principal shareholder, since May 1994. From August 1992 to present, he has served as a director of Western Capital, and, from August 1992 to July 1995, he served as Vice Chairman of the Board of River Valley Bank -- Texas. He holds a B.S. degree in mechanical engineering from the Illinois Institute of Technology.

   Michael B. Burgamy has served as a director of the Company since May 1998. From 1999 to present, Mr. Burgamy has served as the Chief Financial Officer of Colibri Holding Corporation, a manufacturer of pet products and garden supplies. From 1991 to 1999 he was President of Perky-Pet Products Co., a manufacturer of pet products and supplies. From January 1976 to November 1994, he was President of CGS Distributing, Inc., a wholesale distributor of lawn and garden supplies. He holds a B.S. degree in engineering management from the United States Air Force Academy.

   Timothy J. Travis has served as a director of the Company since May 1998. Since November 1981, Mr. Travis has been the President and Chief Executive Officer of Eaton Metal Products Company, with which he has been employed since 1958.

Executive Compensation

   The following table sets forth the cash and noncash compensation for fiscal years 1997, 1998 and 1999 awarded to or earned by (i) the individual who served as our Chief Executive Officer ("CEO") in fiscal year 1999; and (ii) our four most highly compensated executive officers, other than the CEO (collectively, with the CEO, the "Named Executive Officers,") who were serving as executive officers for fiscal year 1999:

Summary Compensation Table

                                         Annual       Long Term    All Other
                                      Compensation   Compensation Compensation
                                     --------------- ------------ ------------
                                                      Securities
                              Fiscal  Salary  Bonus   Underlying
Name and Principal Position    Year   ($)(1)  ($)(2)  Options(#)      ($)
---------------------------   ------ -------- ------ ------------ ------------
Steven Bangert...............  1999  $187,480 $    0    28,867      $15,062(3)
 Chairman and CEO              1998   149,725 37,700         0       17,739
                               1997    25,000      0         0       16,189
Jonathan C. Lorenz...........  1999   177,670 42,000    12,300       15,351(4)
 Vice Chairman and President   1998   150,800 37,700         0       15,228
                               1997   145,000 39,000         0       15,086
Virginia K. Berkeley.........  1999   117,704 21,000     5,000       11,793(5)
 President -- Colorado
  Business Bank -- Denver      1998   110,240 21,200         0       12,364
                               1997   106,000 25,000         0       12,323
Richard J. Dalton............  1999   116,404 21,000     8,000       12,401(6)
 Executive Vice President and
  CFO                          1998    99,167 10,000         0       12,209
                               1997    45,000      0    16,500        6,256
Richard M. Hall, Jr..........  1999   103,572 16,818         0       11,017(7)
 President -- Colorado
  Business Leasing, Inc.       1998   100,700  8,526         0       12,763
                               1997    99,837 26,236         0       12,883

-----------------
(1) Actual salary paid in each respective fiscal year.
(2) Actual bonus paid in each respective fiscal year
(3) Includes $834 in club dues, $8,695 in 401(k) matching funds, $2,480 worth of company automobile benefits, and $3,053 in insurance premiums.
(4) Includes $9,679 in 401(k) matching funds, $2,670 worth of company automobile benefits, and $3,003 in insurance premiums.
(5) Includes $6,385 in 401(k) matching funds, $2,704 worth of company automobile benefits, and $2,704 in insurance premiums.
(6) Includes $1,908 in club dues, $6,385 in 401(k) matching funds, $1,404 worth of company automobile benefits, and $2,704 in insurance premiums.
(7) Includes $5,591 in 401(k) matching funds, $2,872 worth of company automobile benefits, and $2,554 in insurance premiums.

   The following table summarizes individual grants of stock options made during the 1999 fiscal year to each of the Named Executive Officers:

                                                                         Potential
                                                                      realizable value
                                                                         at assumed
                                                                      annual rates of
                                                                        stock price
                                                                      appreciation for
                                      Individual Grants                 option term
                         -------------------------------------------- ----------------
                                     Percent of
                         Number of  total options
                         securities  granted to   Exercise
                         underlying   employees   or base
                          Options     in fiscal    price   Expiration
Name                      granted       year       ($/Sh)     date      5%      10%
----                     ---------- ------------- -------- ---------- ------- --------
Steven Bangert..........    7,183        4.3%      18.00    1/12/04       --  $ 18,173
                            7,184        4.3       18.00    1/12/04       --    18,176
                           14,500        8.7       16.00    1/12/04     3,915   65,685
                           ------       ----                          ------- --------
                           28,867       17.4%                         $ 3,915 $102,034
Jonathan C. Lorenz......    2,300        1.4       18.00    1/12/09   $ 6,371 $ 34,661
                           10,000        6.0       16.00    1/12/09    47,700  170,700
                           ------       ----                          ------- --------
                           12,300        7.4%                         $54,071 $205,361
Virginia K. Berkeley....    5,000        3.0%      16.00    1/12/09   $23,850 $ 85,350
Richard J. Dalton.......    3,000        1.8       18.00    1/12/09   $ 8,310 $ 45,210
                            5,000        3.0       16.00    1/12/09    23,850   85,350
                           ------       ----                          ------- --------
                            8,000        4.8%                         $32,160 $130,560

   The following table summarizes, on an aggregate basis, each exercise of stock options during the 1999 fiscal year by each of the Named Executive Officers and the 1999 fiscal year-end value of their unexercised options.

                                                   Number of securities    Value of unexercised in-
                                                  underlying unexercised     the-money options at
                           Shares                  options at FY-end(#)            FY-end($)
                         Acquired on    Value    ------------------------- -------------------------
Name                     Exercise(#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ----------- ----------- ------------- ----------- -------------
Steven Bangert..........       0           0        7,183       21,684             0            0
Jonathan C. Lorenz......       0           0       40,471       10,000      $405,758            0
Virginia K. Berkeley....       0           0       25,919        7,356      $268,026      $22,547
Richard J. Dalton.......       0           0       11,247       13,247      $ 72,374      $72,374
Richard M. Hall, Jr.....       0           0            0            0             0            0

Employment Agreements

   We have entered into employment agreements with each of Jonathan C. Lorenz, Virginia K. Berkeley, Richard M. Hall, Jr. and Richard J. Dalton. Each such agreement is terminable at will by us or the employee and provides for annual salary, the use of a Company automobile, expenses related to membership at a country, health or social club and eligibility for a bonus and stock option grants. Each such agreement provides that, during the term of the agreement and for one year thereafter, the employee is prohibited from soliciting any of our or the Bank's employees or customers. In the event that we terminate the employment agreement for reasons other than "for cause," or we constructively discharge the employee (for example, by materially decreasing his or her responsibilities or his or her compensation) or the employee's employment is terminated because of disability or death, we are required to pay the employee one full year of salary (including bonus) and maintain all other benefits for one full year after termination. Moreover, each such employment agreement requires us to make a lump sum payment to such employee in an amount equal to a multiple of such employee's annual compensation in the event that their employment is terminated within two years of the occurrence of certain types of changes of control of us or the Bank. As of March 24, 2000, the estimated payments that would be due to Mr. Lorenz, Ms. Berkeley, Mr. Hall and Mr. Dalton upon a termination of employment after such a change in control were $696,750, $349,000, $141,104 and $330,710, respectively.

Compensation of Directors

   Each director who is not our employee is paid a director's fee of $1,000 for each meeting of our Board of Directors, or any committee thereof, attended by such director. In addition, in 1999, each director, who was not one of our officers, received 1,725 options to purchase common stock with a strike price of $18.00 per share, under the 1997 Option Plan. These options vested in full immediately and have terms of five to ten years. Our directors who also serve as officers do not receive additional compensation for their services as directors or committee members. All directors are reimbursed for expenses incurred in attending board and committee meetings.

Limitations of Liability and Indemnification Matters

   Our charter provides indemnity to our directors and officers to the extent permitted by Colorado and federal law. The charter also includes provisions to eliminate the personal liability of our directors and officers to our shareholders to the fullest extent permitted by Colorado and federal law. Under current law, exculpation would cover an officer's or director's breaches of fiduciary duty, except for:

  .  breaches of a person's duty of loyalty to us,

  .  those instances where a person is found not to have acted in good faith,

  . those instances where a person received an improper personal benefit as a result of the breach, and

  .  acts in violation of the Colorado Business Corporation Act.

   Our bylaws provide that we will indemnify our directors, officers and employees against judgments, fines, amounts paid in settlement and reasonable expenses.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Our executive officers, key employees, directors and principal shareholders, members of their immediate families and businesses in which they hold controlling interests are our customers, and it is anticipated that such parties will continue to be our customers in the future. All outstanding loans and extensions of credit by us to these parties were made in the ordinary course of business in accordance with applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and, in our opinion, do not involve more than the normal risk of collectibility or contain other features unfavorable to us. At December 31, 1999, the aggregate balance of our loans and advances under existing lines of credit to these parties was approximately $3.6 million, or 1.0% of our total loans and leases.

   From time to time, Hawthorne Colorado, Inc. ("Hawthorne,") an entity controlled by Messrs. Bangert and Ross, purchases participations in loans originated by us that we do not fund fully because of our legal lending limit or in order to manage portfolio concentration. During 1999, Hawthorne participated in 13 real estate loans, with an aggregate participation commitment of $9.2 million, of which three loans, with an aggregate balance of $1.2 million, were outstanding as of December 31, 1999. We believe that the terms of such participations were commensurate with terms that would be negotiated in similar transactions between unrelated third parties. Hawthorne receives interest on the portion of such loans funded by it at the same rate as the Bank does on the portion that it funds. In addition, Hawthorne receives a share of origination fees for such loans.

   We lease approximately 37,000 square feet of our downtown Denver facility from Kesef, LLC ("Kesef,") an entity in which Evan Makovsky (director of the Bank) owns 20% and Jack Stern (director of the Bank) and Messrs. Bangert, Lorenz, Ross and Rothman (through Namtor-Denver Property LLC) each own a 16% interest, for approximately $49,000 per month. Kesef purchased the building from its previous owners in January 1998. The initial term of this lease is ten years, with an option to renew for an additional ten-year term at current market rates.

   In July 1997, the Bank committed to purchase up to $500,000 of limited partnership interests in Prairie Capital Mezzanine Fund, L.P. ("Prairie Capital,") an investment fund having $24 million in total capital commitments, that makes subordinated debt and preferred stock investments in a wide variety of small businesses throughout the United States. Prairie Capital is licensed as a Small Business Investment Company (an "SBIC.") We intend to refer companies in our area requiring this type of investment capital to Prairie Capital. As of March 31, 2000, the Bank's aggregate investment in Prairie Capital was $390,000, and the Bank was subject to additional capital calls pursuant to which it may be required to invest additional capital of $110,000 in Prairie Capital. Messrs. Bangert and Ross, Mr. Ross' wife and Namtor, an entity controlled by Mr. Rothman, have made individual capital commitments to Prairie Capital in amounts of $2 million, $2 million, $50,000 and $1.5 million, respectively, and own interests in Prairie Capital proportionate to their capital commitments. Messrs. Bangert and Ross are members of the advisory board of Prairie Capital. The general partner of Prairie Capital has agreed to make certain payments to the Bank, Messrs. Bangert and Ross, Mrs. Ross and Namtor (pro rata, in proportion to their respective investments in Prairie Capital) following the liquidation of Prairie Capital in the event that they do not realize an internal rate of return of at least 25% on their respective investments.

   The Bank has committed $1,000,000 to a second fund, Prairie Capital Mezzanine Fund II, L.P. ("Prairie Capital II,") but funding will not start until later in the year 2000.

                             PRINCIPAL SHAREHOLDERS

   The following table sets forth, as of March 24, 2000, certain information regarding beneficial ownership of our common stock by (i) each shareholder known by us to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each of our directors, (iii) each Named Executive Officer and (iv) all of our directors, executive officers and key employees as a group. Unless otherwise indicated, we believe that the shareholders listed below have sole investment and voting power with respect to their shares based on information furnished to us by such owners.

                                                     Beneficial Ownership
                                                 -----------------------------
                                                  Number of shares  Percent of
Name and Address of owner (1)                    beneficially owned class (%)
-----------------------------                    ------------------ ----------
Steven Bangert (2)..............................     1,166,378        17.36
Jonathan C. Lorenz (3)..........................       156,542         2.32
Virginia K. Berkeley (4)........................        44,806            *
Richard M. Hall, Jr.............................             0            *
Richard J. Dalton (5)...........................        88,392         1.32
Mark S. Kipnis (6)..............................        48,303            *
Noel N. Rothman (7).............................       748,444        11.16
Howard R. Ross (8)..............................     1,088,322        16.22
Michael B. Burgamy (9)..........................        91,000         1.36
Timothy J. Travis (10)..........................        38,575            *
All directors, executive officers and key em-
 ployees as a group (17 persons) (11)..............  3,599,186        52.32

-----------------
 (*) Denotes less than 1%.
 (1) Unless otherwise indicated, the address of each of the above-named shareholders is c/o Colorado Business Bankshares, Inc., 821 Seventeenth Street, Denver, Colorado 80202.
 (2) Includes 4,927 shares held jointly by Mr. Bangert and his wife, 106,030 shares held by Mr. Bangert's minor children, 115,575 shares held by Hawthorne Colorado, Inc. ("Hawthorne"), an entity of which Mr. Bangert is a director and 50% shareholder, and 14,367 shares which may be issued upon the exercise of options which with all options are currently exercisable or which will become exercisable within 60 days after March 24, 2000.
 (3) Includes 500 shares held by Mr. Lorenz' minor children and 40,471 shares which may be issued upon the exercise of options which are currently exercisable or which become exercisable within 60 days after March 24, 2000.
 (4) Includes 1,678 shares held by Ms. Berkeley's minor child and 30,875 shares which may be issued upon the exercise of options which are currently exercisable or which become exercisable within 60 days after March 24, 2000.
 (5) Includes 15,704 shares which may be issued upon the exercise of options which are currently exercisable or which become exercisable within 60 days after March 24, 2000.
 (6) Includes 3,300 shares which may be issued upon the exercise of options which are currently exercisable or which become exercisable within 60 days after March 24, 2000.
 (7) Includes 17,000 shares held by NaF Limited Partnership, an entity of which Mr. Rothman is a general partner and 3,300 shares which may be issued upon the exercise of options which are currently exercisable or which become exercisable within 60 days after March 24, 2000.
 (8) Includes 29,975 shares held by Mr. Ross' wife and 115,575 shares held by Hawthorne, an entity of which Mr. Ross is a director and 50% shareholder, and 4,400 shares which may be issued upon the exercise of options which are currently exercisable or which become exercisable within 60 days after March 24, 2000.
 (9) Includes 4,400 shares which may be issued upon the exercise of options which are currently exercisable or which become exercisable within 60 days after March 24, 2000.
(10) Includes 3,300 shares which may be issued upon the exercise of options which are currently exercisable or which become exercisable within 60 days after March 24, 2000.
(11) Includes 174,000 shares which may be issued upon the exercise of options which are currently exercisable or which become exercisable within 60 days after March 24, 2000.

                            DESCRIPTION OF THE TRUST

   The trust is a statutory business trust formed pursuant to the Delaware Business Trust Act under a trust agreement executed by us, as sponsor for the trust, and the trustees, and a certificate of trust filed with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety in the form filed as an exhibit to the registration statement of which the prospectus is a part, as of the date the capital securities are initially issued. The trust agreement will be qualified under the Trust Indenture Act of 1939, as amended.

   The holders of the capital securities issued pursuant to the offering described in this prospectus will own all of the issued and outstanding capital securities. We will not initially own any of the capital securities. We will acquire common securities in an amount equal to at least 3% of the total capital of the trust and will initially own, directly or indirectly, all of the issued and outstanding common securities (together with the capital securities, the "trust securities"). The trust exists for the purposes of:

  .  issuing the capital securities to the public for cash;

  . issuing its common securities to us in exchange for our capitalization of the trust;

  . investing the proceeds from the sale of the trust securities in an equivalent amount of debentures; and

  .  engaging in other activities that are incidental to those listed above.

   The rights of the holders of the trust securities are as set forth in the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act. The trust agreement does not permit the trust to borrow money or make any investment other than in the debentures. Other than with respect to the trust securities, we have agreed to pay for all debts and obligations and all costs and expenses of the trust, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the trust may become subject, except for United States withholding taxes that are properly withheld.

   The number of trustees of the trust will initially be five. Three of the trustees will be persons who are employees or officers of or who are affiliated with us (the "administrative trustees"). The fourth trustee will be an entity that maintains its principal place of business in the State of Delaware (the "Delaware trustee"). Initially, First Union Trust Company, National Association, a national banking association ("First Union"), will act as Delaware trustee. The fifth trustee will be a financial institution that is unaffiliated with us and will serve as institutional trustee under the trust agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "property trustee"). Initially, First Union will also be the property trustee. For the purpose of compliance with the Trust Indenture Act, First Union will also act as guarantee trustee and indenture trustee under the guarantee agreement and the indenture. See "Description of the Debentures" and "Description of the Guarantee." We, as holder of all of the common securities, will have the right to appoint or remove any trustee unless an event of default under the indenture shall have occurred and be continuing, in which case only the holders of the capital securities may remove the indenture trustee or the property trustee. The trust has a term of approximately 31 years, but may terminate earlier as provided in the trust agreement.

   The property trustee will hold the debentures for the benefit of the holders of the trust securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures. In addition, the property trustee will maintain exclusive control of a segregated non-interest-bearing "property account" to hold all payments made on the debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the property account. The guarantee trustee will hold the guarantee for the benefit of the holders of the capital securities. We will pay all fees and expenses related to the trust and the offering of the capital securities, including the fees and expenses of the trustees.

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                     DESCRIPTION OF THE CAPITAL SECURITIES

   The capital securities will be issued pursuant to the trust agreement, which will be qualified as an indenture under the Trust Indenture Act. First Union will act as property trustee for the capital securities under the trust agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the capital securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act. A form of the trust agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

General

   The trust agreement authorizes the administrative trustees, on behalf of the trust, to issue the trust securities, which consist of the capital securities to be sold to the public and the common securities. We will own all of the common securities issued by the trust. The capital securities will represent preferred undivided beneficial interests in the assets of the trust, and the holders of the capital securities will be entitled to a preference over the common securities upon an event of default with respect to distributions and amounts payable on redemption or liquidation. The trust is not permitted to issue any securities other than the trust securities or to incur any other indebtedness.

   The capital securities will rank equally, and payments on the capital securities will be made proportionally, with the common securities, except as described under "-- Subordination of Common Securities" below.

   The property trustee will hold legal title to the debentures in trust for the benefit of the holders of the trust securities. We will guarantee the payment of distributions out of money held by the trust, and payments upon redemption of the capital securities or liquidation of the trust, to the extent described under "Description of the Guarantee." The guarantee agreement does not cover the payment of any distribution or the liquidation amount when the trust does not have sufficient funds available to make these payments.

Distributions

   Source of Distributions. The funds of the trust available for distribution to holders of the capital securities will be limited to payments made under the debentures, which the trust will purchase with the proceeds from the sale of the trust securities. Distributions will be paid through the property trustee, which will hold the amounts received from our interest payments on the debentures in the property account for the benefit of the holders of the trust securities. If we do not make interest payments on the debentures, the property trustee will not have funds available to pay distributions on the capital securities.

   Payment of Distributions. Distributions on the capital securities will be
payable at the annual rate of   % of the $25 stated liquidation amount, payable
quarterly on March 31, June 30, September 30 and December 31 of each year, to the holders of the capital securities on the relevant record dates. The record date will be the business day immediately preceding the relevant distribution date. The first distribution date for the capital securities will be September 30, 2000.

   Distributions will accumulate from the date of issuance, will be cumulative and will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, payment of the distributions will be made on the next day that is a business day, without any additional interest or other payment for the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the business day immediately preceding the scheduled

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distribution date. "Business day" means any day other than a Saturday, a
Sunday, a day on which banking institutions in New York, New York or Wilmington, Delaware are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

   Extension Period. As long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond June 30, 2030 or end on a date other than an interest payment date, which dates are the same as the distribution dates. If we defer the payment of interest, quarterly distributions on the capital securities will also be deferred during any such extension period. Any deferred distributions under the capital securities will
accumulate additional amounts at the annual rate of   %, compounded quarterly
from the relevant distribution date. The term "distributions" as used in this prospectus includes those accumulated amounts.

   During an extension period, we may not:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than the reclassification of any class of our capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than the payment of dividends or distributions to us);

  . make any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the debentures or allow any of our subsidiaries to do the same;

  . make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee); or

  . redeem, purchase or acquire less than all of the debentures or any of the capital securities.

   After the termination of any extension period and the payment of all amounts due, we may elect to begin a new extension period, subject to the above requirements.

   We do not currently intend to exercise our right to defer distributions on the capital securities by extending the interest payment period on the debentures.

Redemption or Exchange

   General. Subject to the prior approval of the Federal Reserve, if required, we will have the right to redeem the debentures:

  . in whole at any time, or in part from time to time, on or after June 30, 2005; or

  . at any time, in whole, within 90 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event, as defined below.

   Mandatory Redemption. Upon our repayment or redemption, in whole or in part, of any debentures, whether on June 30, 2030 or earlier, the property trustee will apply the proceeds to redeem the same amount of the trust securities, upon not less than 30 days' nor more than 60 days' notice, at the redemption price. The redemption price will equal 100% of the aggregate liquidation amount of the trust

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securities, plus accumulated but unpaid distributions and Additional Interest
(as defined below) to the date of redemption. If less than all of the debentures are to be repaid or redeemed on a date of redemption, then the proceeds from such repayment or redemption will be allocated to redemption of the capital securities and the common securities proportionately.

   Additional Interest means the additional amounts as may be necessary to be paid by us in order that the amount of distributions then due and payable by the trust on the outstanding trust securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which the trust has become subject.

   Distribution of Debentures. Upon prior approval of the Federal Reserve, if required, we will have the right at any time to dissolve, wind-up or terminate the trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, including, without limitation, amounts due and owing the trustees of the trust, cause the debentures to be distributed directly to the holders of trust securities in liquidation of the trust. See "-- Liquidation Distribution Upon Termination."

   After the liquidation date fixed for any distribution of debentures in exchange for capital securities:

  .  those capital securities will no longer be deemed to be outstanding;

  . any certificates representing capital securities will be deemed to represent debentures with a principal amount equal to the liquidation amount of those capital securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the capital securities until the certificates are surrendered to the administrative trustees in exchange for certificates representing the debentures.

   There can be no assurance as to the market prices for the capital securities or the debentures that may be distributed if a dissolution and liquidation of the trust were to occur. The capital securities that an investor may purchase, or the debentures that an investor may receive on dissolution and liquidation of the trust, may trade at a discount to the price that the investor paid to purchase the capital securities.

   Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event. If a Tax Event, an Investment Company Event or a Capital Treatment Event occurs, we will have the right to redeem the debentures in whole and thereby cause a mandatory redemption of the trust securities in whole at the redemption price. If one of these events occurs and we do not elect to redeem the debentures, or to dissolve the trust and cause the debentures to be distributed to holders of the trust securities, the capital securities will remain outstanding and Additional Interest may be payable on the debentures. See "Description of Debentures -- Redemption or Exchange" above.

   Tax Event means the receipt by the trust and us of an opinion of counsel experienced in such matters stating that:

  . interest payable by us on the debentures is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for federal income tax purposes;

  . the trust is, or will be within 90 days after the date of the opinion, subject to federal income tax with respect to income received or accrued on the debentures; or

  . the trust is, or will be within 90 days after the date of opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges, as a result of any amendment to any tax laws or regulations.

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   Investment Company Event means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as a result of a change in law or regulation or a change in interpretation or application of laws or regulations.

   Capital Treatment Event means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk of impairment of our ability to treat the capital securities as Tier 1 capital for purposes of the current capital adequacy guidelines of the Federal Reserve, as a result of any amendment to any laws or any regulations.

   For all of the events described above, we or the trust must request and receive an opinion with regard to the event within a reasonable period of time after we become aware of the possible occurrence of an event of such kind.

Redemption Procedures

   Capital securities will be redeemed at the redemption price with the applicable proceeds from our contemporaneous redemption of the debentures. Redemptions of the capital securities will be made, and the redemption price will be payable, on each redemption date only to the extent that the trust has funds available for the payment of the redemption price. See "-- Subordination of Common Securities" below.

   Notice of any redemption will be mailed at least 30 days, but not more than 60 days, before the date of redemption to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the debentures, interest will cease to accumulate on the debentures called for redemption on and after the date of redemption.

   If the trust gives notice of redemption of its trust securities, then the property trustee, to the extent funds are available, will irrevocably deposit with the depositary for the trust securities funds sufficient to pay the aggregate redemption price and will give the depositary for the trust securities irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the trust securities. See "Book-Entry Issuance." If the capital securities are no longer in book-entry form, the property trustee, to the extent funds are available, will deposit with the designated paying agent for such capital securities funds sufficient to pay the aggregate redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the capital securities. Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

   If notice of redemption has been given and we have deposited funds as required, on the date of the deposit, all rights of the holders of the trust securities called for redemption will cease, except the right to receive the redemption price, but without interest on such redemption price after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment of the interest will be made on the immediately preceding business day.

   If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by the trust, or by us pursuant to the guarantee, distributions on the trust

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securities will continue to accumulate at the applicable rate from the date of redemption originally established by the trust for the trust securities to the date the redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price. See "Description of the Guarantee."

   Payment of the redemption price on the capital securities and any distribution of debentures to holders of capital securities will be made to the applicable recordholders as they appear on the register for the capital securities on the relevant record date. The record date will be the business day immediately preceding the date of redemption or liquidation date, as applicable.

   If less than all of the trust securities are to be redeemed, the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately to those trust securities based upon the relative liquidation amounts. The particular capital securities to be redeemed will be selected by the property trustee from the outstanding capital securities not previously called for redemption by a method the property trustee deems fair and appropriate. This method may provide for the redemption of portions equal to $25 or an integral multiple of $25 of the liquidation amount of the capital securities. The property trustee will promptly notify the registrar for the capital securities in writing of the capital securities selected for redemption and, in the case of any capital securities selected for partial redemption, the liquidation amount to be redeemed.

   Subject to applicable law, and if we are not exercising our right to defer interest payments on the debentures, we may, at any time, purchase outstanding capital securities.

Subordination of Common Securities

   Payment of distributions on, and the redemption price of, the capital securities and common securities will be made based on the liquidation amount of these securities. However, if an event of default under the indenture has occurred and is continuing, no distributions on or redemption of the common securities may be made. Further, no payments may be made on the common securities unless payment in full in cash of all accumulated and unpaid distributions (including Additional Interest, if any is required) on all of the outstanding capital securities for all distribution periods terminating on or before that time, or in the case of payment of the redemption price, payment of the full amount of the redemption price on all of the outstanding capital securities then called for redemption, has been made or provided. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions (including Additional Interest, if any is required) on, or the redemption price of, the capital securities then due and payable.

   In the case of the occurrence and continuance of any event of default under the trust agreement resulting from an event of default under the indenture, we, as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the capital securities and not on our behalf, and only the holders of the capital securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Termination

   We will have the right at any time to dissolve, wind-up or terminate the trust and cause the debentures to be distributed to the holders of the capital securities. This right is subject, however, to us receiving approval of the Federal Reserve, if required.

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

   In addition, the trust will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of:

  .  our bankruptcy, dissolution or liquidation;

  . the distribution of a like amount of the debentures to the holders of its trust securities, if we have given written direction to the property trustee to terminate the trust;

  .  redemption of all of the capital securities as described under " --
      Redemption or Exchange --  Mandatory Redemption;" or

  .  the entry of a court order for the dissolution of the trust.

   With the exception of a redemption as described under "-- Redemption or Exchange -- Mandatory Redemption," if an early termination of the trust occurs, the trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the trust as provided by applicable law, the trustees will distribute to the holders of trust securities debentures:

  . in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities;

  . with an interest rate identical to the distribution rate on the trust securities; and

  . with accrued and unpaid interest equal to accumulated and unpaid distributions on the trust securities.

   However, if the property trustee determines that the distribution is not practical, then the holders of trust securities will be entitled to receive, in lieu of debentures, a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount, plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, the amounts payable directly by the trust on the trust securities will be paid to us, as the holder of the common securities, and the holders of the capital securities on a proportional basis based on liquidation amounts. However, if an event of default under the indenture has occurred and is continuing, the capital securities will have a priority over the common securities. See "-- Subordination of Common Securities" above.

   Under current United States federal income tax law and interpretations and assuming that the trust is treated as a grantor trust, as is expected, a distribution of the debentures should not be a taxable event to holders of the capital securities. Should there be a change in law, a change in legal interpretation, a Tax Event or another circumstance, however, the distribution could be a taxable event to holders of the capital securities. See "Federal Income Tax Consequences -- Receipt of Debentures or Cash Upon Liquidation of the Trust." If we do not elect to redeem the debentures prior to maturity or to liquidate the trust and distribute the debentures to holders of the capital securities, the capital securities will remain outstanding until the repayment of the debentures.

   If we elect to dissolve the trust and thus cause the debentures to be distributed to holders of the capital securities in liquidation of the trust, we will continue to have the right to shorten the maturity of the debentures. See "Description of Debentures -- General."

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

Liquidation Value

   The amount of the liquidation distribution payable on the capital securities in the event of any liquidation of the trust is $25 per capital security, plus accumulated and unpaid distributions to the date of payment, which may be in the form of a distribution of debentures having a liquidation value and accrued interest of an equal amount. See "-- Liquidation Distribution Upon Termination."

Events of Default; Notice

   Any one of the following events constitutes an event of default under the trust agreement with respect to the capital securities:

  . the occurrence of an event of default under the indenture (See "Description of the Debentures --Debenture Events of Default");

  . a default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

  . a default by the trust in the payment of any redemption price of any of the trust securities when it becomes due and payable;

  . a default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement, other than those defaults covered in the preceding two points, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustee(s) by the holders of at least 25% in aggregate liquidation amount of the outstanding capital securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or

  . the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.

   Within ten business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the capital securities, the administrative trustees and to us, unless the event of default has been cured or waived. The administrative trustees and we are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the trust agreement.

   If an event of default under the indenture has occurred and is continuing, the capital securities will have preference over the common securities upon termination of the trust. See "-- Subordination of Common Securities" and "--
 Liquidation Distribution Upon Termination" above. The existence of an event of default under the trust agreement does not entitle the holders of capital securities to accelerate the maturity thereof, unless the event of default is caused by the occurrence of an event of default under the indenture and both the indenture trustee and holders of at least 25% in principal amount of the debentures fail to accelerate the maturity thereof.

Removal of the Trustees

   Unless an event of default under the indenture has occurred and is continuing, we may remove any trustee at any time. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding capital securities may remove the property trustee or the Delaware trustee. The holders of the capital securities have no right to vote to appoint,

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remove or replace the administrative trustees. These rights are vested exclusively with us as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the trust agreement.

Co-Trustees and Separate Property Trustee

   Unless an event of default under the indenture has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we will have the power to appoint at any time or times, and upon written request of the property trustee, we will appoint, one or more persons or entity either (1) to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or (2) to act as separate trustee of any trust property. In either case, these trustees will have the powers that may be provided in the instrument of appointment and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

Merger or Consolidation of Trustees

   Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

   The trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. The trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the capital securities, the property trustee or the Delaware trustee, undertake a transaction described in the preceding sentence if the following conditions are met:

  . the successor entity either (a) expressly assumes all of the obligations of the trust with respect to the capital securities, or (b) substitutes for the capital securities other securities having substantially the same terms as the capital securities (referred to as "successor securities") so long as the successor securities rank the same in priority as the capital securities with respect to distributions and payments upon liquidation, redemption and otherwise;

  . we appoint a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the debentures;

  . the successor securities are listed or will be listed on any national securities exchange or other organization on which the capital securities are then listed;

  . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the capital securities (including any successor securities) in any material respect;

  . the successor entity has a purpose substantially identical to that of the trust;

  . prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel that (a) any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the capital securities

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

     (including any successor securities) in any material respect, and (b) following the transaction, neither the trust nor the successor entity will be required to register as an "investment company" under the Investment Company Act; and

  . we own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee.

   Notwithstanding the foregoing, the trust may not, except with the consent of every holder of the capital securities, enter into any transaction of this kind if the transaction would cause the trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

   Except as described below and under "Description of the Guarantee-Amendments and Assignment" and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the capital securities will have no voting rights.

   The trust agreement may be amended from time to time by us and the trustees, without the consent of the holders of the capital securities, in the following circumstances:

  .  with respect to acceptance of appointment by a successor trustee;

  . to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement and does not have a material adverse effect on the interests of any holder of trust securities; or

  . to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the trust will be classified for federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act.

   With the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities, we and the trustees may amend the trust agreement if the trustees receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's status as a grantor trust for federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act. Without the consent of each holder of trust securities, however, the trust agreement may not be amended to (a) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or (b) restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

   As long as the property trustee holds any debentures, the trustees will not:

  . direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee or executing any trust or power conferred on the property trustee with respect to the debentures;

  .  waive any past default that is waivable under the indenture;

  . exercise any right to rescind or annul a declaration that the principal of all the debentures will be due and payable; or

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

  . consent to any amendment or termination of the indenture or the debentures, where the consent is required, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding trust securities. Where a consent under the indenture requires the consent of each holder of the affected debentures, however, no consent will be given by the property trustee without the prior consent of each holder of the trust securities.

   The trustees may not revoke any action previously authorized or approved by a vote of the holders of the trust securities except by subsequent vote of the holders of the trust securities. The property trustee will notify each holder of trust securities of any notice of default with respect to the debentures. In addition to obtaining the foregoing approvals of the holders of the trust securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in these matters to the effect that the trust will not be classified as an association taxable as a corporation for federal income tax purposes on account of such action.

   Any required approval of holders of trust securities may be given at a meeting of holders of the trust securities convened for the purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of the trust securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of trust securities.

   No vote or consent of the holders of capital securities will be required for the trust to redeem and cancel its capital securities in accordance with the trust agreement.

   Notwithstanding the fact that holders of capital securities are entitled to vote or consent under any of the circumstances described above, any of the capital securities that are owned by us, the trustees or any affiliate of ours or any trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

Global Capital Securities

   The capital securities will be represented by one or more global capital securities registered in the name of The Depository Trust Company, New York, New York ("DTC") or its nominee. A global capital security is a security representing interests of more than one beneficial holder. Beneficial interests in the global capital securities will be shown on, and transfers will be effected only through, records maintained by participants. Participants are brokers, dealers, or others with accounts with DTC. Except as described below, capital securities in definitive form will not be issued in exchange for the global capital securities. See "Book-Entry Issuance."

   No global capital security may be exchanged for capital securities registered in the names of persons other than DTC or its nominee unless:

  . DTC notifies the indenture trustee that it is unwilling or unable to continue as a depositary for the global capital security and we are unable to locate a qualified successor depositary;

  . we execute and deliver to the indenture trustee a written order stating that we elect to terminate the book-entry system through DTC; or

  . there shall have occurred and be continuing an event of default under the indenture.

   Any global capital security that is exchangeable pursuant to the preceding sentence will be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that the

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instructions will be based upon directions received by DTC with respect to ownership of beneficial interests in the global capital security. If capital securities are issued in definitive form, the capital securities will be in denominations of $25 and integral multiples of $25 and may be transferred or exchanged at the offices described below.

   Unless and until it is exchanged in whole or in part for the individual capital securities represented thereby, a global capital security may not be transferred except as a whole by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depositary or any nominee of the successor.

   Payments on global capital securities will be made to DTC, as the depositary for the global capital securities. If the capital securities are issued in definitive form, distributions will be payable, the transfer of the capital securities will be registrable, and capital securities will be exchangeable, for capital securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. However, payment of any distribution may be made at the option of the administrative trustees by check mailed to the address of record of the persons entitled to the distribution or by wire transfer. In addition, if the capital securities are issued in definitive form, the record dates for payment of distributions will be the 15th day of the month in which the relevant distribution date occurs. For a description of the terms of DTC arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

   Upon the issuance of one or more global capital securities, and the deposit of the global capital security with or on behalf of DTC or its nominee, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual capital securities represented by the global capital security to the accounts of persons that have accounts with DTC. These accounts will be designated by the dealers, underwriters or agents with respect to the capital securities. Ownership of beneficial interests in a global capital security will be limited to persons or entities with an account with DTC or who may hold interests through any person or entity with an account that may hold interests through participants. With respect to interests of any person or entity with an account with DTC, ownership of beneficial interests in a global capital security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee. With respect to persons or entities who hold interest in a global capital security through a participant, the interest and any transfer of the interest will be shown on the participant's records. The laws of some states require that certain purchasers of securities take physical delivery of these securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global capital security.

   So long as DTC or another depositary, or its nominee, is the registered owner of the global capital security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the capital securities represented by the global capital security for all purposes under the trust agreement. Except as described in this prospectus, owners of beneficial interests in a global capital security will not be entitled to have any of the individual capital securities represented by the global capital security registered in their names, will not receive or be entitled to receive physical delivery of any the capital securities in definitive form and will not be considered the owners or holders of the capital securities under the trust agreement.

   None of us, the property trustee, any paying agent or the securities registrar for the capital securities will have any responsibility or liability for any aspect of the records relating to or payments made on

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account of beneficial ownership interests of the global capital security representing the capital securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

   We expect that DTC or its nominee, upon receipt of any payment of the liquidation amount or distributions in respect of a global capital security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the aggregate liquidation amount of the global capital security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global capital security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of the participants. See "Book-Entry Issuance."

Payment and Paying Agency

   Payments in respect of the capital securities shall be made to DTC, which credits the relevant accounts of participants on the applicable distribution dates, or, if any of the capital securities are not held by DTC, the payments shall be made by check mailed to the address of the holder as listed on the register of holders of the capital securities. The paying agent for the capital securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent for the capital securities may resign as paying agent upon 30 days' written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the capital securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

Registrar and Transfer Agent

   The property trustee will act as the registrar and the transfer agent for the capital securities. Registration of transfers of capital securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of capital securities after they have been called for redemption.

Information Concerning the Property Trustee

   The property trustee, until the occurrence and continuance of an event of default under the trust agreement, undertakes to perform only the duties set forth in the trust agreement. After an event of default under the trust agreement, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of its own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of capital securities are entitled to vote upon, the property trustee will take the action directed in writing by us. If the property trustee is not so directed, it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

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Miscellaneous

   The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

  . the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

  . the trust will not be classified as an association taxable as a corporation for federal income tax purposes; and

  . the debentures will be treated as our indebtedness for federal income tax purposes.

   In this regard, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement, that we and the administrative trustees determine to be necessary or desirable for these purposes.

   Holders of the capital securities have no preemptive or similar rights. The trust agreement and the capital securities will be governed by Delaware law.

                         DESCRIPTION OF THE DEBENTURES

   Concurrently with the issuance of the capital securities, the trust will invest the proceeds from the sale of the trust securities in the debentures issued by us. The debentures will be issued as unsecured debt under the indenture between us and First Union, as trustee (the "indenture trustee"). The indenture will be qualified under the Trust Indenture Act.

   The following discussion is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act. We urge prospective investors to read the form of the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

   The debentures will be limited in aggregate principal amount to $20.6 million. This amount represents the sum of the aggregate stated liquidation amounts of the trust securities. The debentures will bear interest at the annual rate of % of the principal amount. The interest will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning September 30, 2000, to the person in whose name each debenture is registered at the close of business on the business day immediately preceding the day interest is due. It is anticipated that, until the liquidation, if any, of the trust, the debentures will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

   The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the debentures is not a business day, payment of interest will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of the interest will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount due at the annual rate of %, compounded quarterly. The term "interest," includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable interest payment date and additional interest, as applicable.

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   The debentures will mature on June 30, 2030, the stated maturity date. We may shorten this date once at any time to any date not earlier than June 30, 2005, subject to the prior approval of the Federal Reserve, if required.

   We will give notice to the indenture trustee and the holders of the debentures, no more than 180 days, and no less than 90 days, prior to the effectiveness of any change in the stated maturity date. We will not have the right to redeem the debentures from the trust until after June 30, 2005, except if a Tax Event, an Investment Company Event or a Capital Treatment Event has occurred.

   The debentures will be unsecured and will rank junior to all of our senior and subordinated indebtedness. Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary's liquidation or reorganization or otherwise, and thus the ability of holders of the debentures to benefit indirectly from any distribution by a subsidiary, is subject to the prior claim of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. The debentures will, therefore, be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of debentures should look only to our assets for payment. The indenture does not limit our ability to incur or issue secured or unsecured senior and junior debt. See " --
 Subordination" below.

   The indenture does not contain provisions that afford holders of the debentures protection in the event of a highly leveraged transaction or other similar transaction involving us, nor does it require us to maintain or achieve any financial performance levels or to obtain or maintain any credit rating on the debentures.

Option to Extend Interest Payment Period

   As long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond the stated maturity of the debentures or end on a date other than a date interest is normally due. At the end of an extension period, we must pay all interest then accrued and unpaid, together with interest thereon at the annual rate of %, compounded quarterly. During an extension period, interest will continue to accrue and holders of debentures, or the holders of capital securities if they are then outstanding, will be required to accrue and recognize as income for federal income tax purposes the accrued but unpaid interest amounts in the year in which such amounts accrued. See "Federal Income Tax Consequences -- Interest Payment Period and Original Issue Discount."

   During an extension period, we may not:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than the reclassification of any class of capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than payment of dividends or distributions to us);

  . make or allow any of our subsidiaries to make any payment of principal, interest or premium on, or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the debentures;

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  .  make or allow any of our subsidiaries to make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee); or

  . redeem, purchase or acquire less than all of the debentures or any of the capital securities.

   Prior to the termination of any extension period, so long as no event of default under the indenture is continuing, we may further defer the payment of interest subject to the above stated requirements. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period at any time. We do not currently intend to exercise our right to defer payments of interest on the debentures.

   We must give the property trustee, the administrative trustees and the indenture trustee notice of our election of an extension period at least two business days prior to the earlier of (a) the next date on which distributions on the trust securities would have been payable except for the election to begin an extension period, or (b) the date we are required to give notice of the record date, or the date the distributions are payable, to the American Stock Exchange, or other applicable self-regulatory organization, or to holders of the capital securities, but in any event at least one business day prior to the record date.

   Other than as described above, there is no limitation on the number of times that we may elect to begin an extension period.

Additional Sums to be Paid as a Result of Additional Taxes

   If the trust is required to pay any additional taxes, duties or other governmental charges as a result of the occurrence of a Tax Event, we will pay as additional amounts on the debentures any amounts which may be required so that the net amounts received and retained by the trust after paying any additional taxes, duties or other governmental charges will not be less than the amounts the trust would have received had the additional taxes, duties or other governmental charges not been imposed.

Redemption or Exchange

   Subject to prior approval of the Federal Reserve, if required, we may redeem the debentures prior to maturity:

  . on or after June 30, 2005, in whole at any time or in part from time to time;

  . in whole at any time within 90 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event; or

  .  at any time, to the extent of any capital securities we repurchase.

   In each case, we will pay a redemption price equal to the accrued and unpaid interest on the debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount of the debentures.

   Notice of any redemption will be mailed at least 30 days, but not more than 60 days, before the redemption date to each holder of debentures to be redeemed at its registered address. Redemption of less than all outstanding debentures must be effected proportionately, by lot or in any other manner deemed to be fair by the indenture trustee. Unless we default in payment of the redemption price for the debentures, on and after the redemption date, interest will no longer accrue on the debentures or the portions of the debentures called for redemption.

   The debentures will not be subject to any sinking fund.

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Distribution Upon Liquidation

   As described under "Description of the Capital Securities-Liquidation Distribution Upon Termination," under certain circumstances and with the Federal Reserve's approval, the debentures may be distributed to the holders of the capital securities in liquidation of the trust after satisfaction of liabilities to creditors of the trust. If this occurs, we will use our reasonable efforts to list the debentures on the American Stock Exchange or other stock exchange or national quotation system on which the capital securities are then listed, if any. There can be no assurance as to the market price of any debentures that may be distributed to the holders of capital securities.

Restrictions on Payments

   We are restricted from making certain payments (as described below) if we have chosen to defer payment of interest on the debentures, an event of default has occurred and is continuing under the indenture or we are in default with respect to our obligations under the guarantee.

   If either of these events shall have occurred, we will not:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (other than the reclassification of any class of our capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than payment of dividends or distributions to us);

  . make or allow any of our subsidiaries to make any payment of principal, interest or premium on, or repay or repurchase or redeem any of our debt securities that rank equally with or junior to the debentures;

  . make or allow any of our subsidiaries to make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee); or

  . redeem, purchase or acquire less than all of the debentures or any of the capital securities.

Subordination

   The debentures are subordinated and junior in right of payment to all of our senior and subordinated debt (as defined below). Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceedings of Colorado Business Bankshares, the holders of our senior and subordinated debt will first be entitled to receive payment in full of principal and interest before the holders of debentures will be entitled to receive or retain any payment in respect of the debentures.

   If the maturity of any debentures is accelerated, the holders of all of our senior and subordinated debt outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due to such holders, including any amounts due upon acceleration, before the holders of the debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the debentures.

   No payments of principal or interest on the debentures may be made if there has occurred and is continuing a default in any payment with respect to any of our senior or subordinated debt or an event of

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default with respect to any of our senior or subordinated debt resulting in the acceleration of the maturity of the senior or subordinated debt, or if any judicial proceeding is pending with respect to any default.

   The term "debt" means, with respect to any entity, whether recourse is to all or a portion of the assets of the entity and whether or not contingent:

  .  every obligation of the entity for money borrowed;

  . every obligation of the entity evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

  . every reimbursement obligation of the entity with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the entity;

  . every obligation of the entity issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

  .  every capital lease obligation of the entity; and

  . every obligation of the type referred to in the first five points of another entity and all dividends of another entity the payment of which, in either case, the first entity has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

   The term "senior debt" means the principal of and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on debt, whether incurred on or prior to the date of the indenture or incurred after the date. Senior debt also includes all indebtedness, whether incurred on or prior to the date of the indenture or thereafter incurred, for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements. However, senior debt will not be deemed to include:

  . any debt where it is provided in the instrument creating the debt that the obligations are not superior in right of payment to the debentures or to other debt which is equal with, or subordinated to, the debentures;

  . any of our debt that, when incurred and without regard to any election under the federal bankruptcy laws, was without recourse to us;

  .  any debt of ours to any of our subsidiaries;

  .  any debt of ours to any of our employees;

  . any debt that by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject; and

  .  debt which constitutes subordinated debt.

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   The term "subordinated debt" means the principal of, premium and interest on debt, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us. Subordinated debt includes debt incurred on or prior to the date of the indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other debt of ours, other than the debentures. However, subordinated debt will not be deemed to include:

  . any of our debt which, when incurred and without regard to any election under the federal bankruptcy laws, was without recourse to us;

  .  any debt of ours to any of our subsidiaries;

  .  any debt of ours to any of our employees;

  . any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject;

  .  debt which constitutes senior debt; and

  . any debt of ours under debt securities (and guarantees in respect of these debt securities) initially issued to any trust, or a trustee of a trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing vehicle in connection with the issuance by that entity of preferred securities or other securities which are intended to qualify for "Tier 1" capital treatment.

   We expect from time to time to incur additional senior or subordinated debt and there is no limitation under the indenture on the amount we may incur.

Payment and Paying Agents

   Generally, payment of principal of and interest on the debentures will be made at the office of the indenture trustee in Wilmington, Delaware. However, we have the option to make payment of any interest by (a) check mailed to the address of the person entitled to payment at the address listed in the register of holders of the debentures, or (b) transfer to an account maintained by the person entitled thereto as specified in the register of holders of the debentures, provided that proper transfer instructions have been received by the applicable record date. Payment of any interest on debentures will be made to the person in whose name the debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest.

   Any moneys deposited with the indenture trustee or any paying agent for the debentures, or then held by us in trust, for the payment of the principal of or interest on the debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be repaid to us on May 31 of each year. If we hold any of this money in trust, then it will be discharged from the trust to us and the holders of the debentures will thereafter look, as a general unsecured creditor, only to us for payment.

Registrar and Transfer Agent

   The indenture trustee will act as the registrar and the transfer agent for the debentures. Debentures may be presented for registration of transfer, with the form of transfer endorsed thereon, or a satisfactory

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written instrument of transfer, duly executed, at the office of the registrar.
Provided that we maintain a transfer agent in Wilmington, Delaware, we may rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. We may at any time designate additional transfer agents with respect to the debentures.

   If we redeem any of the debentures, neither we nor the indenture trustee will be required to (a) issue, register the transfer of or exchange debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of debentures and ending at the close of business on the day of mailing of the relevant notice of redemption, or (b) transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion not to be redeemed.

Modification of Indenture

   We and the indenture trustee may, from time to time without the consent of the holders of the debentures, amend or waive our rights under or supplement the indenture for purposes which do not materially adversely affect the rights of the holders of the debentures. Other changes may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding debentures. However, without the consent of the holder of each outstanding debenture affected by the proposed modification, no modification may:

  .  extend the maturity date of the debentures; or

  . reduce the principal amount or the rate or extend the time of payment of interest; or

  . reduce the percentage of principal amount of debentures required to amend the indenture.

   As long as any of the capital securities remain outstanding, no modification of the indenture may be made that requires the consent of the holders of the debentures, no termination of the indenture may occur, and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the capital securities.

Debenture Events of Default

   The indenture provides that any one or more of the following events with respect to the debentures that has occurred and is continuing constitutes an event of default under the indenture:

  . our failure to pay any interest on the debentures for 30 days after the due date, except where we have properly deferred the interest payment;

  . our failure to pay any principal on the debentures when due, whether at maturity, upon redemption or otherwise;

  . our failure to observe or perform in any material respect other covenants contained in the indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the debentures; or

  . our bankruptcy, insolvency or reorganization or the dissolution of the trust.

   The holders of a majority of the aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the debentures, may declare the principal due and payable immediately upon an event of default

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under the indenture. The holders of a majority of the outstanding principal amount of the debentures may annul the declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration, has been deposited with the indenture trustee. The holders may not annul the declaration and waive a default if the default is the non-payment of the principal of the debentures which has become due solely by the acceleration. Should the holders of the debentures fail to annul the declaration and waive the default, the holders of at least 25% in aggregate liquidation amount of the capital securities will have such right.

   If an event of default under the indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the debentures.

   We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the indenture.

Enforcement of Certain Rights by Holders of the Capital Securities

   If an event of default under the indenture has occurred and is continuing and the event is attributable to the failure by us to pay interest on or principal of the debentures on the date on which the payment is due and payable, a holder of capital securities may institute a direct action against us to compel us to make the payment. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of the capital securities. If the right to bring a direct action is removed, the trust may become subject to the reporting obligations under the Securities Exchange Act of 1934.

   The holders of the capital securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the debentures unless there has been an event of default under the trust agreement. See "Description of the Capital Securities -- Events of Default; Notice."

Consolidation, Merger, Sale of Assets and Other Transactions

   We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

  . if we consolidate with or merge into another person or convey or transfer our properties and assets substantially as an entirety to any person. the successor person is organized under the laws of the United States or any State or the District of Columbia, and the successor person expressly assumes by supplemental indenture our obligations under the debentures, or substitutes securities having substantially similar terms;

  . immediately after the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, has occurred and is continuing; and

  .  other conditions as prescribed in the indenture are met.

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Satisfaction and Discharge

   The indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged our obligations under the indenture, when all debentures not previously delivered to the indenture trustee for cancellation:

  .  have become due and payable; and

  . will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due to the date of the deposit or to the stated maturity or redemption date, as the case may be.

   We may still be required to provide officers' certificates, opinions of counsel and pay fees and expenses due after these events occur.

Governing Law

   The indenture and the debentures will be governed by and construed in accordance with the internal laws of the State of New York.

Information Concerning the Indenture Trustee

   The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Miscellaneous

   We have agreed, pursuant to the indenture, for so long as capital securities remain outstanding:

  . to maintain directly or indirectly 100% ownership of the common securities of the trust, except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

  . not to voluntarily terminate, wind up or liquidate the trust without prior approval of the Federal Reserve, if required;

  . to use our reasonable efforts to cause the trust (a) to remain a business trust (and to avoid involuntary termination, winding up or liquidation), except in connection with a distribution of debentures, the redemption of all of the trust securities of the trust or mergers, consolidations or amalgamations, each as permitted by the trust agreement; and (b) to otherwise continue not to be treated as an association taxable as a corporation or partnership for federal income tax purposes; and

  . to use our reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the debentures.

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                              BOOK-ENTRY ISSUANCE

General

   DTC will act as securities depositary for the capital securities and may act as securities depositary for all of the debentures in the event of the distribution of the debentures to the holders of capital securities. Except as described, the capital securities will be issued only as registered securities in the name of Cede & Co. (DTC's nominee). One or more global capital securities will be issued for the capital securities and will be deposited with DTC.

   DTC is a limited purpose trust company organized under New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

   Purchases of capital securities within the DTC system must be made by or through direct participants, which receive a credit for the capital securities on DTC's records. The ownership interest of each actual purchaser of each capital security ("beneficial owner") is, in turn, recorded on the direct and indirect participant's records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants in DTC through which the beneficial owners purchased capital securities. Transfers of ownership interests in the capital securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in capital securities, except if use of the book-entry system for the capital securities is discontinued.

   DTC will have no knowledge of the actual beneficial owners of the capital securities: DTC's records reflect only the identity of the direct participants to whose accounts the capital securities are credited, which may or may not be the beneficial owners. The participants remain responsible for keeping account of their holdings on behalf of their customers.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we and the trust assume no responsibility for the accuracy thereof. Neither we nor the trust have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Notices and Voting

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by

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arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Redemption notices will be sent to Cede & Co., as the registered holder of the capital securities. If less than all of the capital securities are being redeemed, the amount to be redeemed will be determined in accordance with the trust agreement.

   Although voting with respect to the capital securities is limited to the holders of record of the capital securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to capital securities. Under its usual procedures, DTC will mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the capital securities are credited on the record date.

Distribution of Funds

   The property trustee will make distribution payments on the capital securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the property trustee, the trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

Successor Depositories and Termination of Book-Entry System

   DTC may discontinue providing its services with respect to any of the capital securities at any time by giving reasonable notice to the property trustee and us. If no successor securities depositary is obtained, definitive capital securities representing the capital securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default under the indenture, the holders of a majority in liquidation amount of capital securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the capital securities will be printed and delivered.

                          DESCRIPTION OF THE GUARANTEE

   The capital securities guarantee agreement will be executed and delivered by us concurrently with the issuance of the capital securities for the benefit of the holders of the capital securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. First Union, the guarantee trustee, will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold the guarantee for the benefit of the holders of the capital securities. Prospective investors are urged to read the form of the guarantee agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

General

   We agree to pay in full on a subordinated basis, to the extent described in the guarantee agreement, the guarantee payments (as defined below) to the holders of the capital securities, as and when due,

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regardless of any defense or counterclaim that the trust may have or assert other than the defense of payment.

   The following payments with respect to the capital securities are called the "guarantee payments" and, to the extent not paid or made by the trust and to the extent that the trust has funds available for those distributions, will be subject to the guarantee:

  . any accumulated and unpaid distributions required to be paid on the capital securities;

  . with respect to any capital securities called for redemption, the redemption price; and

  . upon a voluntary or involuntary dissolution, winding up or liquidation of the trust (other than in connection with the distribution of debentures to the holders of capital securities or a redemption of all of the capital securities), the lesser of:

    (a) the amount of the liquidation distribution; and

    (b) the amount of assets of the trust remaining available for distribution to holders of capital securities in liquidation of the trust.

   We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the capital securities or by causing the trust to pay the amounts to the holders.

   The guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the trust has funds available for those distributions. If we do not make interest payments on the debentures purchased by the trust, the trust will not have funds available to make the distributions and will not pay distributions on the capital securities.

Status of the Guarantee

   The guarantee constitutes our unsecured obligation that ranks junior in right of payment to all of our senior and subordinated debt in the same manner as the debentures and senior to our capital stock. We expect to incur additional indebtedness in the future, although we have no specific plans in this regard presently, and neither the indenture nor the trust agreement limits the amounts of the obligations that we may incur.

   The guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, holders of capital securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against any other person or entity.

   The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the debentures to the holders of the capital securities. Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Our obligations under the guarantee, therefore, will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments under the guarantee.

Amendments and Assignment

   Except with respect to any changes that do not materially adversely affect the rights of holders of the capital securities, in which case no vote will be required, the guarantee may be amended only with the

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prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding capital securities. See "Description of the Capital Securities -- Voting Rights; Amendment of Trust Agreement."

Events of Default; Remedies

   An event of default under the guarantee will occur upon our failure to make any required guarantee payments or to perform any other obligations under the guarantee. The holders of a majority in aggregate liquidation amount of the capital securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the guarantee.

   Any holder of capital securities may institute and prosecute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

   We are required to provide to the guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the guarantee.

Termination of the Guarantee

   The guarantee will terminate and be of no further force and effect upon:

  .  full payment of the redemption price of the capital securities;

  .  full payment of the amounts payable upon liquidation of the trust; or

  .  distribution of the debentures to the holders of the capital securities.

   If at any time any holder of the capital securities must restore payment of any sums paid under the capital securities or the guarantee, the guarantee will continue to be effective or will be reinstated with respect to such amounts.

Information Concerning the Guarantee Trustee

   The guarantee trustee, other than during the occurrence and continuance of our default in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any capital securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Expense Agreement

   We will, pursuant to the Agreement as to Expenses and Liabilities entered into by us and the trust under the trust agreement, irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the capital securities or other similar interests in the trust of the amounts due to the holders pursuant to the terms of the capital securities or other similar interests, as the case may be. Third-party creditors of the trust may proceed directly against us under the expense agreement, regardless of whether they had notice of the expense agreement.

Governing Law

   The guarantee will be governed by the internal laws of the State of New
York.

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  RELATIONSHIP AMONG THE CAPITAL SECURITIES, THE DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

   We irrevocably guarantee, as and to the extent described in this prospectus, payments of distributions and other amounts due on the capital securities, to the extent the trust has funds available for the payment of these amounts. We and the trust believe that, taken together, our obligations under the debentures, the indenture, the trust agreement, the expense agreement and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the trust under the capital securities.

   If and to the extent that we do not make payments on the debentures, the trust will not pay distributions or other amounts due on the capital securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of capital securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantee are subordinated and junior in right of payment to all of our other indebtedness.

Sufficiency of Payments

   As long as payments of interest and other payments are made when due on the debentures, these payments will be sufficient to cover distributions and other payments due on the capital securities, primarily because:

  . the aggregate principal amount of the debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

  . the interest rate and interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the capital securities;

  . we will pay for any and all costs, expenses and liabilities of the trust, except the obligations of the trust to pay to holders of the capital securities the amounts due to the holders pursuant to the terms of the capital securities; and

  . the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

Enforcement Rights of Holders of Capital Securities

   A holder of any capital security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person. A default or event of default under any of our senior or subordinated debt would not constitute a default or event of default under the trust agreement. In the event, however, of payment defaults under, or acceleration of, our senior or subordinated debt, the subordination provisions of the indenture provide that no payments may be made in respect of the debentures until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the debentures would constitute an event of default under the trust agreement.

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

Limited Purpose of the Trust

   The capital securities evidence preferred undivided beneficial interests in the assets of the trust. The trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a capital security and the rights of a holder of a debenture is that a holder of a debenture is entitled to receive from us the principal amount of and interest accrued on debentures held, while a holder of capital securities is entitled to receive distributions from the trust (or from us under the guarantee) if and to the extent the trust has funds available for the payment of the distribution.

Rights Upon Termination

   Upon any voluntary or involuntary termination, winding-up or liquidation of the trust involving the liquidation of the debentures, the holders of the capital securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of the Capital Securities -- Liquidation Distribution Upon Termination."

   Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debentures, would be a subordinated creditor of ours, Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our stockholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the trust other than the obligations of the trust to pay to holders of the capital securities the amounts due to the holders pursuant to the terms of the capital securities, the positions of a holder of the capital securities and a holder of the debentures relative to our other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

                        FEDERAL INCOME TAX CONSEQUENCES

General

   The following summary of the material federal income tax considerations that may be relevant to the purchasers of capital securities represents the opinion of Arnold & Porter, counsel to us and the trust insofar as it relates to matters of law and legal conclusions. The conclusions expressed herein are based upon current provisions of the Internal Revenue Code of 1986, regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of capital securities may differ from the treatment described below.

   No attempt has been made in the following discussion to comment on all federal income tax matters affecting purchasers of capital securities. Moreover, the discussion generally focuses on holders of capital securities who are individual citizens or residents of the United States and who acquire capital securities on their original issue at their offering price and hold capital securities as capital assets. The discussion has only limited application to corporations, estates, trusts or nonresident aliens and does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold the capital

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securities as a position in a "straddle," as part of a "synthetic security" or
"hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. The following summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of capital securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the capital securities. Accordingly, each prospective investor should consult, and should rely exclusively on, the investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of capital securities.

Classification of the Debentures

   We intend to take the position that the debentures will be classified for federal income tax purposes as our indebtedness under current law, and, by acceptance of a capital security, each holder covenants to treat the debentures as indebtedness and the capital securities as evidence of an indirect beneficial ownership interest in the debentures. No assurance can be given, however, that this position will not be challenged by the Internal Revenue Service or, if challenged, that it will be sustained. The remainder of this discussion assumes that the debentures will be classified for federal income tax purposes as our indebtedness.

Classification of the Trust

   With respect to the capital securities, Arnold & Porter, tax counsel for us and the trust, has rendered its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the trust agreement and indenture, the trust will be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for federal income tax purposes, each holder of capital securities generally will be treated as owning an undivided beneficial interest in the debentures and, except as described below with respect to any Original Issue Discount ("OID") each holder will be required to include in its gross income any interest with respect to the debentures at the time such interest is accrued or is received, in accordance with the holder's method of accounting.

Interest Payment Period and Original Issue Discount

   United States persons (including cash basis taxpayers) that hold debt instruments issued with OID must generally include such OID in income as it accrues on a constant yield method even if there is not a corresponding receipt of cash attributable to such income. A debt instrument such as the debentures will generally be treated as issued with OID if the stated interest on the instrument does not constitute "qualified stated interest." Qualified stated interest is generally any one of a series of stated interest payments on an instrument that are unconditionally payable at least annually at a single fixed rate. In determining whether stated interest on an instrument is unconditionally payable and thus constitutes qualified stated interest, remote contingencies as to the timely payment of stated interest are ignored. In the case of the debentures, we have concluded that the likelihood of exercising our option to defer payments of interest is remote. This is in part because we have a history of declaring dividends on our common stock and we would be unable to continue making these dividends if we deferred our payments under the debentures.

   If the possibility that we will exercise our option to defer any payment of interest were determined not to be "remote" or if we actually exercised our option to defer the payment of interest, the debentures

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would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be, and all stated interest would thereafter be treated as OID as long as the debentures remained outstanding. In such event, all of a United States person's taxable interest income in respect of the debentures would constitute OID that would have to be included in income on a constant yield method before the receipt of the cash attributable to such income, regardless of such person's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of capital securities would be required to include such OID in gross income even though we would not make any actual cash payments during an Extension Period.

   Because income on the capital securities will constitute interest, corporate holders of capital securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the capital securities.

Market Discount and Acquisition Premium

   Holders of capital securities other than a holder who purchased the capital securities upon original issuance may be considered to have acquired their undivided interests in the debentures with "market discount" or "acquisition premium" as these phrases are defined for federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the capital securities.

Receipt of Debentures or Cash Upon Liquidation of the Trust

   Under the circumstances described under "Description of the Capital Securities-Redemption or Exchange" and "- Liquidation Distribution Upon Termination," the debentures may be distributed to holders of capital securities upon a liquidation of the trust. Under current federal income tax law, such a distribution would be treated as a nontaxable event to the holder and would result in the holder having an aggregate tax basis in the debentures received in the liquidation equal to the holder's aggregate tax basis in the capital securities immediately before the distribution. A holder's holding period in debentures received in liquidation of the trust would include the period for which the holder held the capital securities.

   If, however, a Tax Event occurs which results in the trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the capital securities. Under certain circumstances described herein, the debentures may be redeemed for cash and the proceeds of the redemption distributed to holders in redemption of their capital securities. Under current law, such a redemption should, to the extent that it constitutes a complete redemption, constitute a taxable disposition of the redeemed capital securities, and a holder for federal income tax purposes should recognize gain or loss as if the holder sold the capital securities for cash.

Disposition of Capital Securities

   A holder that sells capital securities will recognize gain or loss equal to the difference between the amount realized on the sale of the capital securities and the holder's adjusted tax basis in the capital securities. A holder's adjusted tax basis in the capital securities generally will be its initial purchase price increased by OID, if any, previously includible in the holder's gross income to the date of disposition and

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decreased by payments other than quaqlified stated interest received on the capital securities to the date of disposition. A gain or loss of this kind will generally be a capital gain or loss and will be a long-term capital gain or loss if the capital securities have been held for more than one year at the time of sale.

   The capital securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying debentures. A holder that disposes of its capital securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the debentures through the date of disposition in income as ordinary income and to add the amount to its adjusted tax basis in its proportionate share of the underlying debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis, a holder will recognize a capital loss. The adjusted basis would include, in the form of OID, all accrued but unpaid interest. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

Backup Withholding and Information Reporting

   The amount of qualified stated interest, or, if applicable, OID, accrued on the capital securities held of record by individual citizens or residents of the United States, or certain trusts, estates and partnerships, will be reported to the Internal Revenue Service on Forms 1099-INT, or, where applicable, Forms 1099-OID, which forms should be mailed to the holders by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the capital securities may be subject to a "backup" withholding tax (currently at 31%) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's federal income tax liability, provided the required information is provided to the Internal Revenue Service.

   The federal income tax discussion set forth above is included for general information only and may not be applicable depending upon the particular situation of a holder of capital securities. Holders of capital securities should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the capital securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                              ERISA CONSIDERATIONS

   Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, or Section 4975 of the Internal Revenue Code, generally may purchase capital securities, subject to the investing fiduciary's determination that the investment in capital securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the plan.

   In any case, we and/or any of our affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code) with respect to certain plans. These plans generally include plans maintained or sponsored by, or contributed to by, any such persons with respect to which we or any of our affiliates are a fiduciary or plans for which we or any of our affiliates provide services. The acquisition and ownership of capital securities by a plan (or by an individual retirement arrangement or other plans described in Section 4975(e)(1) of the Internal Revenue Code) with respect to which we or any of our affiliates are considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code, unless the capital securities are acquired pursuant to and in accordance with an applicable exemption.

   As a result, plans with respect to which we or any of our affiliates or any of its affiliates is a party in interest or a disqualified person should not acquire capital securities unless the capital securities are acquired pursuant to and in accordance with an applicable exemption. Any other plans or other entities whose assets include plan assets subject to ERISA or Section 4975 of the Internal Revenue Code proposing to acquire capital securities should consult with their own counsel.

                                  UNDERWRITING

   We, the trust, and the underwriters named below, have entered into an underwriting agreement with respect to the capital securities. The underwriters, and the amount of capital securities that each of them has agreed to purchase, are as follows:

                                                                      Number of
                                                                       Capital
   Underwriter                                                        Securities
   -----------                                                        ----------
   Dain Rauscher Incorporated........................................
   Howe Barnes Investments, Inc. ....................................
                                                                       -------
     Total...........................................................  800,000
                                                                       =======

   The underwriters have agreed to purchase the capital securities on a firm commitment basis. That means that they will purchase all of the capital securities if they purchase any of them. If one underwriter defaults under the underwriting agreement, the purchase commitment of the other underwriter may be increased or the underwriting agreement may be terminated.

   The underwriters have agreed to purchase the capital securities at the price stated on the cover page of this prospectus. Because the trust will use the proceeds from the sale of the capital securities to purchase the debentures from us, we have agreed to pay the underwriters the following fees:

                                                                    Underwriting
                                                                        Fees
                                                                    ------------
   Per Capital Security............................................     $
                                                                        ----
     Total.........................................................     $
                                                                        ====

   In addition to the underwriting fees, we estimate that we will spend approximately $400,000 for printing, depository and trustees' fees, legal and accounting fees, and other expenses of the offering.

   The underwriters will initially offer the capital securities to the public at the price stated on the cover page. The underwriters may offer capital securities to selected dealers at the public-offering price less a concession
of up to $   per capital security. Those dealers may re-allow a discount not in
excess of $   per capital security to other brokers and dealers. After the initial offering of the capital securities, the underwriters may change the offering price, concession, discount and other selling terms. The underwriters have agreed with us that up to 10% of the capital securities will be reserved for sale to employees, officers or directors of, or other individuals or entities affiliated with, us and our subsidiaries. Any reserved capital securities which are not confirmed for purchase will be offered by the underwriters to the general public on the same terms as the other capital securities offered by this prospectus.

   In connection with the offering, the underwriters and their affiliates may engage in transactions, effected in accordance with Rule 104 of the SEC's Regulation M, that are intended to stabilize, maintain or otherwise affect the market price of the capital securities. These transactions may include transactions in which the underwriters create a short position for their own account by selling more capital securities than they are committed to purchase from the trust. In such a case, to cover all or part of the short position, the underwriters may purchase capital securities in the open market following completion of the initial offering. The underwriters also may engage in stabilizing transactions in which they bid for, and purchase, the capital securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the capital securities. Any of these transactions may result in the maintenance of a price for the capital securities at a level above that which might otherwise prevail in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the market price of the capital securities. The underwriters are not required to engage in any of these transactions. These transactions may be effected on the American Stock Exchange, and, if commenced, may be discontinued at any time without notice.

   We and the trust have agreed to indemnify the underwriters against liabilities arising from the offering of the capital securities, including civil liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in connection with those liabilities.

   The underwriters have advised us that they do not intend to confirm any sales of capital securities to any discretionary accounts. The underwriters will comply with Rule 2810 under the NASD Conduct Rules when they offer and sell the capital securities because the National Association of Securities Dealers, Inc. may view the capital securities as interests in a direct participation. The underwriters and their affiliates may provide investment banking services for us or our affiliates in the future for which they would expect to receive customary fees and commissions. Dain Rauscher Wessels was the managing underwriter for our initial public offering, and currently holds warrants granted in connection with our initial public offering to purchase 100,000 shares of our common stock at $14.40 per share.

                                 LEGAL MATTERS

   Legal matters, including matters relating to federal income tax considerations, for us and the trust will be passed upon by Arnold & Porter, Denver, Colorado, counsel to us and the trust. Certain legal matters will be passed upon for the underwriters by Silver, Freedman & Taff, L.L.P., Washington, D.C. Arnold & Porter and Silver, Freedman & Taff, L.L.P. may rely on the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law.

                                    EXPERTS

   The consolidated financial statements as of December 31, 1999 and 1998, and the three years then ended included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         WHERE YOU CAN FIND INFORMATION

   This prospectus is a part of a Registration Statement on Form S-1 filed by us and the trust with the Securities and Exchange Commission under the Securities Act, with respect to the capital securities, the debentures and the guarantee. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Securities and Exchange Commission.

   We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site. The address of that site is http://www.sec.gov. You may also inspect and copy these materials at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, Room 1400, New York, New York 10007. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

   The trust is not currently subject to the information reporting requirements of the Securities Exchange Act of 1934, and, although the trust will become subject to such requirements upon the effectiveness of the Registration Statement, it is not expected that the trust will be required to file separate reports under the Securities Exchange Act of 1934.

   We have not included separate financial statements of the trust in this prospectus. We do not consider that separate financial statements would be material to holders of capital securities because we will own all of the trust's voting securities, the trust has no independent operations and we guarantee the payments on the capital securities to the extent described in this prospectus.

   Each holder of the capital securities will receive a copy of our annual report at the same time as we furnish the annual report to the holders of our common stock.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

INDEPENDENT AUDITORS' REPORT................................................ F-2
CONSOLIDATED FINANCIAL STATEMENTS:
  Statements of Condition................................................... F-3
  Statements of Income and Comprehensive Income............................. F-4
  Statements of Shareholders' Equity........................................ F-5
  Statements of Cash Flows.................................................. F-7
  Notes to Consolidated Financial Statements................................ F-9

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Colorado Business Bankshares, Inc.
Denver, Colorado

   We have audited the accompanying consolidated statements of condition of Colorado Business Bankshares, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income and comprehensive income, shareholders' equity, and cash flows for the three years ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the three years ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE, LLP

February 25, 2000
Denver, Colorado

                       COLORADO BUSINESS BANKSHARES, INC.

                    CONSOLIDATED STATEMENTS OF CONDITION AT
             MARCH 31, 2000 (UNAUDITED), DECEMBER 31, 1999 AND 1998

                                                            December 31,
                                         March 31,    --------------------------
                                            2000          1999          1998
                                        ------------  ------------  ------------
                                        (unaudited)
                ASSETS
Cash and due from banks...............  $ 22,870,000  $ 18,687,000  $ 20,058,000
Federal funds sold....................     8,500,000            --            --
                                        ------------  ------------  ------------
  Total cash and cash equivalents.....    31,370,000    18,687,000    20,058,000
                                        ------------  ------------  ------------
Investment securities available for
 sale (cost of $97,398,000
 (unaudited), $102,949,000 and
 $95,994,000, respectively)...........    96,029,000   101,456,000    96,463,000
Investment securities held to maturity
 (fair value of $5,540,000
 (unaudited), $5,648,000 and
 $9,481,000, respectively)............     5,519,000     5,620,000     9,370,000
Other investments.....................     3,350,000     2,845,000     2,104,000
                                        ------------  ------------  ------------
   Total investments..................   104,898,000   109,921,000   107,937,000
                                        ------------  ------------  ------------
Loans and leases, net.................   358,709,000   346,094,000   223,279,000
Excess of cost over fair value of net
 assets acquired, net.................     4,133,000     4,243,000     4,682,000
Investment in operating leases........     3,550,000     4,047,000     4,180,000
Premises and equipment, net...........     3,397,000     3,606,000     2,884,000
Accrued interest receivable...........     2,496,000     2,167,000     1,597,000
Deferred income taxes.................     2,222,000     2,192,000       934,000
Other.................................     1,151,000     1,052,000       999,000
                                        ------------  ------------  ------------
   TOTAL ASSETS.......................  $511,926,000  $492,009,000  $366,550,000
                                        ============  ============  ============
 LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
  Demand..............................  $115,983,000  $106,492,000  $ 95,169,000
  NOW and money market................   170,693,000   148,685,000   101,455,000
  Savings.............................     5,938,000     5,896,000     6,931,000
  Certificates of deposit.............   126,694,000   122,256,000    69,473,000
                                        ------------  ------------  ------------
   Total deposits.....................   419,308,000   383,329,000   273,028,000
Federal funds purchased...............            --     1,300,000     3,500,000
Securities sold under agreements to
 repurchase...........................    36,736,000    33,053,000    24,956,000
Advances from the Federal Home Loan
 Bank.................................    10,980,000    30,980,000    26,120,000
Accrued interest and other
 liabilities..........................     3,244,000     2,996,000     1,774,000
                                        ------------  ------------  ------------
   Total liabilities..................   470,268,000   451,658,000   329,378,000
Minority Interest
COMMITMENTS AND CONTINGENCIES
Shareholders' Equity:
 Cumulative preferred, $.01 par value;
  2,000,000 shares authorized; none
  outstanding.........................
 Common, $.01 par value; 25,000,000
  shares authorized; 6,705,290
  (unaudited), 6,674,659 and 6,673,468
  issued and outstanding,
  respectively........................        67,000        67,000        67,000
 Additional paid-in capital...........    30,067,000    29,994,000    29,839,000
 Retained earnings....................    12,382,000    11,224,000     6,972,000
 Accumulated other comprehensive
  (loss) income, net of income tax of
  ($511,000) (unaudited), ($559,000)
  and $172,000, respectively..........      (858,000)     (934,000)      294,000
                                        ------------  ------------  ------------
   Total Shareholders' Equity.........    41,658,000    40,351,000    37,172,000
                                        ------------  ------------  ------------
   TOTAL LIABILITIES AND SHAREHOLDERS'
    EQUITY............................  $511,926,000  $492,009,000  $366,550,000
                                        ============  ============  ============

See notes to consolidated financial statements.

                       COLORADO BUSINESS BANKSHARES, INC.

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
  FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED) AND THE YEARS
                     ENDED DECEMBER 31, 1999, 1998 AND 1997

                          Three Months Ended
                               March 31,             Years Ended December 31,
                         ---------------------  ------------------------------------
                            2000       1999        1999         1998        1997
                         ---------- ----------  -----------  ----------- -----------
                              (unaudited)
INTEREST INCOME:
  Interest and fees on
   loans and leases..... $8,388,000 $5,384,000  $25,934,000  $19,640,000 $14,171,000
  Interest on
   investments..........  1,739,000  1,531,000    6,475,000    4,259,000   3,976,000
                         ---------- ----------  -----------  ----------- -----------
    Total interest
     income............. 10,127,000  6,915,000   32,409,000   23,899,000  18,147,000
INTEREST EXPENSE:
  Interest on deposits..  3,245,000  1,746,000    8,846,000    6,812,000   5,253,000
  Interest on short-term
   borrowings...........    861,000    650,000    3,008,000    1,464,000   1,031,000
  Interest on note
   payable..............         --         --       25,000      301,000     732,000
                         ---------- ----------  -----------  ----------- -----------
    Total interest
     expense............  4,106,000  2,396,000   11,879,000    8,577,000   7,016,000
NET INTEREST INCOME
 BEFORE PROVISION FOR
 LOAN AND LEASE LOSSES..  6,021,000  4,519,000   20,530,000   15,322,000  11,131,000
PROVISION FOR LOAN AND
 LEASE LOSSES...........    573,000    303,000    1,473,000    1,188,000     949,000
                         ---------- ----------  -----------  ----------- -----------
NET INTEREST INCOME
 AFTER PROVISION FOR
 LOAN AND LEASE LOSSES..  5,448,000  4,216,000   19,057,000   14,134,000  10,182,000
                         ---------- ----------  -----------  ----------- -----------
OTHER INCOME:
  Service charges.......    283,000    256,000    1,152,000      945,000     830,000
  Operating lease
   income...............    529,000    587,000    2,348,000    2,370,000   1,334,000
  Other income..........    328,000    275,000    1,110,000      931,000   1,139,000
                         ---------- ----------  -----------  ----------- -----------
    Total other income..  1,140,000  1,118,000    4,610,000    4,246,000   3,303,000
                         ---------- ----------  -----------  ----------- -----------
OTHER EXPENSE:
  Salaries and employee
   benefits.............  2,165,000  1,938,000    8,124,000    6,836,000   5,339,000
  Occupancy expenses,
   premises and
   equipment............    784,000    581,000    2,831,000    1,868,000   1,202,000
  Depreciation on
   leases...............    434,000    496,000    2,015,000    1,889,000   1,168,000
  Amortization of
   intangibles..........    111,000    110,000      442,000      442,000     501,000
  Other.................    603,000    582,000    2,334,000    2,098,000   2,177,000
                         ---------- ----------  -----------  ----------- -----------
    Total other
     expense............  4,097,000  3,707,000   15,746,000   13,133,000  10,387,000
                         ---------- ----------  -----------  ----------- -----------
INCOME BEFORE INCOME
 TAXES..................  2,491,000  1,627,000    7,921,000    5,247,000   3,098,000
PROVISION FOR INCOME
 TAXES..................    997,000    620,000    3,002,000    2,031,000   1,245,000
                         ---------- ----------  -----------  ----------- -----------
NET INCOME..............  1,494,000  1,007,000    4,919,000    3,216,000   1,853,000
                         ---------- ----------  -----------  ----------- -----------
UNREALIZED APPRECIATION
 (DEPRECIATION) ON
 AVAILABLE FOR SALE
 SECURITIES, net of
 tax....................     76,000    (88,000)  (1,228,000)     184,000      20,000
                         ---------- ----------  -----------  ----------- -----------
COMPREHENSIVE INCOME.... $1,570,000 $  919,000  $ 3,691,000  $ 3,400,000 $ 1,873,000
                         ========== ==========  ===========  =========== ===========
EARNINGS PER SHARE:
  Basic................. $     0.22 $     0.15  $      0.74  $      0.53 $      0.37
                         ========== ==========  ===========  =========== ===========
  Diluted............... $     0.22 $     0.15  $      0.72  $      0.51 $      0.36
                         ========== ==========  ===========  =========== ===========

See notes to consolidated financial statements.

                       COLORADO BUSINESS BANKSHARES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
         FOR THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED) AND THE
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                            Common Stock                Preferred Stock                  Accumulated
                          ----------------- Additional -------------------                  Other
                           Shares            Paid-In   Shares                Retained   Comprehensive
                           Issued   Amount   Capital   Issued    Amount      Earnings      Income        Total
                          --------- ------- ---------- ------  -----------  ----------  ------------- -----------
BALANCE, JANUARY 1,
 1997...................  3,771,885 $38,000 $7,965,000     --  $        --  $2,096,000     $90,000    $10,189,000
ISSUANCE OF COMMON
 STOCK..................  1,102,725  11,000  3,967,000     --           --          --          --      3,978,000
ISSUANCE OF PREFERRED
 STOCK..................         --      --         --  1,500    1,500,000          --          --      1,500,000
OPTIONS EXERCISED.......        358      --      1,000     --           --          --          --          1,000
DIVIDENDS PAID--
 PREFERRED ($77.33 per
 share).................         --      --         --     --           --    (116,000)         --       (116,000)
NET CHANGE IN UNREALIZED
 APPRECIATION ON
 AVAILABLE FOR SIZE
 SECURITIES, net of
 income taxes of
 $12,000................         --      --         --     --           --          --      20,000         20,000
NET INCOME..............         --      --         --     --           --   1,853,000          --      1,853,000
                          --------- ------- ---------- ------  -----------  ----------     -------    -----------
BALANCE, DECEMBER 31,
 1997...................  4,874,968  49,000 11,933,000  1,500    1,500,000   3,833,000     110,000     17,425,000
ISSUANCE OF COMMON
 STOCK..................  1,610,000  16,000 17,508,000     --           --          --          --     17,524,000
REDEMPTION OF PREFERRED
 STOCK..................         --      --         -- (1,500)  (1,500,000)         --          --     (1,500,000)
OPTIONS EXERCISED.......    188,500   2,000    398,000     --           --          --          --        400,000
DIVIDENDS PAID--
 PREFERRED ($51.29 per
 share).................         --      --         --     --           --     (77,000)         --        (77,000)
NET CHANGE IN UNREALIZED
 APPRECIATION ON
 AVAILABLE FOR SALE
 SECURITIES, net of
 income taxes of
 $110,000...............         --      --         --     --           --          --     184,000        184,000
NET INCOME..............         --      --         --     --           --   3,216,000          --      3,216,000
                          --------- ------- ---------- ------  -----------  ----------     -------    -----------
BALANCE, DECEMBER 31,
 1998...................  6,673,468  67,000 29,839,000     --           --   6,972,000     294,000     37,172,000

                                                                     (Continued)

                       COLORADO BUSINESS BANKSHARES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
         FOR THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED) AND THE
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                          Preferred
                            Common Stock                    Stock                   Accumulated
                          ----------------- Additional  -------------                  Other
                           Shares             Paid-In   Shares         Retained    Comprehensive
                           Issued   Amount    Capital   Issued Amount  Earnings       Income        Total
                          --------- ------- ----------- ------ ------ -----------  ------------- -----------
TAX EFFECT ON EXERCISE
 OF NON- QUALIFIED STOCK
 OPTIONS................         -- $    -- $   146,000   --    $--   $        --   $        --  $   146,000
OPTIONS EXERCISED.......      1,191      --       9,000   --     --            --            --        9,000
DIVIDENDS PAID-- COMMON
 ($0.10) PER SHARE......         --      --          --   --     --      (667,000)           --     (667,000)
NET CHANGE IN UNREALIZED
 DEPRECIATION ON
 AVAILABLE FOR SALE
 SECURITIES, net of
 income taxes of
 ($731,000).............         --      --          --   --     --            --    (1,228,000)  (1,228,000)
NET INCOME..............         --      --          --   --     --     4,919,000            --    4,919,000
                          --------- ------- -----------  ---    ---   -----------   -----------  -----------
BALANCE, DECEMBER 31,
 1999...................  6,674,659  67,000  29,994,000   --     --    11,224,000      (934,000)  40,351,000
OPTIONS EXERCISED
 (UNAUDITED)............     30,631      --      73,000   --     --            --            --       73,000
DIVIDENDS PAID-- COMMON
 ($0.05 per share) (un-
 audited)...............         --      --          --   --     --      (336,000)                  (336,000)
NET CHANGE IN UNREALIZED
 APPRECIATION ON
 AVAILABLE FOR SALE
 SECURITIES, net of
 income taxes of $45,000
 (unaudited)............         --      --          --   --     --                      76,000       76,000
NET INCOME (unaudited)..         --      --          --   --     --     1,494,000                  1,494,000
                          --------- ------- -----------  ---    ---   -----------   -----------  -----------
BALANCE, MARCH 31, 2000
 (unaudited)............  6,705,290 $67,000 $30,067,000   --    $--   $12,382,000   $  (858,000) $41,658,000
                          ========= ======= ===========  ===    ===   ===========   ===========  ===========

                                                                     (Concluded)

                       COLORADO BUSINESS BANKSHARES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
         FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                             Three Months Ended
                                  March 31,                   Years Ended December 31,
                          --------------------------  ------------------------------------------
                              2000          1999          1999           1998           1997
                          ------------  ------------  -------------  -------------  ------------
                                 (unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
Net income..............  $  1,494,000  $  1,007,000  $   4,919,000  $   3,216,000  $  1,853,000
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
  Net amortization
   (accretion) on
   securities...........        19,000        77,000        195,000        248,000      (988,000)
  Depreciation and
   amortization.........       826,000       833,000      3,447,000      2,964,000     2,141,000
  Provision for loan and
   lease losses.........       573,000       303,000      1,473,000      1,188,000       949,000
  Deferred income
   taxes................       (75,000)       18,000       (527,000)      (264,000)     (341,000)
  Gain on sale of
   securities...........            --       (44,000)       (44,000)      (162,000)           --
  (Gain) loss on sale of
   premises and
   equipment............        (3,000)      (28,000)        (4,000)        30,000            --
Changes in:
 Accrued interest
 receivable.............      (329,000)     (181,000)      (570,000)      (266,000)     (217,000)
  Other assets..........       (99,000)       48,000        (53,000)       620,000    (1,962,000)
 Accrued interest and
 other liabilities......       248,000       537,000      1,368,000        (18,000)      694,000
                          ------------  ------------  -------------  -------------  ------------
    Net cash provided by
     operating
     activities.........     2,654,000     2,570,000     10,204,000      7,556,000     2,129,000
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Net change in other
   investments..........      (505,000)      (31,000)      (741,000)       119,000            --
  Purchase of available
   for sale securities..            --   (10,000,000)   (48,851,000)   (86,941,000)  (25,809,000)
  Purchase of held to
   maturity securities..        97,000     1,071,000             --             --    (2,024,000)
  Maturities of held to
   maturity securities..     5,531,000    20,156,000      3,740,000      5,503,000    13,966,000
  Proceeds from
   maturities and sale
   of available for sale
   securities...........            --            --     41,759,000     32,374,000    13,662,000
  Loan and lease
   originations and
   repayments, net......   (13,209,000)  (21,249,000)  (126,409,000)   (63,431,000)  (55,513,000)
  Proceeds from sale of
   real estate acquired
   through foreclosure..            --            --             --             --       109,000
  Purchase of premises
   and equipment........      (104,000)     (317,000)    (1,724,000)    (2,579,000)     (370,000)
  Proceeds from sale of
   premises and
   equipment............       120,000        98,000        251,000        573,000       106,000
                          ------------  ------------  -------------  -------------  ------------
    Net cash used in
     investing
     activities.........    (8,070,000)  (10,272,000)  (131,975,000)  (114,382,000)  (55,873,000)

                                                                     (Continued)

                       COLORADO BUSINESS BANKSHARES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
         FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                             Three Months Ended
                                 March 31,                 Years Ended December 31,
                          -------------------------  ---------------------------------------
                              2000         1999          1999          1998         1997
                          ------------  -----------  -------------  -----------  -----------
                                (unaudited)
CASH FLOWS FROM
 FINANCING ACTIVITIES:
  Net increase in
   demand, NOW, money
   market, and savings
   accounts.............  $ 31,541,000  $ 2,533,000  $  57,518,000  $53,351,000  $32,348,000
  Net increase
   (decrease) in
   certificates of
   deposit..............     4,438,000   11,633,000     52,783,000   (1,381,000)  33,400,000
  Net (decrease)
   increase in federal
   funds purchased......    (1,300,000)  (3,500,000)    (2,200,000)   3,500,000   (6,226,000)
  Net increase in
   securities sold under
   agreements to
   repurchase...........     3,683,000   11,498,000      8,097,000   11,932,000    9,602,000
  Advances from the
   Federal Home Loan
   Bank.................    30,800,000           --    110,400,000   24,000,000   (1,140,000)
  Repayment of Federal
   Home Loan Bank
   advances.............   (50,800,000)  (9,000,000)  (105,540,000)  (1,140,000)          --
  Payment on notes
   payable..............            --           --             --   (7,500,000)  (1,000,000)
  Proceeds from issuance
   of common stock......            --           --             --   17,524,000    3,978,000
  Dividends paid on
   common stock.........      (336,000)          --       (667,000)          --           --
  Dividends paid on
   preferred stock......            --           --             --      (77,000)    (116,000)
  Proceeds from options
   exercised............        73,000           --          9,000      400,000        1,000
  Redemption of
   preferred stock......            --           --             --   (1,500,000)          --
                          ------------  -----------  -------------  -----------  -----------
  Net cash provided by
   financing
   activities...........    18,099,000   13,164,000    120,400,000   99,109,000   70,847,000
                          ------------  -----------  -------------  -----------  -----------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS............    12,683,000    5,462,000     (1,371,000)  (7,717,000)  17,103,000
CASH AND CASH
 EQUIVALENTS, BEGINNING
 OF YEAR................    18,687,000   20,058,000     20,058,000   27,775,000   10,672,000
                          ------------  -----------  -------------  -----------  -----------
CASH AND CASH
 EQUIVALENTS, END OF
 YEAR...................  $ 31,370,000  $25,520,000  $  18,687,000  $20,058,000   27,775,000
                          ============  ===========  =============  ===========  ===========
SUPPLEMENTAL DISCLOSURES
 OF CASH INFORMATION:
  Cash paid during the
   year for:
    Interest............  $  4,062,000  $ 2,242,000  $  11,446,000  $ 8,549,000  $ 6,910,000
                          ============  ===========  =============  ===========  ===========
    Income taxes........  $    571,000  $        --  $   2,889,000  $ 2,542,000  $ 1,455,000
                          ============  ===========  =============  ===========  ===========

                                                                     (Concluded)

See notes to consolidated financial statements.

                       COLORADO BUSINESS BANKSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED) AND THE YEARS
                     ENDED DECEMBER 31, 1999, 1998 AND 1997

   Insofar as these consolidated financial statements and notes relate to March 31, 2000 and for the three months periods ended March 31, 2000 and 1999, they are unaudited. In the opinion of management, such unaudited consolidated financial statements and notes thereto reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of consolidated financial position, results of operations and cash flows for such periods. The consolidated results of operations for the three months ended March 31, 2000 are not necessarily indicative of the consolidated results of operations that may be expected for the year ending December 31, 2000.

1. Significant Accounting Policies

   The accounting and reporting practices of Colorado Business Bankshares, Inc. ("Parent"), its wholly-owned subsidiary, the Colorado Business Bank, N.A. ("Bank"), and its 80% owned equipment leasing subsidiary, Colorado Business Leasing, Inc. ("Leasing"), collectively referred to as the "Company," conform to generally accepted accounting principles and prevailing practices within the banking industry.

   The Bank is a commercial banking institution with eight locations in the Denver metropolitan area, and one in Edwards, Colorado. Leasing provides equipment leasing primarily to middle-market companies. In preparing its financial statements, management of the Company is required to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes in the near-term relate to the determination of the allowance for loan and lease losses, the valuation of real estate acquired through foreclosures or in satisfaction of loans, lease residuals and valuation of property under operating leases. The following is a summary of the Company's significant accounting and reporting policies.

   Consolidation -- The consolidated financial statements include the accounts of the Parent, the Bank and Leasing. Intercompany balances and transactions are eliminated in consolidation. Losses attributable to minority shareholders of Leasing have exceeded their share of equity of Leasing.

   Cash and Due From Banks -- The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

   Investments -- The Company classifies its investment securities as held to maturity, available for sale, or trading according to management's intent. As of December 31, 1999 and 1998, the Company had no trading securities.

  a. Investment Securities Held to Maturity -- Bonds, notes and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts.

  b. Investment Securities Available for Sale -- Available for sale securities consist of bonds, notes, and debentures not classified as held-to-maturity securities and are reported at fair market value as determined by quoted market prices. Unrealized holding gains and losses, net of tax, are reported as a net amount in accumulated other comprehensive income (loss) until realized.

                       COLORADO BUSINESS BANKSHARES, INC.

         FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


   Premiums and discounts are recognized in interest income using the level-yield method over the period to maturity. Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary are recorded as write-downs of the individual securities to their fair value and the related write-downs are included in earnings as realized losses. Gains and losses on disposal of securities are determined using the specific-identification method.

   Other investments, including primarily Federal Home Loan Bank and Federal Reserve Bank stock, are accounted for under the cost method.

   Loans and Leases -- Loans and leases that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for loan and lease losses, deferred fees or costs on originated loans and leases, and unamortized premiums or discounts on purchased loans. Loan fees and certain costs of originating loans and leases are deferred and the net amount is amortized over the contractual life of the related loans and leases. Interest is accrued and credited to income daily based on the principal balance outstanding. The accrual of interest income is generally discontinued when a loan or lease becomes 90 days past due as to principal and interest. When a loan is designated as nonaccrual, the current period's accrued interest receivable is charged against current earnings while any portions applicable to prior periods are charged against the allowance for loan and lease losses. Interest payments received on nonaccrual loans are applied to the principal balance of the loan. Management may elect to continue the accrual of interest when the loan is in the process of collection and the realizable value of collateral is sufficient to cover the principal balance and accrued interest.

   Net Investment in Direct Financing Leases -- The Company has entered into various lease agreements which are accounted for as direct financing leases, in accordance with Statement of Financial Accounting Standards No. 13.

   Under this method, the present value of the future lease payments, the present value of the unguaranteed residual and initial direct costs are recorded as assets, which are equal to the fair value of the equipment leased. In each period, initial direct costs are amortized and interest income, which is included in income from direct financing leases, is recognized as a constant percentage return on the net investment in the lease.

   Residual values are established at lease inception equal to the estimated value, as determined by the Company, to be received from the equipment following termination of the initial lease. In estimating such values, the Company considers all relevant information and circumstances regarding the equipment and the lessee. Any permanent reduction in the estimated residual value of lease property is charged to operations in the period it occurs.

   Allowance for Loan and Lease Losses -- The allowance for loan and lease losses is established as losses are estimated to have occurred through a provision for loan and lease losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibilty of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

                       COLORADO BUSINESS BANKSHARES, INC.

         FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


   The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibilty of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

   A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

   Excess of Cost Over Fair Value of Net Assets Acquired -- Excess of cost over fair value of net assets acquired is amortized by the straight-line method over 15 years. The Company reviews such assets for impairment at least annually.

   Investment in Operating Leases -- The Company has entered into various equipment leases accounted for as operating leases in accordance with Statement of Financial Accounting Standards No. 13. The equipment, which is reported as investment in operating leases, is depreciated over the estimated useful life or lease term, if shorter.

   Premises and Equipment -- Premises and equipment are stated at cost less accumulated depreciation and amortization, which is calculated by the straight-line method over the estimated useful lives of the respective assets as follows:

   Furniture, fixtures and equipment      3 to 10 years

   Leasehold improvements are capitalized and amortized using the straight-line method over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter.

   Real Estate Acquired through Foreclosure -- Assets acquired by foreclosure or in settlement of debt and held for sale are valued at estimated fair value as of the date of foreclosure, and a related valuation allowance is provided for estimated costs to sell the assets. Management periodically evaluates the value of foreclosed assets held for sale and increases the valuation allowance for any subsequent declines in fair value less selling costs. Subsequent declines in value are charged to operations.

                       COLORADO BUSINESS BANKSHARES, INC.

         FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

   Income Taxes -- A deferred income tax liability or asset is recognized for temporary differences which exist in the recognition of certain income and expense items for financial statement reporting purposes in periods different than for tax reporting purposes. The provision for income taxes is based on the amount of current and deferred income taxes payable or refundable at the date of the financial statements as measured by the provisions of current tax laws.

   Earnings Per Share -- Basic earnings per share is based on net income divided by the weighted average number of common shares outstanding during the period. The weighted average number of shares outstanding used to compute diluted earnings per share include the number of additional common shares that would be outstanding if the potential dilutive common shares and common share equivalents had been issued at the beginning of the year.

   Reclassifications -- Certain reclassifications have been made to the 1998 and 1997 financial statements to conform with the 1999 presentation.

   Recent Accounting Pronouncements -- SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments and hedging activities and requires recognition of all derivatives as either assets or liabilities measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The statement is required for the year 2001. The adoption of SFAS No. 133 is not expected to have a material effect on the consolidated financial statements.

                       COLORADO BUSINESS BANKSHARES, INC.

         FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

2. Investments

   The amortized cost and estimated fair values of investment securities are summarized as follows:

                                               Gross      Gross     Estimated
                                 Amortized   Unrealized Unrealized     Fair
                                    Cost       Gains      Losses      Value
                                ------------ ---------- ---------- ------------
March 31, 2000 (unaudited):
---------------------------
Available for sale securities:
 Mortgage-backed securities.... $ 85,182,000  $594,000  $1,332,000 $ 84,444,000
 U.S. treasury.................    3,537,000        --      74,000    3,463,000
 Obligations of states and
  political subdivisions.......      275,000    34,000          --      309,000
 U.S. government agencies......    8,404,000        --     591,000    7,813,000
                                ------------  --------  ---------- ------------
                                $ 97,398,000  $628,000  $1,997,000 $ 96,029,000
                                ============  ========  ========== ============
Held to maturity securities:
 Mortgage-backed securities.... $  4,688,000  $ 37,000  $    3,000 $  4,722,000
 Obligations of states and
  political subdivisions.......      490,000     3,000          --      493,000
 U.S. government agencies......      341,000        --      16,000      325,000
                                ------------  --------  ---------- ------------
                                $  5,519,000  $ 40,000  $   19,000 $  5,540,000
                                ============  ========  ========== ============
December 31, 1999:
------------------
Available for sale securities:
 Mortgage-backed securities.... $ 90,467,000  $464,000  $1,326,000 $ 89,605,000
 U.S. treasury.................    3,540,000        --      73,000    3,467,000
 Obligations of states and
  political subdivisions.......      275,000    34,000          --      309,000
 U.S. government agencies......    8,667,000        --     592,000    8,075,000
                                ------------  --------  ---------- ------------
                                $102,949,000  $498,000  $1,991,000 $101,456,000
                                ============  ========  ========== ============
Held to maturity securities:
 Mortgage-backed securities.... $  4,788,000  $ 40,000  $    3,000 $  4,825,000
 Obligations of states and
  political subdivisions.......      490,000     4,000          --      494,000
 U.S. government agencies......      342,000        --      13,000      329,000
                                ------------  --------  ---------- ------------
                                $  5,620,000  $ 44,000  $   16,000 $  5,648,000
                                ============  ========  ========== ============
December 31, 1998:
------------------
Available for sale securities:
 Mortgage-backed securities.... $ 79,589,000  $532,000  $   10,000 $ 80,111,000
 U.S. treasury.................    4,551,000    11,000      12,000    4,550,000
 U.S. government agencies......   11,854,000     2,000      54,000   11,802,000
                                ------------  --------  ---------- ------------
                                $ 95,994,000  $545,000  $   76,000 $ 96,463,000
                                ============  ========  ========== ============
Held to maturity securities:
 Mortgage-backed securities.... $  6,993,000  $ 93,000  $       -- $  7,086,000
 U.S. treasury.................    1,007,000     4,000          --    1,011,000
 Obligations of states and
  political subdivisions.......      965,000    29,000          --      994,000
 U.S. government agencies......      405,000        --      15,000      390,000
                                ------------  --------  ---------- ------------
                                $  9,370,000  $126,000  $   15,000 $  9,481,000
                                ============  ========  ========== ============

                       COLORADO BUSINESS BANKSHARES, INC.

         FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

   The amortized cost and estimated fair value of investments in debt securities at December 31, 1999 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

                                  Available for Sale       Held to Maturity
                               ------------------------- ---------------------
                                             Estimated              Estimated
                                Amortized       Fair     Amortized     Fair
                                   Cost        Value        Cost      Value
                               ------------ ------------ ---------- ----------
Due in one year or less....... $  1,989,000 $  1,968,000 $  490,000 $  494,000
Due after one year through
 five years...................    1,551,000    1,499,000         --         --
Due after five years through
 ten years....................      275,000      309,000    342,000    329,000
Due after ten years...........    8,667,000    8,075,000         --         --
Mortgage-backed securities....   90,467,000   89,605,000  4,788,000  4,825,000
                               ------------ ------------ ---------- ----------
                               $102,949,000 $101,456,000 $5,620,000 $5,648,000
                               ============ ============ ========== ==========

   During the years ended December 31, 1999, 1998 and 1997, there were no sales of held to maturity securities. Proceeds from sales of available for sale securities totaled $9,858,000, $14,716,000 and $9,155,000, respectively during the years ended December 31, 1999, 1998 and 1997. The related gross realized gains were $48,000, $162,000 and $82,000, respectively.

   Investment securities with an approximate fair value of $15,897,000 and $9,893,000 were pledged to secure public deposits of $12,146,000 and $7,081,000 at December 31, 1999 and 1998, respectively.

   Obligations of states and political subdivisions at December 31, 1999 and 1998 do not include any single issuer for which the aggregate carrying amount exceeds 10% of the Company's shareholders' equity.

   Other investments at December 31, 1999 consists primarily of Federal Home Loan Bank stock (carrying value $1,579,000) and Federal Reserve Bank stock (carrying value $876,000). In addition, the Bank had $390,000 in an investment partnership being accounted for under the cost method. The Bank has committed to investing up to $500,000 in the partnership. Certain shareholders and directors have also invested in and received consulting fees from the partnership.

                       COLORADO BUSINESS BANKSHARES, INC.

         FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


3. Loans and Leases

   Categories of loans and leases, net of deferred fees include:

                                                           December 31,
                                         March 31,   -------------------------
                                            2000         1999         1998
                                        ------------ ------------ ------------
                                        (unaudited)
Commercial............................. $124,282,000 $130,633,000 $104,900,000
Real estate -- mortgage................  141,917,000  123,668,000   57,081,000
Real estate -- construction............   55,093,000   53,802,000   34,372,000
Consumer...............................   20,392,000   21,880,000   16,913,000
Direct financing leases................   24,829,000   23,381,000   15,472,000
                                        ------------ ------------ ------------
                                         366,513,000  353,364,000  228,738,000
Less: Allowance for loan and lease
 losses................................    4,855,000    4,585,000    3,271,000
Unearned net loan and lease fees.......    2,949,000    2,685,000    2,188,000
                                        ------------ ------------ ------------
                                        $358,709,000 $346,094,000 $223,279,000
                                        ============ ============ ============

   The majority of the Company's lending and leasing activities are with customers located in the Denver metropolitan area.

   In the ordinary course of business, the Company makes various direct and indirect loans to officers and directors of the Company and its subsidiaries at competitive rates. Activity with respect to officer and director loans is as follows for the years ended December 31, 1999 and 1998, respectively:

                                                          1999         1998
                                                       -----------  -----------
   Balance, beginning of period....................... $ 2,914,000  $ 2,139,000
   New loans..........................................   9,653,000    7,240,000
   Principal paydowns and payoffs.....................  (8,871,000)  (6,465,000)
                                                       -----------  -----------
   Balance, end of period............................. $ 3,696,000  $ 2,914,000
                                                       ===========  ===========

   The Company sells participations in loans to an entity controlled by the Chairman of the Board of Directors and a member of the Board of Directors. The amount of participations outstanding with the affiliate were $1,304,000 and $3,994,000 at December 31, 1999 and 1998, respectively.

                       COLORADO BUSINESS BANKSHARES, INC.

         FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

   Transactions in the allowance for loan and lease losses are summarized as follows:

                                       Three Months Ended               Years Ended
                                            March 31,                   December 31,
                                      ----------------------  ----------------------------------
                                         2000        1999        1999        1998        1997
                                      ----------  ----------  ----------  ----------  ----------
                                           (unaudited)
  Balance, beginning of period......  $4,585,000  $3,271,000  $3,271,000  $2,248,000  $1,660,000
  Provision for loan and lease
   losses...........................     573,000     303,000   1,473,000   1,188,000     949,000
                                      ----------  ----------  ----------  ----------  ----------
                                       5,158,000   3,574,000   4,744,000   3,436,000   2,609,000
  Loans charged off, net of
   recoveries of $15,000 (unaudited),
   $3,000 (unaudited), $26,000,
   $71,000, and $33,000,
   respectively.....................    (303,000)    (76,000)   (159,000)   (165,000)   (361,000)
                                      ----------  ----------  ----------  ----------  ----------
  Balance, end of period............  $4,855,000  $3,498,000  $4,585,000  $3,271,000  $2,248,000
                                      ==========  ==========  ==========  ==========  ==========

   The recorded investment in loans that are considered to be impaired under SFAS No. 114 as amended by SFAS No. 118 (all of which were on a non-accrual basis) was $683,000 and $467,000 at December 31, 1999 and 1998, respectively (all of which have a related allowance for loan and lease loss). The allowance for loan and lease losses applicable to impaired loans was $160,000 and $176,000 at December 31, 1999 and 1998, respectively. Interest of $61,000, $43,000 and $33,000 was recognized on average impaired loans of $550,000, $639,000 and $697,000 during 1999, 1998 and 1997, respectively. The amount of additional interest income that would have been recorded if the loans had been current in accordance with the original terms is insignificant for the years ended December 31, 1999, 1998 and 1997.

4. Investment In Leases

   The Company is the lessor of equipment under agreements expiring in various future years. Certain of the equipment leases provide for additional rents, based on use in excess of a stipulated minimum number of hours, and allow the lessees to purchase the equipment for fair value at the end of the lease terms.

   Property leased or held for lease to others under operating leases consists of the following:

                                                              December 31,
                                               March 31,  ---------------------
                                                 2000        1999       1998
                                              ----------- ---------- ----------
                                              (unaudited)
   Equipment................................. $6,500,000  $6,862,000 $6,408,000
   Unamortized initial direct costs..........     62,000      73,000     77,000
                                              ----------  ---------- ----------
                                               6,562,000   6,935,000  6,485,000
   Less accumulated depreciation.............  3,012,000   2,888,000  2,305,000
                                              ----------  ---------- ----------
     Total................................... $3,550,000  $4,047,000 $4,180,000
                                              ==========  ========== ==========

                       COLORADO BUSINESS BANKSHARES, INC.

         FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


   The Company's net investment in direct financing leases consists of the following:

                                                          December 31,
                                         March 31,   ------------------------
                                           2000         1999         1998
                                        -----------  -----------  -----------
                                        (unaudited)
   Minimum lease payments receivable... $24,403,000  $22,968,000  $15,324,000
   Unamortized initial direct costs....     391,000      354,000      216,000
   Estimated unguaranteed residual
    values.............................     508,000      503,000      148,000
   Unearned income.....................  (2,620,000)  (2,340,000)  (1,947,000)
                                        -----------  -----------  -----------
     Total............................. $22,682,000  $21,485,000  $13,741,000
                                        ===========  ===========  ===========

   At December 31, 1999, future minimum lease payments receivable under direct financing leases and noncancelable operating leases are as follows:

                                                          Direct      Operating
                                                     Financing Leases   Leases
                                                     ---------------- ----------
      2000..........................................   $ 9,057,000    $2,269,000
      2001..........................................     7,418,000     1,518,000
      2002..........................................     4,334,000       915,000
      2003..........................................     1,727,000        72,000
      2004..........................................       432,000            --
                                                       -----------    ----------
        Total.......................................   $22,968,000    $4,774,000
                                                       ===========    ==========

5. Premises and Equipment

   The major classes of premises and equipment are summarized as follows:

                                                              December 31,
                                                          ---------------------
                                                             1999       1998
                                                          ---------- ----------
   Leasehold improvements................................ $1,807,000 $1,055,000
   Furniture, fixtures, and equipment....................  5,393,000  4,465,000
                                                          ---------- ----------
                                                           7,200,000  5,520,000
   Accumulated depreciation..............................  3,594,000  2,636,000
                                                          ---------- ----------
                                                          $3,606,000 $2,884,000
                                                          ========== ==========

6. Certificates of Deposit

   The composition of certificates of deposit is as follows:

                                                              December 31,
                                            March 31,   ------------------------
                                               2000         1999        1998
                                           ------------ ------------ -----------
                                           (unaudited)
   Less than $100,000..................... $ 23,679,000 $ 23,870,000 $27,311,000
   $100,000 and more......................  103,015,000   98,386,000  42,162,000
                                           ------------ ------------ -----------
                                           $126,694,000 $122,256,000 $69,473,000
                                           ============ ============ ===========

                       COLORADO BUSINESS BANKSHARES, INC.

         FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


   Related interest expense is as follows:

                            Three Months Ended
                                 March 31,          Years Ended December 31
                            ------------------- --------------------------------
                               2000      1999      1999       1998       1997
                            ---------- -------- ---------- ---------- ----------
                                (unaudited)
  Less than $100,000....... $  326,000 $379,000 $1,320,000 $1,166,000 $  877,000
  $100,000 and more........  1,383,000  563,000  3,337,000  2,658,000  2,083,000
                            ---------- -------- ---------- ---------- ----------
                            $1,709,000 $942,000 $4,657,000 $3,824,000 $2,960,000
                            ========== ======== ========== ========== ==========

   Maturities of certificates of deposit of $100,000 and more are as follows:

                                                        March 31,   December 31,
                                                           2000         1999
                                                       ------------ ------------
                                                       (unaudited)
   Less than three months............................. $ 64,860,000 $57,975,000
   Three months up to six months......................   13,150,000  28,338,000
   Six months up to one year..........................   12,351,000   6,250,000
   One year and over..................................   12,654,000   5,823,000
                                                       ------------ -----------
                                                       $103,015,000 $98,386,000
                                                       ============ ===========

7. Borrowed Funds

   The Company has advances from the Federal Home Loan Bank of Topeka (FHLB) with interest rates that range from 5.18% to 6.89%. Advances are collateralized by qualifying loans and investment securities not otherwise pledged as collateral.

   Aggregate annual maturities of advances are as follows at December 31, 1999:

      Year
      ----
      2000.......................................................... $30,140,000
      2001..........................................................     140,000
      2002..........................................................     140,000
      2003..........................................................     140,000
      2004..........................................................     140,000
      Thereafter....................................................     280,000
                                                                     -----------
        Total....................................................... $30,980,000
                                                                     ===========

   Securities sold under agreements to repurchase are summarized as follows:

                                                           December 31,
                                                      -----------------------
                                                         1999        1998
                                                      ----------- -----------
      Securities with an estimated fair value of
       $53,827,000 in 1999 and $33,062,000 in 1998... $33,053,000 $24,956,000
                                                      =========== ===========

                       COLORADO BUSINESS BANKSHARES, INC.

         FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


   The Company enters into sales of securities under agreements to repurchase. The amounts received under these agreements represent short-term borrowings and are reflected as a liability in the consolidated statements of condition. Securities sold under agreements to repurchase averaged $40,421,000 and $18,811,000 and the maximum amounts outstanding at any month-end during 1999 and 1998 were $51,982,000 and $24,956,000, respectively. At December 31, 1999, the weighted average interest rate was 4.53%.

8. Income Taxes

   The components of consolidated income tax expense are as follows:

                         Three Months Ended
                              March 31,            Years Ended December 31,
                         --------------------  ----------------------------------
                            2000       1999       1999        1998        1997
                         ----------  --------  ----------  ----------  ----------
                             (unaudited)
Current tax expense..... $1,072,000  $655,000  $3,529,000  $2,295,000  $1,586,000
Deferred tax benefit....    (75,000)  (35,000)   (527,000)   (264,000)   (341,000)
                         ----------  --------  ----------  ----------  ----------
  Total................. $  997,000  $620,000  $3,002,000  $2,031,000  $1,245,000
                         ==========  ========  ==========  ==========  ==========

   A deferred tax asset or liability is recognized for the tax consequences of temporary differences in the recognition of revenue and expense for financial and tax reporting purposes. The net change during the year in the deferred tax asset or liability results in a deferred tax expense or benefit. The temporary differences, tax effected, which give rise to the Company's net deferred tax assets are as follows:

                                                             December 31,
                                              March 31,  ---------------------
                                                2000        1999       1998
                                             ----------- ---------- ----------
                                             (unaudited)
   Deferred tax assets:
   Allowance for loan losses................ $1,672,000  $1,594,000 $1,097,000
   Unrealized loss on available-for-sale
    securities..............................    511,000     559,000         --
   True lease adjustment....................    549,000     438,000         --
   Depreciation.............................         --          --     23,000
   Deferred loan fees.......................    346,000     309,000    170,000
   Vacation and other accrued liabilities...     54,000      49,000     30,000
   Other....................................     70,000      84,000     53,000
                                             ----------  ---------- ----------
       Total deferred tax assets............  3,202,000   3,033,000  1,373,000
                                             ==========  ========== ==========
   Deferred tax liabilities:
   Depreciation.............................    310,000     227,000         --
   Sale of assets...........................    317,000     288,000         --
   Building leasehold improvements..........         --          --     95,000
   Unrealized gain on available-for-sale
    securities..............................         --          --    172,000
   Deferred initial direct lease costs......    222,000     179,000    110,000
   Prepaid assets...........................    131,000     147,000     62,000
                                             ----------  ---------- ----------
       Total deferred tax liabilities.......    980,000     841,000    439,000
                                             ----------  ---------- ----------
   Net deferred tax assets.................. $2,222,000  $2,192,000 $  934,000
                                             ==========  ========== ==========

                       COLORADO BUSINESS BANKSHARES, INC.

         FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


   A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

                           Three Months
                               Ended
                             March 31,           Years Ended December 31,
                         ------------------  ----------------------------------
                           2000      1999       1999        1998        1997
                         --------  --------  ----------  ----------  ----------
                            (unaudited)
Computed at the
 statutory rate
 (35% in 2000, 34% in
 1999).................. $872,000  $553,000  $2,693,000  $1,784,000  $1,053,000
Increase (decrease)
 resulting from:
  Tax exempt interest
   income on loans and
   securities...........   (3,000)   (6,000)    (22,000)    (24,000)    (10,000)
  Nondeductible goodwill
   amortization.........   38,000    37,000     149,000     148,000     148,000
  State income taxes,
   net of federal income
   tax effect...........   81,000    65,000     256,000      71,000      65,000
  Meals and
   entertainment........    6,000        --      26,000          --          --
  Other.................    3,000   (29,000)   (100,000)     52,000     (11,000)
                         --------  --------  ----------  ----------  ----------
Actual tax provision.... $997,000  $620,000  $3,002,000  $2,031,000  $1,245,000
                         ========  ========  ==========  ==========  ==========

9. Shareholders' Equity

   Preferred Stock -- The Board of Directors is authorized, among other things, to fix the designation and the powers, preferences and relative participating, optional and other special rights for preferred shares. All outstanding preferred stock was redeemed in 1998.

   Stock Split -- In May 1998, the shareholders approved a 4.7125 for 1 stock split of the Company's common stock and increased authorized shares to 25,000,000. In addition, the shareholders approved an increase in the number of preferred shares authorized to 2,000,000 shares. All references to outstanding shares, options and earnings per share for all periods have been adjusted for the stock split.

   Stock Options -- The Company has adopted several incentive stock option plans to reward and provide long-term incentives for directors and key employees of the Company. The term of all options issued may not exceed ten years.

   The Company granted other stock options ("Other Options") in 1994 to individuals for their contributions to the Company which were immediately exercisable at $2.12 per share. An aggregate of 188,500 shares of common stock were reserved for issuance under these agreements. All of these options were exercised in February 1998.

   The 1995 Incentive Stock Option Plan (the "1995 Plan") authorizes the issuance of 197,925 shares of Common Stock. One-fourth of the options included under the 1995 Plan vest on each of the first four anniversaries of the grant. Under the 1995 Plan, Incentive Stock Options may not be granted at an

                       COLORADO BUSINESS BANKSHARES, INC.

         FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

exercise price of less than the fair market value of the Common Stock on the date of grant. Shares available for grant at December 31, 1999 totaled 3,412.

   The 1997 Incentive Stock Option Plan (the "1997 Plan") reserves 101,036 shares for issuance at not less than the market value of the Company's stock at the date of grant. The majority of the options issued under the 1997 Plan are exercisable commencing one year from the date of grant and vest 25% per year thereafter becoming fully exercisable after four years. Shares available for grant at December 31, 1999 totaled 14,534.

   In May 1998, the Company approved the 1998 Stock Incentive Plan (the "1998 Plan"). The maximum number of shares authorized to be issued under the 1998 Plan is 225,000 shares of Common Stock, and the maximum number of shares underlying awards that may be granted to an individual employee in a calendar year is 22,500 shares of Common Stock. The exercise price for options granted under the 1998 Plan must be at least equal to 100% of the fair market value of the Common Stock on the date of grant. The 1998 Plan permits the granting of Incentive Stock Options and non-qualified stock options. Options granted under the 1998 plan have vesting schedules ranging from immediately exercisable to being exercisable four years from the grant date. Shares available for grant at December 31, 1999 totaled 65,756. In January 2000, the Company's Board of Directors approved, subject to shareholder approval, an amendment to the 1998 plan that will increase the number of shares eligible to be granted to 425,000.

   The following is a summary of changes in shares under option (excluding Other Options discussed above):

                                   1999             1998             1997
                             ---------------- ---------------- ----------------
                                     Weighted         Weighted         Weighted
                                     Average          Average          Average
                                     Exercise         Exercise         Exercise
                             Shares   Price   Shares   Price   Shares   Price
                             ------- -------- ------- -------- ------- --------
Outstanding, beginning of
 year......................  277,826  $ 3.83  245,051  $3.12   157,162  $2.54
  Granted..................  166,110   15.94   39,844   8.60   102,733   4.00
  Exercised................    1,191    7.43       --     --       358   2.12
  Forfeited................    4,022    8.49    7,069   6.15    14,486   3.18
                             -------  ------  -------  -----   -------  -----
Outstanding, end of year...  438,723  $ 8.10  277,826  $3.83   245,051  $3.12
                             =======  ======  =======  =====   =======  =====
Options exercisable, end of
 year......................  234,264  $ 5.46  127,827  $2.75    67,153  $2.43
                             =======  ======  =======  =====   =======  =====

   The outstanding options at December 31, 1999 were exercisable at prices ranging from $2.12 to $18.00 per share. The weighted-average remaining contractual life of options outstanding at December 31, 1999 was 7.57 years.

   The Company has elected to continue to account for its stock options using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for its stock option plans. The Company estimated the fair value of options granted in 1999 and 1998 to be $538,000 and $41,000, respectively using the Black-Scholes

                       COLORADO BUSINESS BANKSHARES, INC.

         FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

option pricing model prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation." The fair value of each stock option grant is estimated using the Black-Scholes option pricing model with the following weighted average assumptions for 1999 and 1998, respectively: risk-free interest rate of 6.56% and 4.72%; expected dividend yield of 1.64% and 0%; expected life of five years; and expected volatility of 38.09% and 36.16%. Had compensation cost been determined based on fair value at the grant date for the Company's stock options in accordance with SFAS No. 123, the proforma effect on net income in 1999 and 1998 would have been a decrease of $131,000 and $48,000, respectively. The effect on earnings per share is not material.

   Dividends -- At December 31, 1999, the Company's ability to pay dividends on its common stock, if it determines to do so, is largely dependent upon the payment of dividends by the Bank. At December 31, 1999, the Bank could have paid total dividends to the Company of approximately $8.6 million, without prior regulatory approval.

   Earnings Per Share -- Income available to common shareholders and the weighted average shares outstanding used in the calculation of Basic and Diluted Earnings Per Share are as follows:

                          Three Months Ended
                               March 31,           Years Ended December 31,
                         --------------------- --------------------------------
                            2000       1999       1999       1998       1997
                         ---------- ---------- ---------- ---------- ----------
                              (unaudited)
Net income.............. $1,494,000 $1,007,000 $4,919,000 $3,216,000 $1,853,000
Less: Preferred stock
 dividends..............         --         --         --     77,000    116,000
                         ---------- ---------- ---------- ---------- ----------
Income available to
 common shareholders.... $1,494,000 $1,007,000 $4,919,000 $3,139,000 $1,737,000
                         ---------- ---------- ---------- ---------- ----------
Weighted average shares
 outstanding -- basic
 earnings per share.....  6,698,118  6,673,481  6,673,484  5,880,419  4,690,852
Effect of dilutive
 securities -- stock
 options................    177,625    190,822    191,509    214,488    111,926
                         ---------- ---------- ---------- ---------- ----------
Weighted average shares
 outstanding -- diluted
 earnings per share.....  6,875,743  6,864,303  6,864,993  6,094,907  4,802,778
                         ========== ========== ========== ========== ==========

   In January 2000, the Company's Board of Directors approved the adoption of an Employee Stock Purchase Plan ("ESPP"), subject to shareholder approval, which provides that all employees may elect to have a percentage of their payroll deducted and applied to the purchase of Common Stock at a discount. In addition, the Company may contribute up to 50% of an employee's deduction toward the purchase of additional Common Stock. The ESPP will be administered by a committee of two or more directors of the Company appointed by the Board of Directors that are not employees or officers of the Company.

10. Commitments and Contingencies

   Employee Profit Sharing Trust -- The Company has a defined contribution pension plan covering substantially all employees. Employees may contribute up to 15% of their compensation with the

                       COLORADO BUSINESS BANKSHARES, INC.

         FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

Company's discretionary matching within the limits defined for a 401(k) Plan. Employer contributions charged to expense for 1999, 1998 and 1997 were $277,000, $149,000 and $123,000, respectively.

   Lease Commitments -- The Company entered into various operating lease agreements for office space. Most of the leases are subject to rent escalation provisions in subsequent years, and have renewal options at the end of the initial lease terms. Total rental expense for the years ended December 31, 1999, 1998 and 1997 was $1,034,000, $686,000 and $533,000, respectively. The
Company's corporate office lease expires June 30, 2009. In 1998, certain officers and directors acquired the building in which the corporate office is located and certain banking operations are performed. Future minimum lease payments at December 31, 1999 under all noncancelable operating leases are as follows:

      2000........................................................... $1,249,000
      2001...........................................................  1,133,000
      2002...........................................................  1,103,000
      2003...........................................................  1,069,000
      2004...........................................................    878,000
      Thereafter.....................................................  3,625,000
                                                                      ----------
        Total........................................................ $9,057,000
                                                                      ==========

   Minimum payments have not been reduced by minimum sublease rentals of $69,000 due in the future under a non-cancelable sublease.

   Financial Instruments with Off-Balance Sheet Risk -- In the normal course of business the Company has entered into financial instruments which are not reflected in the accompanying consolidated financial statements. These financial instruments include commitments to extend credit and stand-by letters of credit. The Company had the following commitments:

                                                March 31, 2000 December 31, 1999
                                                -------------- -----------------
                                                 (unaudited)
   Commitments to originate commercial or real
    estate construction loans and unused lines
    of credit granted to customers............   $141,942,000    $160,717,000
                                                 ============    ============
   Commitments to fund consumer loans:
     Personal lines of credit and equity
      lines...................................   $  9,281,000    $  8,486,000
                                                 ============    ============
     Overdraft protection plans...............   $  5,724,000    $  4,831,000
                                                 ============    ============
   Letters of credit..........................   $  4,537,000    $  4,811,000
                                                 ============    ============

   The Company makes contractual commitments to extend credit and provide standby letters of credit, which are binding agreements to lend money to its customers at predetermined interest rates for a specific period of time. The credit risk involved in issuing these financial instruments is essentially the same as that involved in granting on-balance sheet financial instruments. As such, the Company's exposure to credit loss in the event of non-performance by the counter-party to the financial instrument is represented

                       COLORADO BUSINESS BANKSHARES, INC.

         FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

by the contractual amounts of those instruments. However, the Company applies the same credit policies, standards and ongoing reassessments in making commitments and conditional obligations as they do for loans. In addition, the amount and type of collateral obtained, if deemed necessary upon extension of a loan commitment or standby letter of credit, is essentially the same as the collateral requirements provided for loans. Additional risk associated with providing these commitments arise when they are drawn upon, such as the demands on liquidity the Bank would experience if a significant portion were drawn down at the same time. However, this is considered unlikely, as many commitments expire without being drawn upon and therefore do not necessarily represent future cash requirements.

   Employment Contracts -- Certain officers of the Company have entered into employment agreements providing for salaries and fringe benefits. In addition, severance is provided in the event of termination for other than cause and under certain changes in control a lump sum payment is required.

   Other Matters -- The Company is involved in various lawsuits which have arisen in the normal course of business. It is management's opinion, based upon advice of legal counsel, that the ultimate outcome of these lawsuits will not have a material impact upon the financial condition or results of operations of the Company.

11. Regulatory Matters

   The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company and the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets, and of Tier I capital to average assets. Management believes, as of December 31, 1999 and 1998, that the Company and Bank meet all capital adequacy requirements to which they are subject.

   As of December 31, 1999, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events that management believes have changed the Bank's categories.

                       COLORADO BUSINESS BANKSHARES, INC.

         FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


   The following table shows the Company and the Bank's actual capital amounts and ratios and regulatory thresholds as of December 31, 1999 and 1998:

                                                                  To Be "Well
                                                                 Capitalized"
                                                                 Under Prompt
                                                For Capital    Corrective Action
                               Actual        Adequacy Purposes    Provisions
                          -----------------  ----------------- -----------------
As of December 31, 1999     Amount    Ratio    Amount    Ratio   Amount    Ratio
-----------------------   ----------- -----  ----------- ----- ----------- -----
Company
Total capital
 (to risk weighted
 assets)................. $41,622,000 10.7%  $31,265,000  8.0%         N/A  N/A
Tier I capital
 (to risk weighted
 assets).................  37,037,000  9.5%   15,632,000  4.0%         N/A  N/A
Tier I capital
 (to average assets).....  37,037,000  7.8%   18,893,000  4.0%         N/A  N/A
Colorado Business Bank,
 N.A.
Total capital
 (to risk weighted
 assets)................. $40,297,000 10.3%  $31,242,000  8.0% $39,052,000 10.0%
Tier I capital
 (to risk weighted
 assets).................  35,712,000  9.1%   15,621,000  4.0%  23,431,000  6.0%
Tier I capital
 (to average assets).....  35,712,000  7.6%   18,872,000  4.0%  23,591,000  5.0%
                                                                  To Be "Well
                                                                 Capitalized"
                                                                 Under Prompt
                                                For Capital    Corrective Action
                               Actual        Adequacy Purposes    Provisions
                          -----------------  ----------------- -----------------
As of December 31, 1998     Amount    Ratio    Amount    Ratio   Amount    Ratio
-----------------------   ----------- -----  ----------- ----- ----------- -----
Company
Total capital
 (to risk weighted
 assets)................. $35,382,000 13.9%  $20,426,000  8.0%         N/A  N/A
Tier I capital
 (to risk weighted
 assets).................  32,189,000 12.6%   10,213,000  4.0%         N/A  N/A
Tier I capital
 (to average assets).....  32,189,000  9.8%   13,205,000  4.0%         N/A  N/A
Colorado Business Bank,
 N.A.
Total capital
 (to risk weighted
 assets)................. $34,596,000 13.6%  $20,406,000  8.0% $25,508,000 10.0%
Tier I capital
 (to risk weighted
 assets).................  31,406,000 12.3%   10,203,000  4.0%  15,305,000  6.0%
Tier I capital
 (to average assets).....  31,406,000  9.1%   13,764,000  4.0%  15,305,000  5.0%

                       COLORADO BUSINESS BANKSHARES, INC.

         FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

12. Comprehensive Income (loss)

   Comprehensive income (loss) is the total of (1) net income plus (2) all other changes in net assets arising from non-owner sources, which are referred to as other comprehensive income (loss). Presented below are the changes in other comprehensive income (loss) for the periods indicated.

                                                           1999        1998
                                                        -----------  ---------
Other comprehensive income (loss), before tax:
  Unrealized (loss) gain on available for sale
   securities arising during the period................ $(1,959,000) $ 455,000
  Reclassification adjustment for gains arising during
   the period..........................................          --   (161,000)
                                                        -----------  ---------
Other comprehensive (loss) income, before tax..........  (1,959,000)   294,000
Tax benefit (expense) related to items of other
 comprehensive (loss) income...........................     731,000   (110,000)
                                                        -----------  ---------
Other comprehensive (loss) income, net of tax.......... $(1,228,000) $ 184,000
                                                        ===========  =========

13. Fair Value of Financial Instruments

   The following disclosure of the estimated fair value of the Company's financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data in order to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                              March 31, 2000           December 31, 1999         December 31, 1998
                         ------------------------- ------------------------- -------------------------
                                       Estimated                 Estimated                 Estimated
                           Carrying       Fair       Carrying       Fair       Carrying       Fair
                            Value        Value        Value        Value        Value        Value
                         ------------ ------------ ------------ ------------ ------------ ------------
                                (unaudited)
Financial assets:
 Cash and cash
  equivalents........... $ 31,370,000 $ 31,370,000 $ 18,687,000 $ 18,687,000 $ 20,258,000 $ 20,258,000
 Investment securities
  available for sale....   96,029,000   96,029,000  101,456,000  101,456,000   96,463,000   96,463,000
 Investment securities
  held to maturity......    5,519,000    5,540,000    5,620,000    5,648,000    9,370,000    9,481,000
 Other investments......    3,350,000    3,350,000    2,845,000    2,845,000    2,104,000    2,104,000
 Loans and leases, net..  358,709,000  352,005,000  346,094,000  340,028,000  223,279,000  223,015,000
 Accrued interest
  receivable............    2,496,000    2,496,000    2,167,000    2,167,000    1,597,000    1,597,000
Financial liabilities:
 Deposits...............  419,308,000  382,259,000  383,329,000  348,011,000  273,028,000  258,240,000
 Federal funds
  purchased.............           --           --    1,300,000    1,300,000    3,500,000    3,500,000
 Securities sold under
  agreements to
  repurchase............   36,736,000   36,735,000   33,053,000   33,050,000   24,956,000   24,937,000
 Advances from Federal
  Home Loan Bank........   10,980,000   10,931,000   30,980,000   30,926,000   26,120,000   26,185,000
 Accrued interest
  payable...............      873,000      873,000      829,000      829,000      397,000      397,000

                      COLORADO BUSINESS BANKSHARES, INC.

        FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED)
             AND THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

   The estimation methodologies utilized by the Company are summarized as follows:

   Cash and Cash Equivalents -- For cash and due from banks the carrying amount is a reasonable estimate of fair value.

   Investment Securities -- For investment securities, fair value equals the quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar investment securities.

   Other Investments -- The estimated fair value of other investments approximates their carrying value.

   Loans and Leases -- The fair value of fixed rate loans and leases is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. In computing the estimate of fair value for all loans and leases, the estimated cash flows and/or carrying value have been reduced by specific and general reserves for loan losses.

   Accrued Interest Receivable/Payable -- The carrying amount of accrued interest receivable/payable is a reasonable estimate of fair value due to the short-term nature of these amounts.

   Deposits -- The fair value of demand deposits, NOW, savings accounts, and money market deposits is estimated by discounting the expected life of each deposit category at an index of the Federal Home Loan Bank advance rate curve. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits with similar remaining maturities.

   Federal Funds Purchased -- The estimated fair value of variable rate borrowed funds approximates their carrying value.

   Securities Sold under Agreements to Repurchase and Advances from the Federal Home Loan Bank -- Estimated fair value is based on discounting cash flows for comparable instruments.

   Commitments to Extend Credit and Standby Letters of Credit -- The Company's off-balance sheet commitments are funded at current market rates at the date they are drawn upon. It is management's opinion that the fair value of these commitments would approximate their carrying value, if drawn upon.

   The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1999 and 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

14. Segments

   The Company's principal activities include Commercial Banking and Equipment Leasing. Commercial banking offers a broad range of sophisticated banking products and services, including credit, cash management, investment, deposit and trust products. The Equipment Leasing segment offers leasing

                       COLORADO BUSINESS BANKSHARES, INC.

         FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

programs for computers, telecommunications equipment, telephone systems, business furniture, manufacturing equipment, materials handling equipment and other capital equipment.

   The financial information for each business segment reflect those which are specifically identifiable or which are allocated based on an internal allocation method. The allocation has been consistently applied for all periods presented. Revenues from affiliated transactions, principally the Commercial Banking division's funding of the Equipment Leasing activity, are charged generally at rates available to and transacted with unaffiliated customers.

   Results of operations and selected financial information by operating segment are as follows:

                                                       Years Ended December
                                                                31,
                                                      -------------------------
                                                       1999     1998     1997
                                                      -------  -------  -------
                                                      (Dollars in thousands)
Total interest income:
  Commercial Banking................................. $32,201  $24,022  $18,463
  Equipment Leasing..................................   1,435      932      580
  Holding Company....................................      25       89       --
  Eliminations.......................................  (1,252)  (1,144)    (896)
                                                      -------  -------  -------
Consolidated......................................... $32,409  $23,899  $18,147
                                                      =======  =======  =======
Total interest expense
  Commercial Banking................................. $11,843  $ 8,335  $ 6,466
  Equipment Leasing..................................   1,287    1,085       --
  Holding Company....................................      --      301      732
  Eliminations.......................................  (1,251)  (1,144)    (182)
                                                      -------  -------  -------
Consolidated......................................... $11,879  $ 8,577  $ 7,016
                                                      =======  =======  =======
Provision for loan and lease losses:
  Commercial Banking................................. $ 1,425  $ 1,114  $   949
  Equipment Leasing..................................      48       74       --
                                                      -------  -------  -------
Consolidated......................................... $ 1,473  $ 1,188  $   949
                                                      =======  =======  =======
Other noninterest income:
  Commercial Banking................................. $ 2,243  $ 1,769  $ 1,754
  Equipment Leasing..................................   2,538    2,521    1,561
  Holding Company....................................   5,896    4,033    2,945
  Eliminations.......................................  (6,067)  (4,077)  (2,957)
                                                      -------  -------  -------
Consolidated......................................... $ 4,610  $ 4,246  $ 3,303
                                                      =======  =======  =======

                       COLORADO BUSINESS BANKSHARES, INC.

         FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999 (UNAUDITED)
              AND THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                    Years Ended December 31,
                                                   ----------------------------
                                                     1999      1998      1997
                                                   --------  --------  --------
                                                     (Dollars in thousands)
Depreciation and amortization:
  Commercial Banking.............................. $  1,366  $  1,032  $    926
  Equipment Leasing...............................    2,053     1,914     1,191
  Holding Company.................................       28        18        24
  Eliminations....................................       --        --        --
                                                   --------  --------  --------
Consolidated...................................... $  3,447  $  2,964  $  2,141
                                                   ========  ========  ========
Income tax expense (benefit):
  Commercial Banking.............................. $  3,043  $  2,341  $  1,858
  Equipment Leasing...............................       69       (36)      (78)
  Holding Company.................................     (110)     (274)     (535)
                                                   --------  --------  --------
Consolidated...................................... $  3,002  $  2,031  $  1,245
                                                   ========  ========  ========
Net income (loss):
  Commercial Banking.............................. $  5,140  $  3,649  $  2,723
  Equipment Leasing...............................      146       (52)     (139)
  Holding Company.................................    4,919     3,216     1,853
  Eliminations....................................   (5,286)   (3,597)   (2,584)
                                                   --------  --------  --------
Consolidated...................................... $  4,919  $  3,216  $  1,853
                                                   ========  ========  ========
Identifiable assets:
  Commercial Banking.............................. $491,376  $365,837  $276,556
  Equipment Leasing...............................   26,137    18,512    12,560
  Holding Company.................................   41,015    37,279    25,332
  Eliminations....................................  (66,519)  (55,078)  (50,389)
                                                   --------  --------  --------
Consolidated...................................... $492,009  $366,550  $264,059
                                                   ========  ========  ========
Capital expenditures:
  Commercial Banking.............................. $  1,469  $  2,416  $    345
  Equipment Leasing...............................       77        32        12
  Holding Company.................................      178       131        13
                                                   --------  --------  --------
Consolidated...................................... $  1,724  $  2,579  $    370
                                                   ========  ========  ========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           800,000 Capital Securities

                  COLORADO BUSINESS BANKSHARES CAPITAL TRUST I
                         % Cumulative Capital Securities
              fully, irrevocably and unconditionally guaranteed by
                  [LOGO OF COLORADO BUSINESS BANKSHARES, INC.]




                              --------------------


     Dain Rauscher Wessels

                                                  Howe Barnes Investments, Inc.

                              --------------------

                                        , 2000

                              --------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of the Common Stock being registered hereby.

   Item                                                                 Amount
   ----                                                                --------
   SEC registration fee............................................... $  5,280
   NASD filing and Listing fee........................................   29,525
   Blue Sky fees and expenses.........................................    5,000
   Printing and engraving expenses....................................   50,000
   Legal fees and expenses............................................   80,000
   Auditors' accounting fees and expenses.............................   60,000
   Transfer Agent and Registrar fees..................................    2,500
   Miscellaneous expenses.............................................   20,000
                                                                       --------
     Total............................................................ $252,305
                                                                       ========

Item 14. Indemnification of Directors and Officers.

   The Registrant's Articles of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the fullest extent now or hereafter permitted by Colorado law. Under such provisions, any director or officer who, in his or her capacity as such, is made, or threatened to be made, a party to any suit or proceeding will be indemnified if such director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The Articles of Incorporation, Bylaws and Colorado law further provide that such indemnification is not exclusive of any other rights to which such individual may be entitled under the Articles of Incorporation, Bylaws, any agreement, insurance policies, vote of shareholders or disinterested directors or otherwise.

   In addition, the Articles of Incorporation provide that, to the full extent now or hereafter permitted by Colorado law, the Registrant's directors will not be liable for monetary damages for breach of their fiduciary duty of care to the Registrant and its shareholders. This provision in the Articles of Incorporation does not eliminate the directors' fiduciary duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Colorado law. Each director will continue to be subject to liability for breach of his or her duty of loyalty to the Registrant and its shareholders for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for certain activities prohibited by Colorado law (relating primarily to the unlawful payment of dividends or repurchase of stock), or for any transaction from which the director derived an improper personal benefit. This provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

   The Registrant maintains director's and officers' liability insurance with a $1.5 million limit per year per occurrence. The Registrant pays annual premiums and expenses relating to the policy of approximately $10,000 per year.

Item 15. Recent Sales of Unregistered Securities.

   NONE

Item 16. Exhibits and Financial Statement Schedules.

   See Exhibit Index.

Item 17. Undertakings.

   The Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed the Securities Act and will be governed by the final adjudication of such issue.

   The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act:

     (1) the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

     (2) each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, in the City and County of Denver, State of Colorado, on the 23rd day of May, 2000.

                                        Colorado Business Bankshares, Inc.

                                           /s/ Steven Bangert
                                        By: ___________________________________
                                          Steven Bangert
                                          Chairman of the Board and Chief
                                           Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Steven Bangert and Jonathan C. Lorenz and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----
/s/ Richard J. Dalton-                 Executive Vice President      May 23, 2000
______________________________________  and Chief Financial
Richard J. Dalton                       Officer
/s/ Lyne B. Andrich-                   Senior Vice President and     May 23, 2000
______________________________________  Controller
Lyne B. Andrich
/s/ Jonathan C. Lorenz-                Vice Chairman of the Board    May 23, 2000
______________________________________  and President
Jonathan C. Lorenz
/s/ Virginia K. Berkeley-              Director                      May 23, 2000
______________________________________
Virginia K. Berkeley
/s/ Michael B. Burgamy-                Director                      May 23, 2000
______________________________________
Michael B. Burgamy
/s/ Timothy J. Travis-                 Director                      May 23, 2000
______________________________________
Timothy J. Travis
 -                                     Director
______________________________________
Mark S. Kipnis
 -                                     Director
______________________________________
Noel N. Rothman
 -                                     Director
______________________________________
Howard R. Ross

   Pursuant to the requirements of the Securities Act of 1933, Colorado Business Bankshares Capital Trust I has duly caused this Registration Statement to be signed on its behalf by the undersigned, in the City and County of Denver, State of Colorado, on the 23rd day of May, 2000.

                                Colorado Business Bankshares Capital Trust I

                                           /s/ Richard J. Dalton
                                        By: ___________________________________
                                          Richard J. Dalton
                                          Administrative Trustee

                                           /s/ Lyne B. Andrich
                                        By: ___________________________________
                                          Lyne B. Andrich
                                          Administrative Trustee

                                           /s/ Jonathan C. Lorenz
                                        By: ___________________________________
                                          Jonathan C. Lorenz
                                          Administrative Trustee

                                 EXHIBIT INDEX

 Exhibit No.                             Description
 -----------                             -----------
 *1.1        Underwriting Agreement for Capital Securities.
  3.1        Amended and restated Articles of Incorporation of Co-Registrant.
             (1)
  3.2        Amended and restated Bylaws of Co-Registrant. (1)
 *4.1        Indenture.
 *4.2        Subordinated Debenture.
 *4.3        Certificate of Trust.
 *4.4        Trust Agreement.
 *4.5        Amended and Restated Trust Agreement.
 *4.6        Capital Securities Certificate.
 *4.7        Capital Securities Guarantee Agreement.
 *4.8        Agreement of Expenses and Liabilities.
  4.9        Shareholders Agreement of Colorado Business Leasing, Inc., dated as of March 29, 1996, by and among The Women's Bank, N.A.,
              Richard M. Hall, Jr., James F. Enssle, Andrea J. Johnson and
              Colorado Business Leasing, Inc. (1)
 *5.1        Opinion of Arnold & Porter.
 *5.2        Opinion of Richards, Layton & Finger, P.A.
 *8.1        Tax Opinion of Arnold & Porter.
 10.1        License Agreement, dated as of November 19, 1997, by and between
              Jack Henry & Associates, Inc. and Colorado Business Bank, N.A.
              (1)
 10.2        Contract Modification, dated as of November 19, 1997, by and between Jack Henry & Associates, Inc. and Colorado Business Bank,
              N.A. (1)
 10.3        Computer Software Maintenance Agreement, dated as of November 19,
              1997, by and between Jack Henry & Associates, Inc. and Colorado
              Business Bank, N.A. (1)
 10.4        Employment Agreement, dated as of March 1, 1995, by and between
              Equitable Bankshares of Colorado, Inc. and Jonathan C. Lorenz.
              (1)
 10.5        Employment Agreement, dated as of May 8, 1995, by and between
              Equitable Bankshares of Colorado, Inc. and Virginia K. Berkeley.
              (1)
 10.6        Employment Agreement, dated as of January 3, 1998, by and between
              Colorado Business Bankshares, Inc. and Richard J. Dalton. (1)
 10.7        Employment Agreement, dated as of February 29, 1996, by and between Equitable Bankshares of Colorado, Inc. and Darrell J.
              Schulte. (1)
 10.8        Employment Agreement, dated as of June 12, 1995, by and between
              Colorado Business Bankshares, Inc. and Charles E. Holmes. (1)
 10.9        Employment Agreement, dated as of November 16, 1997, by and between Colorado Business Bankshares, Inc. and Andrew L. Bacon.
              (1)
 10.10       Employment Agreement, dated as of October 1, 1997, by and between
              Colorado Business Bankshares, Inc. and K. Denise Albrecht. (1)
 10.11       Employment Agreement, dated as of March 29, 1996, by and between
              Colorado Business Leasing, Inc. and Richard M. Hall, Jr. (1)
 10.12       Employment Agreement, dated as of September 29, 1995, by and between Equitable Bankshares of Colorado, Inc. and Katherine H.
              Kaley. (1)
 10.13       Employment Agreement, dated as of January 8, 1996, by and between
              Colorado Business Bankshares, Inc. and Robert J. Ostertag. (1)

-----------------
*  To be filed by amendment.
(1)Incorporated herein by reference from the Registrant's Registration Statement on Form SB-2 (File No. 333-50037).

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

 Exhibit No.                             Description
 -----------                             -----------
  10.14      Retail Lease, dated as of April 1, 1991, by and between
              Southbridge Plaza, L.P. and Equitable Bank of Littleton, N.A. (1)
  10.15      First Amendment to Retail Lease, dated as of January 4, 1996, by and between Southbridge Plaza, L.P. and Colorado Business Bank,
              N.A., formerly known as Equitable Bank of Littleton, N.A. (1)
  10.16      Office Lease, dated as of December 2, 1996, by and between Elliott
              Kiowa, Inc. and Colorado Business Bank, N.A. (1)
  10.17      Lease, dated as of December 1, 1997, by and between Spencer
              Enterprises and Colorado Business Bank, N.A. (1)
  10.18      Office Lease, dated as of February 23, 1996, by and between
              Colorado Business Leasing, Inc. and Denver Place Associates
              Limited Partnership. (1)
  10.19      Lease Agreement between Kesef, LLC and Colorado Business
              Bankshares, Inc. (2)
  10.20      Office Lease Between SFP Realty, Ltd., L.L.P. and Colorado
              Business Bank of Boulder National Association (2)
  10.21      Office Building Lease between Hanover Resources Inc. and Colorado
              Business Bank, N.A. (2)
  10.22      Employment Agreement between Colorado Business Bankshares, Inc.
              and Kevin G. Quinn (2)
  10.23      Lease Agreement between Edwards Interchange II, LLC and Colorado
              Business Bank, National Association (3)
  10.24      Office Lease between Bank One, Colorado, N.A., as Trustee for the
              Frank G. Jamison Trust, dated September 2, 1956 and Colorado
              Business Bank, N.A. (3)
  10.25      Lease, dated July 27, 1999, between Joan H. Travis and Colorado
              Business Bank, N.A. (1)
  10.26      Employment Agreement, dated April 12, 1999, by and between
              Colorado Business Bankshares, Inc. and Randal Garman. (4)
  10.27      Employment Agreement, dated May 20, 1998, by and between Colorado
              Business Bankshares, Inc. and J. Henry Schonewise. (4)
  10.28      Employment Agreement, dated January 1, 2000, by and between
              Colorado Business Bankshares, Inc. and Lyne Andrich. (5)
  10.29      Promissory note between American National Bank and Trust Company of Chiago and Colorado Business Bankshares, Inc. (5)
  21.1       List of Co-Registrant's subsidiaries.
  23.1       Consent of Deloitte & Touche LLP.
 *23.2       Consent of Arnold & Porter.
 *23.3       Consent of Richards, Layton & Finger, P.A.
  24.1       Power of Attorney (included as part of Signature Pages).
 *25.1       Form T-1 Statement of Eligibility under the Trust Indenture Act of
              1939, as amended, of First Union Trust Company, National
              Association, as trustee under the Indenture.
 *25.2       Form T-1 Statement of Eligibility under the Trust Indenture Act of
              1939, as amended, of First Union Trust Company, National
              Association, as trustee under the Trust Agreement.
 *25.3       Form T-1 Statement of Eligibility under the Trust Indenture Act of
              1939, as amended, of First Union Trust Company, National
              Association, as trustee under the Guarantee Agreement.
  27.1       Financial Data Schedule. (5)

-----------------
*To be filed by amendment.
(1)Incorporated herein by reference from the Registrant's Registration Statement on Form SB-2 (File No. 333-50037).
(2)Incorporated herein by reference from the Registrant's Quarterly Report on Form 10-KSB for the quarter ended September 30, 1998, as filed on November 13, 1998.
(3)Incorporated herein by reference from the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999, as filed on May 17, 1999.
(4)Incorporated herein by reference from Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999, as filed on November 12, 1999.
(5)Incorporated herein by reference from Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000, as filed on May 12, 2000.

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